UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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March 21, 2013
Dear Shareholder:

We cordially invite you to attend our 2013 Annual Meeting of Shareholders, which will be held on Wednesday, May 1, 2013, at 10:00 a.m., E.D.T., at EMC's facility at 176 South Street, Hopkinton, Massachusetts. A map with directions to the meeting is on the last page of the attached Proxy Statement.

At the meeting you are being asked to vote on the following matters:

1.	Election of the eleven members listed in the attached Proxy Statement to the Board of Directors,

2.	Ratification of the selection by the Audit Committee of EMC's independent auditors, as described in the attached Proxy Statement,

3.	Advisory approval of our executive compensation, as described in the attached Proxy Statement,

4.	Approval of the EMC Corporation Amended and Restated 2003 Stock Plan, as described in the attached Proxy Statement,

5.	Approval of the EMC Corporation Amended and Restated 1989 Employee Stock Purchase Plan, as described in the attached Proxy Statement, and

6.	Approval of amendments to EMC's Articles of Organization and Bylaws to allow shareholders to act by written consent by less than unanimous approval, as described in the attached Proxy Statement.

Your Board of Directors recommends that you vote FOR each of these proposals. You are also being asked to act on a shareholder proposal, as described in the attached Proxy Statement. Your Board of Directors recommends that you vote AGAINST the shareholder proposal. You should carefully read the attached Proxy Statement which contains detailed information about each of these proposals.

If you plan to join us at the meeting, please go to www.emc.com/annualmeeting2013 to complete the registration form. The deadline for registration is April 24, 2013. All shareholders who attend the meeting will be required to present valid government-issued picture identification, such as a driver's license or passport. Check-in will begin at 9:00 a.m., E.D.T.

Following completion of the scheduled business, we will report on EMC's operations and answer questions. We hope that you will be able to join us on May 1st.

Very truly yours,
JOSEPH M. TUCCI
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the meeting, please vote as soon as possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares on proposals 1, 3, 4, 5, 6 or 7 unless they receive specific instructions from you.  We strongly encourage you to vote.

We encourage you to vote by Internet.  It is convenient for you and saves us significant postage and processing costs. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Annual Meeting and Voting” beginning on page 94 of the attached Proxy Statement.

We have been advised that many states are strictly enforcing escheatment laws and requiring shares held in “inactive” accounts to be escheated to the state in which the shareholder was last known to reside. One way you can ensure your account is active is to vote your shares.

EMC CORPORATION

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

May 1, 2013

To the Shareholders:

The Annual Meeting of Shareholders of EMC Corporation, a Massachusetts corporation, will be held at EMC's facility at 176 South Street, Hopkinton, Massachusetts, on Wednesday, May 1, 2013, at 10:00 a.m., E.D.T., for the following purposes:

1.	Election of the eleven members listed in the attached Proxy Statement to the Board of Directors.

2.
Ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as EMC's independent auditors for the fiscal year ending December 31, 2013, as described in the attached Proxy Statement.

3.	Advisory approval of our executive compensation, as described in the attached Proxy Statement.

4.	Approval of the EMC Corporation Amended and Restated 2003 Stock Plan, as described in the attached Proxy Statement.

5.	Approval of the EMC Corporation Amended and Restated 1989 Employee Stock Purchase Plan, as described in the attached Proxy Statement.

6.	Approval of amendments to EMC's Articles of Organization and Bylaws to allow shareholders to act by written consent by less than unanimous approval, as described in the attached Proxy Statement.

7.	Act upon a shareholder proposal, if properly presented, as described in the attached Proxy Statement.

8.	Transaction of any and all other business that may properly come before the meeting or any adjournments or postponements of the meeting.

All shareholders of record at the close of business on March 1, 2013 are entitled to notice of and to vote at the meeting and any adjournments or postponements of the meeting. We are making these proxy materials available to you on or about March 21, 2013 on the Internet or by delivering printed versions of these materials to you by mail.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. We encourage you to vote by Internet. It is convenient for you and saves us significant postage and processing costs. If you previously elected to access the 2013 Proxy Statement and Annual Report on Form 10-K for 2012 electronically, you must vote your proxy over the Internet. Otherwise, you may vote your shares via a toll-free telephone number or over the Internet. Additionally, if you received a proxy card or voting instruction form by mail, you may submit your proxy card or voting instruction form for the 2013 Annual Meeting by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Annual Meeting and Voting” beginning on page 94 of the attached Proxy Statement.

EMC's Annual Report on Form 10-K for 2012 accompanies this Notice.

By order of the Board of Directors
PAUL T. DACIER
Executive Vice President,
General Counsel and Assistant Secretary

March 21, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 1, 2013: The Annual Report on Form 10-K for 2012 and 2013 Proxy Statement are available at www.proxyvote.com.

Proxy Statement for the
Annual Meeting of Shareholders of
EMC CORPORATION
To Be Held on Wednesday, May 1, 2013
TABLE OF CONTENTS

Page
Summary Information	1
Proposal 1 Election of Directors	6
Proposal 2 Ratification of Selection of Independent Auditors	15
Proposal 3 Advisory Approval of Executive Compensation	16
Proposal 4 Approval of the EMC Corporation Amended and Restated 2003 Stock Plan	19
Proposal 5 Approval of the EMC Corporation Amended and Restated 1989 Employee Stock Purchase Plan	26
Proposal 6 Approval of Amendments to EMC's Articles of Organization and Bylaws to Allow Shareholders to Act by Written Consent by Less Than Unanimous Approval	29
Proposal 7 Shareholder Proposal	31
Corporate Governance	34
Board Independence and Committees	40
Security Ownership of Certain Beneficial Owners and Management	44
Equity Compensation Plan Information	45
Leadership and Compensation Committee Report	46
Compensation Discussion and Analysis	47
Executive Summary	47
Named Executive Officers	52
EMC’s Executive Compensation Program	52
Compensation of Executive Officers	70
Summary Compensation Table	70
Grants of Plan-Based Awards	73
Outstanding Equity Awards at Fiscal Year-End	76
Option Exercises and Stock Vested	81
Pension Benefits	81
Nonqualified Deferred Compensation	81
Potential Payments upon Termination or Change in Control	82
Director Compensation	87
Review and Approval of Transactions with Related Persons	90
Certain Transactions	90
Audit Committee Report	91
Rule 14a-8 Shareholder Proposals for EMC’s 2014 Proxy Statement	92
Business and Nominations for EMC’s 2014 Annual Meeting	92
Section 16(a) Beneficial Ownership Reporting Compliance	92
Householding	92
Questions and Answers About the Annual Meeting and Voting	94

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements, within the meaning of the Federal securities laws, about our business and prospects. The forward-looking statements do not include the potential impact of any mergers, acquisitions, divestitures, securities offerings or business combinations that may be announced or closed after the date hereof. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “plans,” “intends,” “expects,” “goals” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Our future results may differ materially from our past results and from those projected in the forward-looking statements due to various uncertainties and risks, including, but not limited to, those described in Item 1A of Part I (Risk Factors) of our Annual Report on Form 10-K for 2012. The forward-looking statements speak only as of the date of this Proxy Statement and undue reliance should not be placed on these statements. We disclaim any obligation to update any forward-looking statements contained herein after the date of this Proxy Statement.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about these topics, please review the Company's Annual Report on Form 10-K and the entire Proxy Statement.

2012 Business Results
EMC's vision is to be the undisputed leader in enabling hybrid cloud computing. To make this vision a reality, we are focused on accelerating IT transformation to cloud computing, leveraging the capabilities of Big Data analytics, and building trusted IT. In addition, over the years, we have made strategic investments to build our portfolio of information storage, virtualization, information protection, information security, and information management, analytics and intelligence technologies, products and services. As a result, we now have what we believe to be the deepest knowledge, broadest product portfolio and strongest partnerships in the IT industry to help our customers gain greater efficiency, control and choice on their journey to the cloud and realize the benefits of delivering IT as a Service.

We firmly believe our vision and strategy are on target. Even as IT spending forecasts declined over the course of 2012, we continued to execute on our long-term strategy and grew 2012 revenue approximately four times faster than IT spending growth. Our ability to sustain profitable growth year after year has produced a track record that few large, technology companies can match.

In 2012, we successfully executed what we call our financial triple play: simultaneously gaining market share, investing in our business and growing our non-GAAP earnings per share (“EPS”) at a rate faster than the rate at which we grow our revenue. Furthermore, despite IT spending growth of only approximately 2% in 2012, we achieved record revenue, profit and free cash flow, as set forth in the table below:

	2012 ($)	% Growth from 2011
Revenue	21.71 billion	9%
Non-GAAP Earnings Per Share*	1.70	13%
Free Cash Flow*	5.02 billion	14%

*	A reconciliation of our GAAP to non-GAAP results can be found in Exhibit E to this Proxy Statement.
Annual Meeting of Shareholders

• Date and Time:	May 1, 2013 at 10:00 a.m., E.D.T.
• Place:	EMC Corporation 176 South Street Hopkinton, MA 01748
• Record Date:	March 1, 2013
• Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and each of the other proposals.
• Attendance:	All shareholders may attend the meeting.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of eleven directors	FOR EACH NOMINEE	6
Ratification of selection of PricewaterhouseCoopers LLP as our independent auditors	FOR	15
Advisory approval of our executive compensation	FOR	16
Approval of the EMC Corporation Amended and Restated 2003 Stock Plan	FOR	19
Approval of the EMC Corporation Amended and Restated 1989 Employee Stock Purchase Plan	FOR	26
Approval of amendments to EMC's Articles of Organization and Bylaws to allow shareholders to act by written consent by less than unanimous approval	FOR	29
Shareholder proposal	AGAINST	31

Summary Information (continued)

Director Nominees

We are asking you to vote “for” all of the director nominees listed below. All directors attended at least 75% of the Board meetings and committee meetings on which he or she sits. Set forth below is summary information about each director nominee.

Nominee and Principal Occupation	Age	Director Since	Independent	Current Committee Membership
Michael W. Brown Former Vice President and Chief Financial Officer of Microsoft Corporation	67	2005	✓	• Audit • Finance (chair) • Leadership and Compensation • Mergers and Acquisitions
Randolph L. Cowen Former co-Chief Administrative Officer of The Goldman Sachs Group, Inc.	62	2009	✓	• Leadership and Compensation • Mergers and Acquisitions
Gail Deegan Former Executive Vice President and Chief Financial Officer of Houghton Mifflin Company	66	2002	✓	• Audit (chair) • Corporate Governance and Nominating
James S. DiStasio Former Senior Vice Chairman and Americas Chief Operating Officer of Ernst & Young LLP	65	2010	✓	• Audit
John R. Egan Managing Partner and General Partner of Egan-Managed Capital	55	1992		• Finance • Mergers and Acquisitions (chair)
Edmund F. Kelly Chairman of Liberty Mutual Group	67	2007	✓	• Finance
Jami Miscik President and Vice Chairman of Kissinger Associates, Inc.	54	2012	✓	• Corporate Governance and Nominating
Windle B. Priem Former President and Chief Executive Officer of Korn/Ferry International	75	2001	✓	• Audit • Corporate Governance and Nominating • Leadership and Compensation (chair)
Paul Sagan Executive Vice Chairman of Akamai Technologies, Inc.	54	2007	✓	• Mergers and Acquisitions
David N. Strohm Venture Partner of Greylock Partners	64	2003	✓	• Corporate Governance and Nominating (chair) • Leadership and Compensation • Mergers and Acquisitions
Joseph M. Tucci Chairman and Chief Executive Officer of EMC Corporation	65	2001		• Finance • Mergers and Acquisitions

Corporate Governance Highlights

•  Substantial majority of independent directors (9 of 11)
•  Annual election of directors
•  Majority vote for directors
•  Independent Lead Director
•  Board oversight of risk management
•  Succession planning at all levels, including for Board and CEO
•  No supermajority voting requirements

•  Long-standing shareholder engagement program
•  Annual Board, committee and individual director self-assessments
•  Executive sessions of non-management directors and independent directors
•  Continuing director education
•  Executive and director stock ownership guidelines
•  Board oversight of sustainability program
•  Board oversight and disclosure of political spending

Summary Information (continued)

Auditors

As a matter of good corporate governance, we are asking you to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for 2013. The following table summarizes the fees PwC billed us for 2012 and 2011. The Audit Committee pre-approved all audit, review and attest services performed by PwC.

	Audit Fees ($)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)
2012	8,435,360	384,474	2,264,722	295,457
2011	6,659,588	334,500	3,118,337	255,539

Advisory Approval of our Executive Compensation
We are asking for your advisory approval of the compensation of our Named Executive Officers (as defined below). While this vote is advisory and not binding on us, the Leadership and Compensation Committee (the “Compensation Committee”) will consider your views when determining executive compensation in the future. At our May 2012 annual meeting, shareholders expressed strong support for our executive compensation program, with over 96% of votes cast voting in favor of the proposal.
Pay-for-Performance Philosophy
Our executive compensation programs are based on strong pay-for-performance practices that require achievement of challenging goals designed to drive profitable revenue growth and market share gains. We believe achievement of these goals will create long-term shareholder value.
2012 Executive Compensation Program
The Compensation Committee approved an executive compensation program for 2012 that implements our pay-for-performance philosophy. In addition, the 2012 program reflects the new duties and greater responsibilities assumed by each of Messrs. Goulden, Elias, Scannell, Burton and Teuber in July 2012.
As discussed above, despite a challenging economic environment, EMC achieved strong financial performance in 2012 and the Named Executive Officers achieved 98.7%, 100% and 102.5% of the respective revenue, non-GAAP EPS and free cash flow targets established by the Compensation Committee. Below is a summary of the Named Executive Officers' 2012 compensation as set forth in the Summary Compensation Table:

Name	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Joseph M. Tucci	1,000,000*	12,697,669	1,310,657	1,467,360*	116,545	16,592,231
David I. Goulden	737,500	9,351,739	528,240	949,513	16,435	11,583,427
Howard D. Elias	687,500	8,909,754	451,639	757,109	22,697	10,828,699
William F. Scannell	700,000	8,909,754	451,639	632,153	15,821	10,709,367
Jeremy Burton	600,000	8,120,027	357,854	609,588	8,774	9,696,243
William J. Teuber, Jr.	712,500	5,154,478	557,014	707,560	17,051	7,148,603
Patrick P. Gelsinger**	709,104	15,705,824	263,088	889,516	108,022	17,675,554

*	Mr. Tucci's base salary and target cash bonus have not increased since 2001.

**
Amounts represent the aggregate of (i) 2012 compensation from EMC through the end of August 2012 at which time Mr. Gelsinger became CEO of VMware, Inc., our majority owned subsidiary (“VMware”), and (ii) 2012 compensation from VMware for the remainder of the year.

For more information, please see the Summary Compensation Table, and the accompanying compensation tables, beginning on page 70 of this Proxy Statement.

Summary Information (continued)

Annual Equity Incentive Awards. Based on achievement of the 2012 revenue and EPS performance targets established by the Compensation Committee, 95.8% of the following annual performance-based equity awards granted in August 2011 became eligible to vest in February 2013, vesting ratably over two to three years, subject to continued employment:

Name	2011 Performance Stock Units*		2011 Performance Stock Options*
	# of Units Granted	# of Units Eligible to Vest	# of Options Granted	# of Options Eligible to Vest
Joseph M. Tucci	183,307	175,678	92,424	88,577
David I. Goulden	61,103	58,560	30,808	29,525
Howard D. Elias	61,103	58,560	30,808	29,525
William F. Scannell	61,103	58,560	30,808	29,525
Jeremy Burton	47,530	45,552	23,965	22,967
William J. Teuber, Jr.	81,470	78,079	41,078	39,368
Patrick P. Gelsinger	61,103	58,560	30,808	29,525

*	4.2% of these awards did not become eligible to vest in February 2013 and were forfeited.

A significant majority of the annual equity awards granted to our executive officers in 2012 are performance-based awards and will vest only if the Company achieves challenging revenue and EPS goals. All or a portion of these awards will be forfeited if the performance goals are not met.

Leadership Development and Performance Awards. Over the past few years, Mr. Tucci and the Board have spent considerable time engaged in succession planning for the CEO role and other senior executive roles within the Company. In September 2012, the Company announced that, at the Board's request, Mr. Tucci would remain with EMC through at least February 2015, and that he expects to transfer the CEO role prior to such date while remaining Chairman at both EMC and VMware. At the time of this September 2012 announcement, the Compensation Committee granted performance-based restricted stock units to each of Messrs. Tucci and Teuber, which units vest in 2015 only if the Company achieves two-year total shareholder return and revenue metrics, and Messrs. Tucci and Teuber satisfy specific qualitative goals. The Compensation Committee believes achievement of these goals will be important to ensure continuity in our executive leadership, an orderly transition to new senior leadership over the next few years, and the successful execution of EMC's long-term strategy. Messrs. Tucci and Teuber received 302,917 and 113,594 restricted stock units, respectively.

Long-Term Incentive Plan Equity Awards. In August 2011 and 2012, the Compensation Committee granted certain of our executive officers performance-based restricted stock units that will vest only if three-year cumulative revenue goals are achieved (the “LTIP stock units”). All or a portion of these awards will be forfeited if the performance goals are not met. The Compensation Committee believes these awards promote long-term alignment with EMC's business plan, require sustained performance and provide a multi-year retention incentive through a period of leadership transition. Messrs. Goulden, Elias, Scannell and Burton received the following LTIP stock unit awards in August 2011 and 2012, as applicable:

Name	2011 LTIP Stock Units	2012 LTIP Stock Units
David I. Goulden	239,617	—
Howard D. Elias	239,617	—
William F. Scannell	239,617	—
Jeremy Burton	159,745	74,627

Summary Information (continued)

Other Compensation Highlights

•  Annual “say on pay” vote

•  No pension or supplemental retirement benefits for executive officers

•  Clawback policy applicable to all employees for cash and equity incentive compensation

•  Strong executive stock holding guidelines

•  “Double trigger” change in control agreements

•  Independent compensation consultant
•  Compensation Committee oversight of risks associated with compensation policies and practices

•  No excise tax gross-ups

•  No hedging or pledging of Company stock

•  No excessive perquisites for executives

Amended and Restated 2003 Stock Plan
Equity is a key component of our compensation program. Equity awards encourage employee loyalty to EMC and align employee interests with those of EMC shareholders. The 2003 Stock Plan allows us to provide our key employees, consultants, advisors and non-employee directors with equity incentives that are competitive with those of companies with which EMC competes for talent.

We are asking you to approve an amendment and restatement of the 2003 Stock Plan which would, among other things, increase the number of shares of common stock available for grant under the plan by 60 million shares. Some benefits and key features of the plan include:

• No repricing of stock options without prior shareholder approval • No discounted stock options • No dividends or dividend equivalents on unvested performance awards	• A 2:1 fungible share conversion ratio for full-value awards • No recycling of shares or “liberal share counting” practices • Clawback provision

Amended and Restated 1989 Employee Stock Purchase Plan
We are asking you to approve an amendment and restatement of the 1989 Plan which would, among other things, (i) increase the number of shares of common stock available for grant under the 1989 Plan by 30 million and (ii) create a sub-plan applicable to non-U.S. employees that provides for the modification of the 1989 Plan terms to comply with local law or the exclusion of non-U.S. employees to the extent participation is not advisable or practicable for EMC. Additional shares are needed so the 1989 Plan can continue to be used as a benefit to attract and retain employees. No employee may purchase more than 1,000 shares of our common stock under the 1989 Plan in any period. The purchase price for a share of common stock is 85% of the fair market value of our common stock at the time of exercise.

Amendments to EMC's Articles of Organization and Bylaws to Allow Shareholders to Act by Written Consent by Less Than Unanimous Approval
We are asking you to approve amendments to our Articles of Organization and Bylaws that generally would allow shareholders to take action without a meeting by majority written consent. In order to promote the participation, and protect the rights, of all shareholders and enhance the transparency of the written consent process, shareholders' ability to act by less than unanimous written consent would be subject to certain parameters, including, among other things:

• Shareholders owning at least 25% of our outstanding shares must initiate the written consent process by requesting that the Board set a record date for shareholder action;
• The requesting shareholders must have full voting and economic rights in the shares; and
• Consents must be solicited from all shareholders.
2014 Annual Meeting

• Deadline for shareholder proposals for inclusion in the proxy statement:	November 21, 2013
• Deadline for business and nominations for director:	December 27, 2013 – January 26, 2014

PROPOSAL 1

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF THE NOMINEES LISTED BELOW

Under EMC's Bylaws, the Board of Directors may determine the total number of directors to be elected at any annual meeting of shareholders or special meeting in lieu of an annual meeting. The Board of Directors has fixed at 11 the total number of directors. On the recommendation of the Corporate Governance and Nominating Committee (the “Governance Committee”), the Board of Directors has nominated the persons named below for election as directors at this Annual Meeting, each to serve for a one-year term or until the director's successor is elected and qualified.

Director and Nominee Experience and Qualifications

The Board believes that its members, collectively, should possess a variety of skills and experience in order to oversee our business effectively. In addition, the Board believes that each director should possess certain attributes, as reflected in the Board's membership criteria described below. Accordingly, the Board and the Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board's overall composition and dynamics and EMC's current and future needs.

Board Membership Criteria. The Governance Committee is responsible for reviewing, assessing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Governance Committee's charter, include judgment, integrity, diversity, prior experience, the interplay of the nominee's experience with the experience of other Board members, the extent to which the nominee would be desirable as a member of any committees of the Board, and the candidate's willingness to devote substantial time and effort to Board responsibilities. The Governance Committee also considers service on other public company boards as this provides directors with a deeper understanding of the role and responsibilities of boards and insight into matters being handled by our Board.

In addition, the Board has determined that it is important to have individuals with the following skills and experiences:

•
Domain expertise, including a deep understanding of the information technology industry and the disruptive impact of new technology, or another industry that has undergone rapid growth or transformational change, to assess EMC's strategy and long-term business plan to take advantage of the opportunities ahead.

•	Functional expertise in areas such as finance and accounting, talent management or marketing to support the Company's business development and growth as well as the Board's required committees.

•
International expertise, including experience attained through key leadership or management roles in a global business or responsibility for non-U.S. operations, which is important given EMC's growth in markets around the world.

•
Operational experience with a business of significant scale and complexity or in an industry with continual structural change to understand the competitive dynamics of our business strategy and execution and key business processes as well as the leadership requirements and organizational dynamics driven by rapid change.

In identifying director candidates, the Governance Committee may establish other specific skills and experience that it believes the Board should seek in order to maintain a balanced and effective Board.

At least once a year, the Governance Committee evaluates the size and composition of the Board to assess the skills and experience of Board members, and compares them with those skills that might prove valuable in the future, giving consideration to the changing circumstances of the Company and the then current Board membership. This assessment enables the Board to consider whether the skills and experience described above continue to be appropriate as the Company's needs evolve over time.

Proposal 1 - Election of Directors (continued)

Identifying Potential Director Candidates. The Governance Committee identifies Board candidates through numerous sources, including recommendations from directors, executive officers and shareholders of EMC. The Governance Committee seeks to identify those individuals most qualified to serve as Board members and considers many factors with regard to each candidate, including those described above. New candidates are interviewed by members of the Governance Committee and other Board members.

In 2012, the Governance Committee undertook a broad and extensive search for a new director. As part of the search process, the Governance Committee engaged a professional search firm to assist it in identifying potential Board candidates. After considering many candidates, including individuals identified by the search firm, members of the Board, members of senior management, and other sources, in August 2012, the Board of Directors elected Jami Miscik to the Board, who had originally been identified by a member of EMC's senior management (other than the CEO).

For more information on our director selection process, see “Corporate Governance - Succession Planning - Board Succession” on page 36 of this Proxy Statement.

Director Nominees. In considering incumbent directors for renomination and evaluating director candidates, the Board and the Governance Committee consider a variety of factors. These include each nominee's independence, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include contributions to the Board. The Board believes that all the current nominees are highly qualified and have the skills and experience required for effective service on our Board. The directors' individual biographies below contain information about their experience, qualifications and skills that led the Board to nominate them.

Each nominee has agreed to be named in this Proxy Statement and to serve if elected. Should any nominee be unable to serve or for good cause will not serve as a director, the proxy holders will vote for such other person as the Board may recommend.

All of the directors (other than Ms. Miscik) were previously elected by the shareholders.

The affirmative vote of a majority of votes properly cast on this proposal at the Annual Meeting is required for the election of directors.

NOMINEES TO SERVE AS DIRECTORS

Michael W. Brown, 67

•	Director Since: August 2005

•	Other Current Public Company Boards:

◦	VMware, Inc. (EMC holds approximately 80% economic interest in VMware)

▪	Chair of the Audit Committee

▪	Compensation and Corporate Governance Committee

◦	Insperity, Inc.

▪	Finance, Risk Management and Audit Committee

▪	Nominating and Corporate Governance Committee

◦	Stifel Financial Corp.

▪	Risk Management/Corporate Governance Committee

Proposal 1 - Election of Directors (continued)

•	Business Experience:

◦	Microsoft Corporation, a manufacturer of software products for computing devices

▪	Vice President and Chief Financial Officer (August 1994 until his retirement in July 1997)

▪	Vice President, Finance (April 1993 to August 1994)

▪	Treasurer (January 1990 to April 1993)

▪	Joined Microsoft in December 1989

◦	Chairman of the NASDAQ Stock Market board of directors

◦	Past governor of the National Association of Securities Dealers

◦	Various positions at Deloitte & Touche LLP over 18 years

•Education: Bachelor's degree in Economics from the University of Washington

•
Qualifications and Skills: Mr. Brown brings to the Board substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the CFO of a global technology company, working with a major international accounting and consulting firm for 18 years, and serving as a member of the audit committees of other public company boards. Mr. Brown's experience at Microsoft also provides insight and expertise in the rapidly changing IT industry and the impact of new technologies. Through many senior management positions, including as Chairman of NASDAQ and as a past governor of the NASD, Mr. Brown has demonstrated his leadership and business acumen.

______________________________________________________________________________________________________

Randolph L. Cowen, 62

•	Director Since: January 2009

•	Business Experience:

◦	The Goldman Sachs Group, Inc., a global investment, banking, securities and investment management firm

▪	Co-Chief Administrative Officer (October 2007 until his retirement in November 2008)

▪	Global Head of Technology and Operations (September 2004 until his retirement in November 2008)

▪	Chief Information Officer (October 2001 to October 2007)

▪	Joined Goldman Sachs in 1982

•	Education: Bachelor's degree in History with a minor in Mathematics from Michigan State University

•
Qualifications and Skills: With more than 28 years of experience managing IT and making the technology infrastructure purchasing decisions at a global financial services firm, Mr. Cowen brings to the Board extensive knowledge about technology, the IT industry, and defining and implementing an effective IT strategy. As a former customer of EMC, he has in-depth knowledge of our products and services. In addition, through various senior management positions, Mr. Cowen has demonstrated leadership skills and gained significant business operations experience, including developing and managing top talent.

______________________________________________________________________________________________________

Proposal 1 - Election of Directors (continued)

Gail Deegan, 66

•	Director Since: July 2002

•	Other Current Public Company Boards:

◦	iRobot Corporation

▪	Audit Committee

•	Business Experience:

◦	Executive Vice President and Chief Financial Officer, Houghton Mifflin Company, a publishing company (February 1996 until her retirement in September 2001)

◦	Senior Vice President of Regulatory and Government Affairs, NYNEX New England (February 1995 to February 1996)

◦	Vice President and Chief Financial Officer, New England Telephone (November 1991 to January 1995)

◦	Eastern Enterprises

▪	Senior Vice President, Chief Financial Officer and Chief Administrative Officer (February 1990 to May 1991)

▪	Senior Vice President, Chief Financial Officer and Treasurer (1988 to January 1990)

•	Education:

◦	Bachelor's degree in Elementary Education from The College of Saint Rose

◦	Master's degree in History from Ohio State University

◦	MBA from Simmons School of Management

•
Qualifications and Skills: Ms. Deegan is an experienced financial leader who has served as the CFO of three companies in different industries. Ms. Deegan has extensive experience with financial accounting matters for complex global organizations as well as substantial experience overseeing the financial reporting processes of large public companies. Ms. Deegan also gained operational and talent management experience from serving on the executive staff of these companies. In addition, Ms. Deegan's service on another public company board provides her with valuable experience.

______________________________________________________________________________________________________

James S. DiStasio, 65

•	Director Since: March 2010

•	Other Current Public Company Boards:

◦	Northeast Utilities (continuing Trustee from merger with NSTAR)

▪	Board of Trustees

▪	Chair of the Finance Committee

▪	Compensation Committee

▪	Executive Committee

Proposal 1 - Election of Directors (continued)

•	Business Experience:

◦	Ernst & Young LLP, a professional services organization

▪	Senior Vice Chairman and Americas Chief Operating Officer (January 2003 until his retirement in January 2007)

▪	Elected as a partner in 1977

▪	Various management positions at Ernst & Young over 38 years

•	Education: Bachelor's degree in Accounting from the University of Illinois

•
Qualifications and Skills: Mr. DiStasio brings to the Board extensive financial, accounting and consulting expertise, including a deep understanding of accounting principles and financial reporting rules and regulations, acquired over the course of his 38-year career at one of the world's leading assurance, tax, transaction and advisory services firms. He has significant experience overseeing, from an independent auditor's perspective, the financial reporting processes of large public companies in a variety of industries with a global presence. Through his leadership roles at E&Y, including as COO of the Americas, Mr. DiStasio gained substantial management and operational experience. In addition, Mr. DiStasio's service on another public company board provides him with valuable experience.

______________________________________________________________________________________________________

John R. Egan, 55

•	Director Since: May 1992

•	Other Current Public Company Boards:

◦	VMware, Inc. (EMC holds approximately 80% economic interest in VMware)

▪	Chair of the Mergers and Acquisitions Committee

◦	NetScout Systems, Inc.

▪	Lead Independent Director

▪	Chair of the Nominating and Governance Committee

▪	Audit Committee

◦	Progress Software Corporation

▪	Non-Executive Chairman of the Board

▪	Audit Committee

▪	Compensation Committee

◦	Verint Systems Inc.

▪	Chair of the Nominating and Governance Committee

•	Business Experience:

◦	Managing partner and general partner, Egan-Managed Capital, a venture capital firm (since October 1998)

◦	EMC Corporation

▪	Executive Vice President, Products and Offerings (May 1997 to September 1998)

▪	Executive Vice President, Sales and Marketing (January 1992 to June 1996)

▪	Various executive positions, including Executive Vice President, Operations and Executive Vice President, International Sales (October 1986 to January 1992)

▪	Resigned as an executive officer in September 1998 and as an employee in July 2002

•	Education: Bachelor's degree in Marketing and Computer Science from Boston College

Proposal 1 - Election of Directors (continued)

•
Qualifications and Skills: Mr. Egan has spent his entire career in the IT industry. His broad experience ranges from venture capital investments in early-stage technology companies to extensive sales and marketing experience, to executive leadership and management roles. Mr. Egan brings to the Board business acumen, substantial operational experience, and expertise in corporate strategy development, as well as a deep understanding of EMC's people and products acquired over many years of involvement with the Company. In addition, Mr. Egan's service on other public company boards provides him with valuable experience.

______________________________________________________________________________________________________

Edmund F. Kelly, 67

•	Director Since: August 2007

•	Other Current Public Company Boards:

◦	The Bank of New York Mellon Corporation

▪	Chair of the Technology Committee

▪	Human Resources and Compensation Committee

▪	Risk Committee

•	Business Experience:

◦	Liberty Mutual Group, a diversified global insurer and the nation's third-largest property and casualty insurer

▪	Chairman (since April 2000)

▪	Chief Executive Officer (April 1998 to June 2011)

▪	President (April 1992 to June 2010)

•	Education:

◦	Bachelor's degree in Mathematics from Queen's University in Belfast, Ireland

◦	Ph.D. in Mathematics from the Massachusetts Institute of Technology

•
Qualifications and Skills: As the Chairman and former CEO of a Fortune 100 company, Mr. Kelly brings to the Board a wealth of complex management, worldwide operational and financial expertise. He also brings in-depth knowledge of the opportunities and challenges facing global companies. In addition, Mr. Kelly's service on another public company board provides him with valuable experience.

______________________________________________________________________________________________________

Jami Miscik, 54

•	Director Since: August 2012

•	Business Experience:

◦	President and Vice Chairman of Kissinger Associates, Inc., an international consulting firm (since January 2009)

◦	Senior Advisor on Geopolitical Risk to Barclays Capital, an international investment bank (since June 2009)

◦	Global Head of Sovereign Risk at Lehman Brothers, a former investment bank (June 2005 to September 2008)

◦	Various positions at the United States Central Intelligence Agency, including Deputy Director for Intelligence (1983-2005)

◦	Member of the President's Intelligence Advisory Board (since December 2009)

Proposal 1 - Election of Directors (continued)

•	Education:

◦	Bachelor's degree in Political Science and Economics from Pepperdine University

◦	Master's degree in International Studies from the University of Denver

•
Qualifications and Skills: Ms. Miscik has had a long and distinguished career in the intelligence field. While at the CIA, Ms. Miscik led the analytic directorate producing the President's daily intelligence briefings and in-depth intelligence assessments, managed a global workforce and large budgets. Combined with her current operational experience leading an elite international consulting enterprise with clients operating around the world, Ms. Miscik has demonstrated leadership skills, global perspective, and strategic insight. She brings to the Board a unique perspective on international and government affairs, and expertise in risk analysis and geopolitics.

______________________________________________________________________________________________________

Windle B. Priem, 75

•	Director Since: December 2001

•	Business Experience:

◦	Korn/Ferry International, a premier global provider of talent management solutions

▪	Vice Chairman (July 2001 until his retirement in December 2003)

▪	President and Chief Executive Officer (December 1998 to June 2001)

▪	Chief Operating Officer (May 1997 to December 1998)

▪	Various other positions from 1976 to 1997

▪	Director (June 1992 to November 2002)

•	Education:

◦	Bachelor's degree in Mechanical Engineering from Worcester Polytechnic Institute

◦	MBA from Babson College

•
Qualifications and Skills: With more than 35 years of experience working with organizations and management structures, compensation, recruiting and succession planning, Mr. Priem brings to the Board a wealth of knowledge in talent management and executive compensation. While President and CEO of Korn/Ferry International, Mr. Priem conducted more than one hundred high profile executive searches for major global companies and led its successful initial public offering in 1999. Mr. Priem has significant operating experience and proven business acumen working with senior executives on a global basis. In addition, he served for three years as an officer in the U.S. Navy.

______________________________________________________________________________________________________

Paul Sagan, 54

•	Director Since: December 2007

•	Other Current Public Company Boards:

◦	Akamai Technologies, Inc.

◦	iRobot Corporation

▪	Chair of the Nominating and Corporate Governance Committee

Proposal 1 - Election of Directors (continued)

•	Business Experience:

◦	Akamai Technologies, Inc., a provider of services for accelerating the delivery of content and applications over the Internet

▪	Executive Vice Chairman (since January 2013)

▪	Chief Executive Officer (April 2005 to December 2012)

▪	President (October 2011 to December 2012 and May 1999 to September 2010)

▪	Joined in October 1998 as Vice President and Chief Operating Officer

◦	Member of the President's National Security Telecommunications Advisory Committee (appointed by President Barack Obama in December 2010)

•	Education: Northwestern University's Medill School of Journalism

•
Qualifications and Skills: As the former President and CEO of a fast-growing, industry-leading S&P 500 company, Mr. Sagan has significant experience leading a complex, international technology enterprise, extensive knowledge of internet-based technologies and business acumen. During his career, Mr. Sagan has led visionary technology and media companies and consulted with the World Economic Forum. In addition, Mr. Sagan's service on other public company boards provides him with valuable experience.

______________________________________________________________________________________________________

David N. Strohm, 64

•	Director Since: October 2003 and Lead Director since January 2006

•	Other Current Public Company Boards:

◦	VMware, Inc. (EMC holds approximately 80% economic interest in VMware)

▪	Chair of the Compensation and Corporate Governance Committee

▪	Mergers and Acquisitions Committee

◦	Imperva, Inc.

▪	Audit Committee

•	Former Public Company Boards (within the past 5 years):

◦	Successfactors, Inc.

▪	Chairperson of the Board

▪	Chair of the Nominating and Corporate Governance Committee

▪	Chair of the Compensation Committee

•	Business Experience:

◦	Greylock Partners, a venture capital firm

▪	Venture Partner (since January 2001)

▪	General Partner (1980 to 2001)

▪	General Partner of several partnerships formed by Greylock

•	Education:

◦	Bachelor's degree from Dartmouth College

◦	MBA from Harvard Business School

Proposal 1 - Election of Directors (continued)

•
Qualifications and Skills: Mr. Strohm has more than 30 years of experience as an early-stage venture capital investor, principally in the information technology industry. He has been a primary investor, and served in board leadership roles, in several companies which have grown to become publicly-traded. This experience has provided him with a deep understanding of the IT industry, and the drivers of structural change and high-growth opportunities in IT. He has also gained significant experience overseeing corporate strategy, assessing operating plans, and evaluating and developing business leaders. His service as board chair, lead director, and committee chair for several public companies has given him a broad experience base for serving as our Lead Director.

______________________________________________________________________________________________________

Joseph M. Tucci, 65

•	Director Since: January 2001 and Chairman of the Board since January 2006

•	Other Current Public Company Boards:

◦	VMware, Inc. (EMC holds approximately 80% economic interest in VMware)

▪	Chairman of the Board of Directors

▪	Mergers and Acquisitions Committee

◦	Paychex, Inc.

▪	Lead Independent Director

▪	Chairman of the Governance and Compensation Committee

•	Business Experience:

◦	EMC Corporation

▪	Chief Executive Officer (since January 2001)

▪	President (January 2000 to July 2012)

▪	Chief Operating Officer (January 2000 to January 2001)

◦	Deputy Chief Executive Officer, Getronics N.V., an information technology services company (June 1999 through December 1999)

◦	Chairman of the Board and Chief Executive Officer, Wang Global, an information technology services company (December 1993 to June 1999)

•	Education:

◦	Bachelor's degree in Marketing from Manhattan College

◦	MS in Business Policy from Columbia University

•
Qualifications and Skills: During his tenure at EMC, Mr. Tucci has led EMC through a period of dramatic transformation and revitalization, continued market share gains and sustained revenue growth. Mr. Tucci has spent more than 40 years in the technology industry in senior roles at large, complex and global technology companies. Mr. Tucci's deep knowledge of all aspects of our business, combined with his drive for innovation and excellence, position him well to serve as our Chairman and CEO. In addition, Mr. Tucci's service on other public company boards provides him with valuable experience.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

EMC is asking shareholders to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for the fiscal year ending December 31, 2013. The affirmative vote of a majority of votes properly cast on this proposal at the Annual Meeting is required to ratify such selection.

Independence and Quality

As provided in the Audit Committee charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for EMC. Each year, the Audit Committee considers whether to retain PwC and whether such service continues to be in the best interests of EMC and our shareholders. Among other things, the Audit Committee considers the quality and scope of the audit, the independence of the firm, the performance of the lead engagement partner and the engagement team, and the PCAOB's most recent annual inspection report available for PwC. The Audit Committee pre-approves all audit, review or attest engagements.

Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders as a matter of good corporate governance. In the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will consider this factor when making any determinations regarding PwC.

Pre-Approval of Audit and Non-Audit Services

During 2012, the Audit Committee pre-approved all audit, review and attest services performed by PwC.

In accordance with the Audit Committee's Pre-Approval Policy, the Audit Committee pre-approves specified non-audit services up to an aggregate dollar amount and approves on an engagement by engagement basis any individual engagement in excess of $200,000. The Audit Committee has delegated to its Chair the authority to pre-approve any specific non-audit service which was not previously pre-approved by the Audit Committee, provided that any decisions of the Chair to pre-approve non-audit services shall be presented to the Audit Committee at its next scheduled meeting. During 2012, the Audit Committee pre-approved all non-audit services in accordance with the policy set forth above.

The following table summarizes the fees PwC, our independent auditor, billed to us for each of the last two fiscal years.

	Audit Fees[1] ($)	Audit-Related Fees[2,3] ($)	Tax Fees[3,4] ($)	All Other Fees[5] ($)
2012	8,435,360	384,474	2,264,722	295,457
2011	6,659,588	334,500	3,118,337	255,539

[1]
Includes services for the audit of our financial statements and internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

[2]	Includes employee benefit plan compliance, acquisition-related support and other technical, financial reporting and compliance services.

[3]	EMC engages PwC to perform audit-related and tax services where it believes there are efficiencies to using its independent auditors, who are familiar with EMC's processes and procedures.

[4]	Includes tax compliance and tax consulting services in 2012 and 2011.

[5]	Includes consulting services performed by a company acquired by PwC in 2011.

Amounts in the table above do not include the fees PwC billed to VMware, Inc.

EMC expects that representatives of PwC will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

PROPOSAL 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3

EMC is asking shareholders for their advisory approval of the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended. While this vote is advisory, and not binding on us, the Compensation Committee will consider your views when determining executive compensation in the future. At our May 2012 annual meeting, shareholders expressed strong support for our executive compensation program, with over 96% of votes cast voting in favor of the proposal.

Pay-for-Performance Philosophy

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation programs are based on strong pay-for-performance practices that require achievement of challenging goals that will drive EMC to achieve profitable revenue growth and market share gains, while investing in the business to expand the global market opportunity for our product, technology and services portfolio, ultimately leading to long-term shareholder value.

Business Results

Our ability to sustain profitable growth year after year has produced a track record that few large, technology companies can match. From 2007 through 2012, EMC's revenue has grown at a compound annual rate of 10% and non-GAAP earnings per share (“EPS”) has grown at a compound annual rate of 14%.

In 2012, we successfully executed what we call our financial triple play: simultaneously gaining market share, investing in our business and growing our non-GAAP EPS at a rate faster than the rate at which we grow our revenue. Furthermore, despite IT spending growth of only approximately 2% in 2012, we achieved record revenue, profit and free cash flow:

	2012 ($)	% Growth from 2011
Revenue	21.71 billion	9%
Non-GAAP Earnings Per Share*	1.70	13%
Free Cash Flow*	5.02 billion	14%

*	A reconciliation of our GAAP to non-GAAP results can be found in Exhibit E to this Proxy Statement.

Please see “Management's Discussion and Analysis” in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2012 financial results.

2012 Executive Compensation Program

The Compensation Committee approved an executive compensation program for 2012 that implements our pay-for-performance philosophy. The primary elements of our executive compensation program are base salary, cash bonuses and equity incentives.

•
Base salary is used to compensate our executive officers for performing their day-to-day responsibilities. Base salary represents approximately 5% of our CEO's total compensation opportunity and, on average, approximately 12% of our other Current Named Executive Officers' (as defined below) total compensation opportunity.

•
Cash bonuses are used to drive the achievement of specified corporate, business unit, individual, strategic, operational and financial performance goals. Our executive officers will receive bonuses only if they achieve challenging performance goals set by the Compensation Committee, with limits on the amount of compensation that can be earned for any year. Cash bonuses represent approximately 8% of our CEO's total compensation opportunity and, on average, approximately 13% of our other Current Named Executive Officers' total compensation opportunity.

Proposal 3 - Advisory Approval of Executive Compensation (continued)

•
Equity incentives are used to drive the achievement of EMC's long-term strategic goals and align the executives' interests with those of EMC shareholders. Equity incentives represent the significant majority of our Named Executive Officers' total compensation opportunity.

Cash Compensation

The Compensation Committee believes our executive compensation program has been effective in incenting the achievement of outstanding financial performance and positive returns to shareholders. As discussed above, despite a challenging economic environment, EMC achieved strong financial performance in 2012 and the Named Executive Officers achieved 98.7%, 100% and 102.5% of the respective revenue, non-GAAP EPS and free cash flow targets established by the Compensation Committee. In 2012, the Named Executive Officers received the following cash compensation:

Name	Base Salary ($)	Cash Bonus ($)	Total ($)
Joseph M. Tucci*	1,000,000	1,467,360	2,467,360
David I. Goulden	737,500	949,513	1,687,013
Howard D. Elias	687,500	757,109	1,444,609
William F. Scannell	700,000	632,153	1,332,153
Jeremy Burton	600,000	609,588	1,209,588
William J. Teuber, Jr.	712,500	707,560	1,420,060
Patrick P. Gelsinger**	709,104	889,516	1,598,620

*	Mr. Tucci's base salary and target cash bonus have not increased since 2001.

**
Amounts represent the aggregate of (i) 2012 cash compensation from EMC through the end of August 2012 at which time Mr. Gelsinger became CEO of VMware, and (ii) 2012 cash compensation from VMware for the remainder of the year.

Annual Equity Incentive Awards

Based on achievement of the 2012 revenue and EPS performance targets established by the Compensation Committee, 95.8% of the following annual performance-based equity awards granted to the Named Executive Officers in August 2011 became eligible to vest in February 2013, vesting ratably over two to three years, subject to continued employment:

Name	2011 Performance Stock Units*		2011 Performance Stock Options*
	# of Units Granted	# of Units Eligible to Vest	# of Options Granted	# of Options Eligible to Vest
Joseph M. Tucci	183,307	175,678	92,424	88,577
David I. Goulden	61,103	58,560	30,808	29,525
Howard D. Elias	61,103	58,560	30,808	29,525
William F. Scannell	61,103	58,560	30,808	29,525
Jeremy Burton	47,530	45,552	23,965	22,967
William J. Teuber, Jr.	81,470	78,079	41,078	39,368
Patrick P. Gelsinger	61,103	58,560	30,808	29,525

*	4.2% of these awards did not become eligible to vest in February 2013 and were forfeited.

A significant majority of the annual equity awards granted to our executive officers in 2012 are performance-based awards and will vest only if the Company achieves challenging revenue and EPS goals. All or a portion of these awards will be forfeited if the performance goals are not met. If the performance goals are achieved and such awards become eligible to vest, they do so over a number of years following achievement of these goals. As in prior years, we also granted time-based equity awards that vest over a four- to five-year period to promote retention.

Leadership Development and Performance Awards

Over the past few years, Mr. Tucci and the Board have spent considerable time engaged in succession planning for the CEO role and other senior executive roles within the Company. In September 2012, the Company announced that, at the Board's request, Mr. Tucci would remain with EMC through at least February 2015, and that he expects to transfer the CEO role prior to such date while remaining Chairman at both EMC and VMware. At the time of this September 2012 announcement,

Proposal 3 - Advisory Approval of Executive Compensation (continued)

the Compensation Committee granted performance-based restricted stock units to each of Messrs. Tucci and Teuber, which units vest in 2015 only if the Company achieves two-year total shareholder return and revenue metrics, and Messrs. Tucci and Teuber satisfy specific qualitative goals. The Compensation Committee believes achievement of these goals will be important to ensure continuity in our executive leadership, an orderly transition to new senior leadership over the next few years, and the successful execution of EMC's long-term strategy. Messrs. Tucci and Teuber received the following Leadership Development and Performance Awards in 2012:

Name	Leadership Development and Performance Awards
Joseph M. Tucci	302,917
William J. Teuber, Jr.	113,594

Long-Term Incentive Plan Equity Awards

In August 2011 and 2012, the Compensation Committee granted certain of our executive officers performance-based restricted stock units that will vest only if three-year cumulative revenue goals are achieved (the “LTIP stock units”). All or a portion of these awards will be forfeited if the performance goals are not met. The Compensation Committee believes these awards promote long-term alignment with EMC's business plan, require sustained performance and provide a multi-year retention incentive through a period of leadership transition. Messrs. Goulden, Elias, Scannell and Burton received the following LTIP stock unit awards in August 2011 and 2012, as applicable:

Name	2011 LTIP Stock Units	2012 LTIP Stock Units
David I. Goulden	239,617	—
Howard D. Elias	239,617	—
William F. Scannell	239,617	—
Jeremy Burton	159,745	74,627

Other Highlights

Other highlights of our executive compensation program include:

•  Annual “say on pay” vote
•  Clawback policy applicable to all employees for cash and equity incentive compensation
•  Strong stock ownership and stock holding guidelines
•  “Double trigger” change in control agreements
•  Independent compensation consultant
•  Risk oversight on compensation policies and practices
•  CEO succession planning
•  Long-standing shareholder outreach program

•  Shareholder accessibility to the Compensation Committee, including a direct email address
•  No pension or SERP benefits for executive officers
•  No hedging or pledging of Company stock
•  No discounted options
•  No option repricings without shareholder approval
•  No excise tax gross-ups
•  No excessive perquisites for executives

For more information on our executive compensation program, see “Compensation Discussion and Analysis” and “Compensation of Executive Officers” beginning on pages 47 and 70, respectively, of this Proxy Statement.

PROPOSAL 4

APPROVAL OF THE EMC CORPORATION
AMENDED AND RESTATED 2003 STOCK PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4

On May 7, 2003, EMC shareholders adopted and approved the EMC Corporation 2003 Stock Plan, which was subsequently amended and restated and most recently approved by shareholders on May 4, 2011 (the “2003 Stock Plan”). In February 2013, the Compensation Committee and the Board approved, subject to approval by EMC shareholders, an amendment and restatement of the 2003 Stock Plan (attached as Exhibit A to this Proxy Statement), which would, among other things:

•	increase the number of shares of common stock available for grant under the plan by 60,000,000;

•	extend the expiration date of the plan to May 1, 2023; and

•	make certain other administrative changes.

The affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting is required to approve this amendment and restatement of the 2003 Stock Plan.

Equity is a key component of our compensation program. EMC grants equity awards to key employees, consultants, advisors and non-employee directors to achieve our strategic objectives by:

•	providing them with motivation to achieve our financial goals;

•	promoting retention through the use of multi-year vesting schedules;

•	encouraging loyalty;

•	fostering alignment with the interests of EMC shareholders; and

•	providing incentives that are competitive with those of companies with which EMC competes for talent.

Without this amendment and restatement, the number of shares currently available under the 2003 Stock Plan may not be sufficient to cover projected awards through the date of the 2014 Annual Meeting of Shareholders. In such event, we may not be able to provide persons eligible for awards with compensation packages that are necessary to attract, retain and motivate these individuals. The additional 60,000,000 shares of common stock should provide us with sufficient shares to cover the awards we anticipate granting to eligible participants for approximately two years. If additional shares are not made available under the 2003 Stock Plan, we will not be able to grant any awards to participants once all the current shares have been allocated.

Key Data

As of December 31, 2012, a total of 49,419,698 shares remained available for future awards under the 2003 Stock Plan.

As of December 31, 2012, EMC and its subsidiaries had approximately 60,000 employees, non-employee directors, consultants and advisors who are eligible to be considered for awards under the 2003 Stock Plan. The following table sets forth information regarding outstanding equity awards (including awards under the 2003 Stock Plan and our prior stock option plans, non-plan options and options assumed by EMC in connection with acquisitions) and shares available for future equity awards under the 2003 Stock Plan as of December 31, 2012 (without giving effect to approval of the proposed amendment and restatement of the 2003 Stock Plan):

Proposal 4 - Approval of the EMC Corporation Amended and Restated 2003 Stock Plan (continued)

Total shares underlying outstanding stock options	77,449,195
Weighted average exercise price of outstanding stock options	$14.39
Weighted average remaining contractual life of outstanding stock options	4.7 years
Total shares underlying outstanding unvested time-based restricted stock and restricted stock unit awards	41,174,275
Total shares underlying outstanding unearned performance-based restricted stock and restricted stock unit awards	6,032,720
Total shares currently available for grant	49,419,698
Total shares currently available for grant as full-value awards	24,709,849

The additional 60,000,000 shares of common stock for which shareholder approval is sought represent approximately 2.8% of our 2,106,959,399 outstanding shares (measured as of December 31, 2012). In addition, if the additional shares were all granted and issued as “full-value” awards, after adjusting for the impact of the fungible share design described below, the number of shares issued from the additional 60,000,000 shares would be only 30,000,000 shares, representing 1.4% of our outstanding shares (measured as of December 31, 2012).

Promotion of Good Corporate Governance Practices

The 2003 Stock Plan, as proposed to be amended and restated, provides for the following:

•
Stock options and stock appreciation rights may not have a term in excess of ten years, may not be repriced without shareholder approval and may not be granted at a discount to the fair market value of our common stock on the grant date;

•	No material amendments to the plan may be made without shareholder approval;

•	Restricted stock and restricted stock unit awards have minimum vesting periods;

•
The fungible share design effectively limits the number of “full-value” restricted stock and restricted stock unit awards that may be granted under the 2003 Stock Plan since these awards are counted against the plan's share reserve as two shares for every one share issued in connection with such awards;

•
Shares retained by or delivered to the Company to pay the exercise price of a stock option or withholding taxes in connection with an award, unissued shares resulting from the settlement of stock appreciation rights in common stock and shares purchased by us in the open market using the proceeds of stock option exercises do not become available for issuance as future awards;

•
Dividend payments (if any) on restricted stock and/or restricted stock unit awards, including performance awards and time-based awards, are subject to the same vesting restrictions as the underlying awards;

•	EMC may cancel outstanding awards or “clawback” the value of awards recently realized if officers or other senior employees engage in activity detrimental to EMC; and

•	Awards made under the plan may qualify as “performance-based compensation” under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 162(m) of the Code

The Board believes that it is in the best interests of the Company and its shareholders to provide for an incentive plan under which stock-based compensation awards made to the Company's executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the 2003 Stock Plan has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to the Company's Chief Executive Officer or any of the Company's three other most highly compensated executive officers (other than the Company's Chief Financial Officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company's shareholders. For purposes of Section 162(m), the material terms include (1) the employees eligible to receive compensation, (2) a description of the business criteria on which the performance goal is based and (3) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2003 Stock Plan, each of these aspects is discussed below, and shareholder approval of the 2003 Stock Plan will be deemed to constitute approval of each of these aspects of the 2003 Stock Plan for purposes of the approval requirements of Section 162(m).

Proposal 4 - Approval of the EMC Corporation Amended and Restated 2003 Stock Plan (continued)

Summary of the 2003 Stock Plan

The following is a summary of the material terms and conditions of the 2003 Stock Plan, as proposed to be amended and restated. This summary is qualified in its entirety by reference to the terms of the 2003 Stock Plan (as proposed to be amended and restated), a copy of which is attached as Exhibit A to this Proxy Statement.

The closing price of a share of EMC common stock on the New York Stock Exchange (the “NYSE”) on March 1, 2013 was $23.25. The proceeds received by EMC upon exercise of the awards by participants in the 2003 Stock Plan will be used for the general corporate purposes of EMC.

Administration. The Compensation Committee and/or the Board administer the 2003 Stock Plan, which includes approving:

•	the individuals to receive awards;

•	the types of awards to be granted;

•	the terms and conditions of the awards, including the number of shares and exercise price of the awards;

•	the time when the awards become exercisable or will vest, or the restrictions to which an award is subject will lapse; and

•	whether options will be incentive stock options.

The Compensation Committee and the Board have full authority to interpret the terms of the 2003 Stock Plan and awards granted under the 2003 Stock Plan. The Compensation Committee or the Board may, in their discretion, determine to accelerate the vesting or lapse of one or more restrictions with respect to an award; provided, however, that neither the Compensation Committee nor the Board may accelerate the vesting or lapse of one or more restrictions with respect to an award of restricted stock or restricted stock units if such action would cause such award to fully vest in a period of time that is less than the applicable minimum vesting period set forth in the 2003 Stock Plan.

Authorized Shares. If the proposed amendment and restatement of the 2003 Stock Plan is approved by shareholders at the Annual Meeting, the total number of shares of common stock authorized under the 2003 Stock Plan will be 573,711,987 shares.

The shares authorized under the 2003 Stock Plan will be subject to adjustment in the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the common stock. As described above, the 2003 Stock Plan contains a fungible share limit, which means that stock options and stock appreciation rights are counted against the share reserve as one share for every share that is issued in connection with such award and that “full-value” awards (i.e., restricted stock and restricted stock units) are counted against the share reserve as two shares for every share that is issued in connection with such award. In addition, as described above, the 2003 Stock Plan does not contain liberal share counting. As a result, any shares actually or constructively transferred by the participant to EMC in connection with an award under the 2003 Stock Plan or our prior stock option plans (including, but not limited to, through the holding back of shares for tax withholding) will not be added back to the share reserve under the 2003 Stock Plan.

Common stock delivered by the Company under the 2003 Stock Plan may consist of authorized but unissued common stock or previously issued common stock acquired by the Company.

Tax Code Limitations. Subject to changes in the Company's capitalization, the aggregate number of shares subject to awards granted under the 2003 Stock Plan during any fiscal year to any one participant will not exceed 2,000,000. The maximum number of shares under an award that may be granted to any participant for a performance period longer than one fiscal year will not exceed 2,000,000 multiplied by the number of full fiscal years in the performance period. If this amendment and restatement of the 2003 Stock Plan is approved, subject to changes in the Company's capitalization, the aggregate number of shares that may be issued under the 2003 Stock Plan as of May 1, 2013 pursuant to the exercise of incentive stock options may not exceed 10,000,000.

Eligibility. All employees of, and consultants or advisors to, EMC or any of its subsidiaries are eligible to participate in the 2003 Stock Plan. Each non-employee director who is not a 5% shareholder of EMC (an “Eligible Director”) or a person in control of such a shareholder is also eligible to participate in the 2003 Stock Plan. Options intended to qualify as incentive stock options within the meaning of Section 422 of the Code only may be granted to employees of EMC or of any parent or subsidiary corporation.

Proposal 4 - Approval of the EMC Corporation Amended and Restated 2003 Stock Plan (continued)

Types of Awards. Awards under the 2003 Stock Plan may be in the form of stock options (either incentive stock options or non-qualified options), restricted stock, restricted stock units, stock appreciation rights or any combination thereof.

•
Stock Options. Stock options represent the right to purchase shares of common stock within a specified period of time at a specified price. The exercise price for a stock option will be not less than 100% (110% for an incentive stock option granted to a 10% or more shareholder) of the fair market value of common stock on the date of grant. All stock options will expire no more than ten years (five years in the case of an incentive stock option granted to a 10% or more shareholder) after the date of grant.

•
Awards of Restricted Stock and Restricted Stock Units. Restricted stock is common stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Restricted stock units represent the right to receive shares of common stock in the future, with the right to future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Subject to any restrictions applicable to the award, a participant holding restricted stock, whether vested or unvested, will be entitled to enjoy all rights of a shareholder with respect to such restricted stock, including the right to receive dividends and vote the shares. Any dividends payable on the restricted stock awards, including performance awards and time-based awards, will be subject to the same restrictions as the underlying award. A participant holding restricted stock units is not entitled to voting or other shareholder rights, but, subject to any restrictions applicable to the award, will be entitled to receive dividends. Any dividends payable on the restricted stock unit awards, including performance awards and time-based awards, will be subject to the same restrictions as the underlying award. Awards of restricted stock or restricted stock units, other than awards granted to Eligible Directors, will not vest fully in less than two years following the date of grant, but awards that vest upon the achievement of performance goals or that are granted upon the over-achievement of performance goals will not vest fully in less than one year following the date of grant.

•
Stock Appreciation Rights. Stock appreciation rights entitle the holder upon exercise to receive shares of common stock having a value equal to the excess of (i) the value of the number of shares with respect to which the right is being exercised (which value is based on fair market value at the time of such exercise) over (ii) the exercise price applicable to such shares. The exercise price for a stock appreciation right will not be less than 100% of the fair market value of common stock on the date of grant. All stock appreciation rights will expire no later than ten years after the date of grant.

Performance Goals. The Compensation Committee may grant awards under the 2003 Stock Plan subject to the satisfaction of performance goals. In the case of awards intended to qualify for exemption under Section 162(m) of the Code, the Compensation Committee will use one or more objectively determinable performance goals that relate to one or more performance criteria. The performance criteria available under the 2003 Stock Plan may consist of any or any combination of the following areas of performance (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, geographical, project, product or individual basis or in combinations thereof, and measured on an absolute basis or relative to a pre-established target, to previous periods' results or to a designated comparison group): sales; revenues; assets; expenses; income; profit margins; earnings before or after any deductions and whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory; organizational realignments; infrastructure changes; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of products or services; customer acquisition or retentions; acquisitions or divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split ups and the like; reorganizations; strategic investments or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. The Compensation Committee will determine whether the performance goals for a performance award have been met. No more than 2,000,000 shares will be allocated to performance awards granted to any participant during any 12-month period; provided that for awards with performance periods that are longer than one year, the maximum number of shares allocated to such award cannot exceed 2,000,000 shares multiplied by the number of full years in the performance period.

Deferral Payments. Subject to the terms and conditions of the 2003 Stock Plan, the Compensation Committee may determine that the settlement of all or a portion of any award may be deferred or may, in its sole discretion, approve deferral elections made by participants.

Transferability. Under the 2003 Stock Plan, awards are generally non-transferable other than by will or by the laws of descent and distribution, and awards may only be exercised by the participant during his or her lifetime; provided, that the Compensation Committee may, other than with respect to incentive stock options, allow for transferability of awards to

Proposal 4 - Approval of the EMC Corporation Amended and Restated 2003 Stock Plan (continued)

immediate family members of the participant or to trusts, partnerships or other entities controlled by and of which the beneficiaries are immediate family members of the participant.

Termination of Service Relationship. Under the 2003 Stock Plan, except as set forth below, all previously unexercised awards terminate and are forfeited automatically upon the termination of the participant's service relationship with EMC, unless the Compensation Committee expressly specifies otherwise. However, if a participant's service relationship is terminated by reason of death or disability, all awards previously issued under the plan to the participant will become fully vested and, to the extent applicable, remain exercisable for three years after the date of termination (but in no event beyond the expiration date of the award). If a participant's service relationship is terminated by reason of retirement (as defined in the 2003 Stock Plan), except as otherwise provided by the Compensation Committee, all stock options and stock appreciation rights held by the participant will continue to vest and be exercisable as if the service relationship had not terminated and without regard to the satisfaction of any applicable performance-based vesting criteria. Awards of restricted stock and restricted stock units held by the participant will terminate on the date of retirement. If a participant holds unexercised non-qualified stock options or unexercised stock appreciation rights that are vested at the time his or her service relationship is terminated, other than for death, disability or retirement, then such awards may continue to be exercised until the earlier to occur of (1) the expiration of the award term or (2) three months following the date the participant's service relationship is terminated; provided, however, if the participant's employment is terminated for “Cause” or if the participant engaged in “Detrimental Activity” (each as defined in the 2003 Stock Plan), all awards held by the participant shall immediately terminate.

With respect to awards held by officers or other senior employees, the Compensation Committee may cancel, suspend or otherwise limit any unexpired award and rescind the exercise of an award if such participant engages in “Detrimental Activity” (as defined in the 2003 Stock Plan).

Amendments. The Compensation Committee may at any time discontinue granting awards under the 2003 Stock Plan. The Compensation Committee may amend the 2003 Stock Plan, except that no amendment may adversely affect the rights of any participant without his or her consent and no amendment will, without the approval of EMC shareholders, materially amend the 2003 Stock Plan, increase the number of shares of common stock available under the 2003 Stock Plan, change the group of persons eligible to receive awards, reprice any outstanding options or stock appreciation rights or reduce the price at which options or stock appreciation rights may be granted (including any tandem cancellation and regrant or any other amendment or action that would have substantially the same effect as reducing the exercise price of outstanding options or stock appreciation rights), extend the time within which awards may be granted, or alter the 2003 Stock Plan so that options intended to qualify as incentive stock options under the Code would not do so.

Change in Corporate Structure or Capitalization; Change in Control. In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the common stock, the number and kind of shares of stock or securities of EMC then subject to the 2003 Stock Plan and the awards then outstanding or to be granted thereunder, and the exercise price, if applicable, will be appropriately adjusted by the Compensation Committee, whose determination will be binding on all persons. In the event of a dissolution, liquidation, consolidation or merger in which EMC is not the surviving corporation or in which a majority of its outstanding shares are converted into securities of another corporation or are exchanged for other consideration, all outstanding awards will thereupon terminate, provided that prior to the effective date of any such dissolution, liquidation, consolidation or merger, EMC will either (i) contingent upon the consummation of such transaction, make all outstanding awards immediately exercisable on a basis that gives the holder of the award a reasonable opportunity to participate as a shareholder in the transaction or, if applicable, cause all restrictions to lapse, or (ii) arrange to have the surviving corporation grant replacement awards to participants.

Term. The 2003 Stock Plan, unless sooner terminated by the Compensation Committee or the Board of Directors, will remain in effect until May 1, 2023.

U.S. Federal Income Tax Consequences

The following is a brief description of the federal income tax treatment that will generally apply to awards made under the 2003 Stock Plan, based on federal income tax laws currently in effect. The exact federal income tax treatment of awards will depend on the specific nature of any such award and the individual tax attributes of the award recipient. This summary is not intended to be a complete analysis and discussion of the federal income tax treatment of the 2003 Stock Plan, and does not discuss gift or estate taxes or the income tax laws of any municipality, state or foreign country.

Proposal 4 - Approval of the EMC Corporation Amended and Restated 2003 Stock Plan (continued)

Incentive Stock Options. Options granted under the 2003 Stock Plan may qualify as incentive stock options within the meaning of Section 422 of the Code. If an option holder exercises an incentive stock option in accordance with its terms and does not dispose of the shares acquired within two years from the date of the grant of the incentive stock option or within one year from the date of exercise (the “Required Holding Periods”), an option holder generally will not recognize ordinary income and the Company will not be entitled to any deduction, on either the grant or the exercise of the incentive stock option. An option holder's basis in the shares acquired upon exercise will be the amount paid upon exercise. Provided an option holder holds the shares as a capital asset at the time of sale or other disposition of the shares, an option holder's gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of an option holder's gain or loss will be the difference between the amount realized on the disposition of the shares and the option holder's basis in the shares. The gain or loss will be long-term capital gain or loss if the shares are held for at least one year after exercise of the option; otherwise, it will be short-term.

If, however, an option holder disposes of the acquired shares at any time prior to the expiration of the Required Holding Periods, then, subject to certain exceptions, the option holder will recognize ordinary income at the time of such disposition which will equal the excess, if any, of the lesser of (1) the amount realized on such disposition or (2) the fair market value of the shares on the date of exercise, over the option holder's basis in the shares. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by an option holder. Any gain in excess of such ordinary income amount will be a short-term or long-term capital gain, depending on the option holder's holding period. If an option holder disposes of such shares for less than the option holder's basis in the shares, the difference between the amount realized and the option holder's basis will be short-term or long-term capital loss, depending upon the holding period of the shares.

Non-Qualified Stock Options. Options granted under the 2003 Stock Plan which are not incentive stock options are “non-qualified stock options.” No income results upon the grant of a non-qualified stock option. When an option holder exercises a non-qualified stock option, he or she will realize ordinary income subject to withholding. Generally, such income will be realized at the time of exercise and in an amount equal to the excess, measured at the time of exercise, of the then fair market value of the common stock over the option price. EMC will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to certain withholding and reporting requirements.

Restricted Stock. Generally, restricted stock is not taxable to a participant at the time of grant, but instead is included in ordinary income (at its then fair market value) and subject to withholding when the restrictions lapse. A participant may elect to recognize income at the time of grant, in which case the fair market value of the common stock at the time of grant is included in ordinary income and subject to withholding and there is no further income recognition when the restrictions lapse. EMC is entitled to a tax deduction for Federal income tax purposes in an amount equal to the ordinary income recognized by the participant.

Restricted Stock Units. Generally, the participant will not be subject to tax upon the grant of an award of restricted stock units. However, upon the receipt of the underlying shares of common stock, the participant will recognize ordinary income subject to withholding in an amount equal to the fair market value of the shares received. EMC will be entitled to a corresponding tax deduction for Federal income tax purposes.

Stock Appreciation Rights. Generally, the participant will not be subject to tax upon the grant of a stock appreciation right. However, upon the receipt of shares pursuant to the exercise of a stock appreciation right, the participant, generally, will recognize ordinary income subject to withholding in an amount equal to the fair market value of the shares received. The ordinary income recognized with respect to the receipt of shares upon exercise of stock appreciation rights will be subject to any necessary withholding and reporting requirements.

Generally, EMC will not be entitled to a tax deduction upon the grant or termination of stock appreciation rights. However, EMC will, generally, be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the participant.

Section 162(m). The 2003 Stock Plan is designed to allow awards made under the plan to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, however there can be no guarantee that amounts payable under the 2003 Stock Plan will be treated as qualified “performance-based” compensation under Section 162(m). In general, under Section 162(m), in order for EMC to be able to deduct compensation in excess of $1,000,000 paid in any one year to EMC's Chief Executive Officer or any of EMC's three other most highly compensated executive officers (other than EMC's

Proposal 4 - Approval of the EMC Corporation Amended and Restated 2003 Stock Plan (continued)

Chief Financial Officer), such compensation must qualify as “performance-based”. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the 2003 Stock Plan will be deductible under all circumstances.

Section 409A. Awards held by employees that are subject to but fail to comply with Section 409A of the Code are subject to a penalty tax of 20% in addition to ordinary income tax, as well as to interest charges. In addition, the failure to comply with Section 409A may result in an acceleration of the timing of income inclusion for income tax purposes. The Compensation Committee intends to administer any award resulting in a deferral of compensation subject to Section 409A consistent with the requirements of Section 409A to the maximum extent possible, as determined by the Compensation Committee.

This summary is not a complete description of the U.S. Federal income tax aspects of the 2003 Stock Plan. Moreover, this summary relates only to Federal income taxes; there may also be Federal estate and gift tax consequences associated with the 2003 Stock Plan, as well as foreign, state and local tax consequences.

New Plan Benefits

The future benefits or amounts that would be received under this amendment and restatement of the 2003 Stock Plan are discretionary and are therefore not determinable at this time. Similarly, the benefits or amounts which would have been received by or allocated to executive officers and our other employees for the last completed fiscal year if this amendment and restatement of the 2003 Stock Plan had been in effect cannot be determined. Information about awards granted in fiscal year 2012 to the Chief Executive Officer, the Chief Financial Officer and the other Named Executive Officers can be found under the “Grants of Plan-Based Awards” table on page 73 of this Proxy Statement.

PROPOSAL 5

APPROVAL OF THE EMC CORPORATION
AMENDED AND RESTATED 1989 EMPLOYEE STOCK PURCHASE PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 5

In February 2013, the Compensation Committee and the Board approved, subject to approval by EMC shareholders, an amendment and restatement of the EMC Corporation Amended and Restated 1989 Employee Stock Purchase Plan (the “1989 Plan”) (attached as Exhibit B to this Proxy Statement), which would, among other things:

•	increase the number of shares of common stock available for grant under such plan by 30,000,000;

•
create a sub-plan applicable to non-U.S. employees (the “Sub-Plan”) that provides for (i) the modification of plan terms or the establishment of rules in order to comply with local law or (ii) the exclusion of non-U.S. employees to the extent participation is contrary to local law or is otherwise not advisable or practicable for EMC; and

•	make certain other administrative changes.

The affirmative vote of a majority of the votes properly cast at the Annual Meeting is required to approve this amendment and restatement of the 1989 Plan.

The Compensation Committee and the Board approved the amendment and restatement of the 1989 Plan to ensure that EMC can continue to grant purchase rights to its employees at levels determined appropriate by the Compensation Committee and the Board. The 1989 Plan also provides eligible employees with the opportunity to become EMC shareholders and participate in EMC's success, which aligns the interests of participating employees with those of shareholders. Based upon EMC's stock price and historical rates of employee participation in the 1989 Plan, EMC believes that there may not be sufficient shares available for purchase under the 1989 Plan through the end of 2013. Additional shares are needed for use in the 1989 Plan so that the 1989 Plan can continue to be used as a benefit to attract and retain employees. EMC's forecast indicates that the addition of 30,000,000 shares will allow continued employee participation for approximately three years. If this amendment and restatement of the 1989 Plan is not approved by the shareholders, the Board will suspend future employee participation in the 1989 Plan once the currently available shares are purchased. The proceeds received by EMC from the sale of common stock under the 1989 Plan are used for the general corporate purposes of EMC.

As of December 31, 2012, 7,697,164 shares remained available for future purchases under the 1989 Plan.

The following is a summary of the material terms and conditions of the 1989 Plan, as proposed to be amended and restated. This summary is qualified in its entirety by reference to the terms of the 1989 Plan (as proposed to be amended and restated), a copy of which is attached as Exhibit B to this Proxy Statement.

Summary of the 1989 Plan

Up to 153,000,000 shares of common stock have been authorized for issuance under the 1989 Plan. If the proposed amendment and restatement is approved by the shareholders at the Annual Meeting, an additional 30,000,000 shares of common stock will be available for issuance under the 1989 Plan, for a total of 183,000,000 authorized shares. Such shares may, at the discretion of the Compensation Committee, be issued from EMC's authorized but unissued common stock. The 1989 Plan provides for the granting of options to participating employees to purchase shares of common stock. Generally, each employee of EMC and the eligible subsidiaries, as determined in the discretion of the Compensation Committee, having at least three months of continuous service on the date of grant of an option, is eligible to participate in the 1989 Plan, except for employees whose customary employment is 20 hours or less per week. Individuals employed outside the United States may be excluded pursuant to the Sub-Plan if the Compensation Committee determines such participation is contrary to local law or is otherwise not advisable or practicable. In addition, any employee who immediately after the grant of an option would be deemed under the provisions of the Internal Revenue Service Code of 1986 (the “Code”) to own 5% or more of the outstanding shares of common stock is not eligible to receive such an option. Members of the Board who are not employed as regular salaried officers or employees of EMC may not participate in the 1989 Plan. As of December 31, 2012, there were approximately 45,000 employees of EMC and our subsidiaries eligible to participate in the 1989 Plan and approximately 17,000 employees participating in the 1989 Plan. The closing price of a share of EMC common stock on the NYSE on March 1, 2013 was $23.25.

Proposal 5 - Approval of the EMC Corporation Amended and Restated 1989 Employee Stock Purchase Plan (continued)

Options are granted through a series of successive option periods established by the Compensation Committee not to exceed 24 months. Options are exercisable at the end of each option period through accumulations of payroll deductions. The amount of the deductions is determined by the employee, but may not be less than 1% nor more than 15% of the employee's compensation. The number of shares of common stock acquired in a particular option period is determined by dividing the balance in the employee's withholding account on the last day of the period by the purchase price per share for the common stock determined under the 1989 Plan; provided that no employee may purchase more than 1,000 shares of our common stock in an option period. In addition, the 1989 Plan provides that no employee will be granted an option under the 1989 Plan which would permit his or her right to purchase shares to accrue at a rate which exceeds $25,000 in fair market value of common stock (determined at the time the option is granted) for any calendar year. Any remaining balance in an employee's withholding account at the end of an option period is returned to the employee, unless the value of the remaining balance is equal to less than a whole share of common stock, in which case the amount is rolled over to the opening balance for the next option period. The purchase price for a share of common stock is 85% of the fair market value of the common stock at the time of exercise.

In the event the number of shares of common stock available in any option period under the 1989 Plan is otherwise insufficient to fully exercise the options based on employees' accumulated payroll deductions, the number of shares each employee is entitled to purchase shall be proportionately reduced and the remaining cash balance in each employee's withholding account shall be returned to such employee.

An employee may at any time on or prior to the 15th day before the end of any applicable option period, cancel his or her option, and upon such cancellation, all accumulated payroll deductions in the employee's withholding account shall be returned to him or her without interest. During an employee's lifetime, his or her rights in an option will be exercisable only by him or her and may not be sold, pledged, assigned or otherwise transferred. The employee or his or her legal representative may elect to have the amount credited to his or her withholding account at the time of his or her death applied to the exercise of his or her option for the benefit of named beneficiaries. Nothing in the 1989 Plan is to be construed so as to give an employee the right to be retained in the service of EMC. Upon the termination of an employee for any reason other than due to death, he or she will cease to be a participant in the 1989 Plan, any option held by him or her will be canceled, the balance of his or her withholding account will be returned and such employee will have no further rights under the 1989 Plan. In the event a participant holds any option under the 1989 Plan at the time of his or her death, his or her legal representative may, pursuant to a written request delivered on or before the date such option is exercisable, elect either (a) to cancel any such option and receive in cash the balance in the participant's withholding account, or (b) to have the balance in the withholding account applied as of the last day of the option period to the exercise of such option, and have the balance, if any, in excess of the total purchase price of the whole shares returned in cash.

In the event there is a change in the common stock due to a stock dividend, stock split, combination of shares, recapitalization, merger or other capital change, the aggregate number of shares of common stock available under the 1989 Plan and under any outstanding options, the option price and other relevant provisions of the 1989 Plan will be appropriately adjusted. EMC will have the right to amend the 1989 Plan at any time, but cannot make an amendment (other than as stated above) relating to the aggregate number of shares available under the 1989 Plan or the option price without the approval of EMC's shareholders. EMC may suspend or terminate the 1989 Plan at any time, but such termination will not affect the rights of employees holding options at the time of termination.

The Compensation Committee administers the 1989 Plan, makes determinations regarding all questions arising thereunder, and adopts, administers and interprets such rules and regulations relating to the 1989 Plan as it deems necessary or advisable. The Compensation Committee or the Board may at any time or times amend the 1989 Plan or amend any outstanding option or options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose permitted by law, provided that no amendment will, without the approval of the Company's shareholders, (a) increase the maximum number of shares available under the 1989 Plan, (b) reduce the option price of outstanding options or reduce the price at which options may be granted below 85% of the fair market value per share, or (c) amend the provisions of the 1989 Plan relating to amendment and termination. The Compensation Committee or the Board may terminate the 1989 Plan at any time. No such amendment or termination, however, may adversely affect the rights of any participant without his or her consent.
Special Provisions of the Employee Stock Purchase Sub-Plan
The Sub-Plan is generally intended to provide eligible employees of EMC's non-U.S. subsidiaries with the opportunity to participate in the 1989 Plan on the same terms and conditions as U.S.-based employees. However, the Sub-Plan also authorizes EMC to modify existing terms or establish rules applicable to certain non-U.S. subsidiaries to comply with local law, rules or

Proposal 5 - Approval of the EMC Corporation Amended and Restated 1989 Employee Stock Purchase Plan (continued)

regulations or to exclude certain non-U.S. subsidiaries where participation is contrary to local law or is otherwise not advisable or practicable.

U.S. Federal Income Tax Consequences

The 1989 Plan is intended to qualify as an “Employee Stock Purchase Plan” within the meaning of Section 423 of the Code. Under a plan which so qualifies, neither the grant of an option nor the acquisition of shares upon exercise of such an option will result in taxable income to the employee or a deduction for EMC. The Sub-Plan is not intended to qualify under Section 423 of the Code.

The Federal income tax treatment of the employee's subsequent disposition of shares acquired under a 1989 Plan option (“Plan Shares”) will vary depending upon the timing of the disposition. For these purposes, a “disposition” includes any transfer of shares other than certain transfers at death, certain tax-free exchanges, or a mere pledge or hypothecation. If the employee disposes of Plan Shares within two years after the corresponding option was granted, or within one year after the Plan Shares were purchased, the employee will recognize ordinary income on the date of disposition and EMC will receive a corresponding deduction equal to the difference between the price that the employee paid for the Plan Shares and the fair market value of the Plan Shares on the date they were purchased. If, on the other hand, the employee disposes of Plan Shares after both of the periods specified above, or if the employee dies while owning the Plan Shares, then he or she will recognize ordinary income (on the date of disposition or death) only to the extent of the lesser of (i) the excess of the fair market value of the Plan Shares at the time the option was granted over the option price (computed as of the grant date); or (ii) the excess of the fair market value of the Plan Shares at the time of death or disposition over the purchase price. In this case, EMC will receive no corresponding deduction. The employee will also recognize capital gain equal to the amount by which the amount realized upon the sale or disposition of the Plan Shares exceeds the sum of the aggregate purchase price paid for the Plan Shares and the ordinary income recognized in connection with their acquisition.

The foregoing summary is not a complete description of the U.S. Federal income tax aspects of the 1989 Plan. Moreover, the foregoing summary relates only to Federal income taxes; there may also be the imposition of FICA and FUTA taxes on the exercise of an option issued under the 1989 Plan, Federal estate and gift tax consequences, as well as foreign, state and local tax consequences.

New Plan Benefits

The future benefits or amounts that would be received under the 1989 Plan are based upon voluntary participation and elections made by participants and are therefore not determinable at this time. Similarly, the benefits or amounts which would have been received by or allocated to executive officers and our other employees for the last completed fiscal year if this amendment and restatement of the 1989 Plan had been in effect cannot be determined for the same reasons.

PROPOSAL 6

APPROVAL OF AMENDMENTS TO EMC'S ARTICLES OF ORGANIZATION AND BYLAWS TO
ALLOW SHAREHOLDERS TO ACT BY WRITTEN CONSENT BY LESS THAN UNANIMOUS
APPROVAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 6

EMC is asking shareholders to approve amendments to our Articles of Organization and Bylaws that would allow shareholders to take action without a meeting by written consent subject to the same approval threshold as would be required to take that action at a meeting of shareholders. Currently, shareholders may act without a meeting only by unanimous written consent, as provided under Massachusetts law. The amendments to the Articles of Organization and Bylaws provide for the right to act by less than unanimous written consent and establish procedures governing the written consent process. Under Massachusetts law, any right for shareholders to act by less than unanimous written consent must be provided for in the articles of organization. Accordingly, we are proposing amendments to our Articles of Organization that would generally permit a majority of shareholders to act by written consent. The Bylaw amendments contain additional measures to protect the rights of all shareholders; however, the Bylaw amendments will be effective only if the amendments to the Articles of Organization are approved. The proposed amendments to the Articles of Organization and Bylaws are set forth in Exhibit C to this Proxy Statement. The proposed amendments would add a new Section (m) to Article VI of the Articles of Organization and amend Section 2.8 of the Bylaws.

The amendments to the Articles of Organization require the affirmative vote of at least a majority of the outstanding shares of our Common Stock. Because approval of the amendments to the Bylaws requires a lesser voting percentage - the affirmative vote of a majority of votes properly cast at the Annual Meeting - the requisite vote to amend the Bylaws will be obtained if the requisite vote to amend the Articles of Organization is obtained. Abstentions and broker non-votes will have the effect of a vote against the amendments to the Articles of Organization and no effect on the vote on the amendments to the Bylaws.

Currently, shareholders may act without a meeting only by unanimous written consent, which is the standard under Massachusetts law. After careful consideration, the Board of Directors has determined that it is appropriate to provide additional rights for shareholders to act by written consent, and approved amendments to our Articles of Organization and Bylaws for shareholder consideration. Among other things, the Board considered support for this approach expressed by certain shareholders during our ongoing shareholder engagement program. Accordingly, if this proposal is approved by shareholders at the Annual Meeting, thereafter any action required or permitted to be taken at any meeting of shareholders may be taken by the written consent of shareholders having at least the minimum number of votes that would be necessary to take the action at a meeting at which all shareholders entitled to vote are present and voting. In order to promote the participation, and protect the rights, of all shareholders and enhance the transparency of the written consent process, shareholders' ability to act by less than unanimous written consent would be subject to certain parameters, including:

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The requirement that shareholders owning at least 25% of EMC's outstanding shares of stock must initiate the written consent process by requesting that the Board of Directors set a record date for the shareholder action. The Board believes that a 25% threshold is appropriate so that a proposed action having minimal shareholder support does not result in unnecessary expense and disruption to EMC and its shareholders. In addition, this is similar to the 25% threshold that must be met in order for shareholders to request a special meeting of shareholders.

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The requirement that shareholders requesting a record date for action by written consent have full voting and economic rights in their shares of stock in order for those shares to count toward the 25% threshold, as determined in accordance with the definition of “ownership” in the Articles of Organization. The Board believes that this provision is appropriate in the written consent context in order to ensure that shareholders requesting action by written consent have a full ownership stake when they are soliciting votes for a proposed action.

•	The requirement that consents must be solicited from all EMC shareholders, so that all shareholders have the opportunity to consider and act on the proposal.

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The requirement that the shareholders' record date request include certain information relating to the proposed action and the requesting shareholders required under the advance notice provisions of the Bylaws, in order to provide

Proposal 6 - Approval of Amendments to EMC's Articles of Organization and Bylaws (continued)

transparency as to the consent solicitation. This is consistent with the information that shareholders are required to provide when requesting a special meeting of shareholders.

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The requirement that the Board of Directors set a record date within a specified time frame in order to provide a prompt and orderly process for shareholder action. The Board need not set a record date in limited cases (described below and in the Bylaws) where a matter is not a proper subject for action by written consent. If no record date is set within the specified time frame, and the matter is a proper subject for action by written consent, a default record date under the Bylaws will apply.

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The requirement that the written consent process may not be used for certain actions, including (1) if the Board of Directors has called or calls for an annual or special meeting to be held within 90 days after delivery of the record date request and that meeting is to include the business specified in the request, which (among other things) would allow the Board to call a special meeting of shareholders to consider the proposed action if it believes that a special meeting would best facilitate shareholder consideration of and participation with respect to the proposed action; (2) if an annual or special meeting that included the business specified in the request was held within 90 days before the delivery of the record date request; or (3) if the record date request or the solicitation of consents for the proposed action involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law. This requirement is intended to ensure that the action proposed to be taken by written consent complies with applicable law and is not duplicative of action by the Board of Directors.

The amendments to the Bylaws also provide for the appointment of independent inspectors of election to review the validity of the consents and any revocations of consents. In addition, the amendments to the Bylaws contain applicable requirements under Massachusetts law in order for an action by written consent to be effective, including that consents signed by shareholders having a sufficient number of votes to take the action, and bearing the date of signature of each shareholder who signs the consent, must be delivered to EMC within 60 days of the earliest dated consent delivered in the manner required under the Articles of Organization and Bylaws.

The amendments would have no effect on shareholders' rights under Massachusetts law to act without a meeting by unanimous written consent. The amendments also would permit shareholders to act by less than unanimous written consent where EMC is asking shareholders to approve a matter by written consent. The procedures described above would not apply to either of these situations, except for those procedures that reflect requirements under Massachusetts law. Any action by written consent must be a proper subject for shareholder action by written consent under Massachusetts law.

If shareholders approve the amendments to the Articles of Organization and Bylaws, they will become legally effective upon filing the amendments to the Articles of Organization with the Massachusetts Secretary of State. EMC intends to make the filing after the Annual Meeting.

PROPOSAL 7

SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 7

The NorthStar Asset Management, Inc. Funded Pension Plan has proposed the adoption of the following proposal at the Annual Meeting and has furnished the following statement in support of the proposal. The address of the shareholder is PO Box 301840, Boston, MA 02130. The shareholder has represented to EMC that it held 724 shares of common stock as of November 19, 2012. If properly presented at the meeting, the affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting is required to approve this proposal.

Congruency between Corporate Values and Political Contributions

Whereas, the Supreme Court ruling in Citizens United v. Federal Election Commission interpreted the First Amendment right of freedom of speech to include certain corporate political expenditures involving “electioneering communications,” which resulted in greater public and shareholder concern about corporate political spending;

Whereas, proponents believe EMC Corporation should establish policies that minimize risk to the firm's reputation and brand through possible future missteps in corporate political contributions;

Whereas, EMC's website states that “we believe that addressing the potential impacts of climate change and energy use will help EMC reduce our risks, enhance shareholder value, and strengthen our business.” Yet since 2009, the EMC Political Action Committee (EMCPAC) designated 20% of its contributions to politicians voting against the American Clean Energy and Security Act of 2009 (H.R. 2454) and voting to deregulate greenhouse gases (H.R. 910).

Whereas, EMC has a strong commitment to diversity, stating that “EMC is committed to creating an environment of inclusion that has many dimensions - cross-geography, cross-organization, and across traditional lines of differences, such as gender, sexual orientation, ethnicity, and race.” Furthermore, our Company has a firm nondiscrimination policy which states that “EMC does not discriminate on the basis of race, color, religion, creed, gender, sexual orientation, marital status, gender identity or expression . . .” Yet since 2009, EMCPAC designated over 30% of its contributions to politicians voting against hate crimes legislation and against the repeal of Don't Ask Don't Tell, and/or sponsoring the Federal Marriage Amendment Act, which would eliminate equal marriage rights across the nation.

Resolved: Shareholders request that the Board of Directors create and implement a policy requiring consistent incorporation of corporate values as defined by EMC's stated policies and affirmations (including our Commitment to Diversity, our Equal Opportunity Plan, our Environmental Strategy, and our Climate Change and Energy Strategy) into Company and EMCPAC political and electioneering contribution decisions, and to report to shareholders at reasonable expense and excluding confidential information on a quarterly basis listing any electioneering or political contribution expenditures occurring during the prior quarter, identifying any contributions that raised an issue of incongruency with corporate values, and stating the justification for any such exceptions.

Supporting Statement: Proponents recommend that the report contain management's analysis of risks to our company's brand, reputation, or shareholder value. “Expenditures for electioneering communications” means spending directly, or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.

Proposal 7 - Shareholder Proposal (continued)

EMC'S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 7

Your Board of Directors opposes this proposal because it is unnecessary and not in the best interests of EMC or its shareholders.

EMC is committed to responsible and transparent participation in the political process. For many years, we have had effective policies and procedures for oversight and disclosure of our political activities. The Supreme Court's decision in Citizens United has not changed our practices or our focus on our business priorities. Highlights of our policies and practices include:

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We make contributions to advance our public policy priorities: EMC participates in the political process to help shape public policy and address legislation that impacts the Company and our industry. For example, some of our key priorities center around cloud computing, data center consolidation, Big Data “analytics”, cybersecurity and science, technology, engineering and mathematics education. While we do not expect recipients of contributions to agree at all times with our positions on all issues, we seek to support individuals who will promote the interests of the Company. For more information, see http://www.emc.com/corporate/investor-relations/governance/corporate-governance.htm.

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Our Political Contributions Policy governs our contributions: Since 2007, we have had a publicly available Political Contributions Policy which outlines procedures for contributions made with corporate funds. The Political Contributions Policy also describes oversight of the EMC Political Action Committee (the “EMC PAC”), a nonpartisan committee registered with the Federal Election Commission. The EMC PAC is funded entirely with voluntary employee contributions; no corporate funds are used to fund the EMC PAC. For more information, see http://www.emc.com/corporate/investor-relations/governance/corporate-governance.htm.

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We require that contributions be approved in advance: Any proposed political contribution by EMC, whether monetary or “in-kind,” must be submitted in advance to EMC's Office of Corporate Government Affairs and the Chief Compliance Officer for pre-approval. Any contribution by the EMC PAC must be reviewed and approved by the EMC PAC Board. Our due diligence process includes, among other things, consideration of whether the recipient of a contribution represents a state or district where a major EMC facility is located, supports employee interests in his or her district, serves on a Congressional committee with jurisdiction over issues of importance to EMC's business, or has been supportive of the IT industry on key issues. Contributions may be made to members of all political parties and are made without regard to the political preferences of EMC executives.

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We have Board oversight over political contributions: The Corporate Governance and Nominating Committee (the “Governance Committee”) of your Board of Directors regularly reviews our corporate political activity and EMC PAC activity, including review of our semi-annual disclosure statements, key public policy priorities and the appropriateness of EMC's political contributions policies and procedures.

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We publicly disclose political contributions and trade association membership information: EMC makes information about our corporate political contributions publicly available on our website. Since 2007, we have disclosed all corporate political contributions and since 2011, our major U.S. trade association memberships, including the percentage of our dues allocated by trade associations to lobbying expenses and political expenditures. For more information, see http://www.emc.com/corporate/investor-relations/governance/corporate-governance.htm.

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We comply with government reporting requirements: All expenditures and/or political activity that must be disclosed under government reporting requirements are filed with the Federal Election Commission, U.S. Senate or Massachusetts Secretary of State, as applicable. Links to these reports are available on our website at http://www.emc.com/corporate/investor-relations/governance/corporate-governance.htm.

Our commitment to transparency and oversight has helped make EMC a leading company on issues of political accountability and disclosure. In fact, EMC was recently ranked in the top 25 in a survey of political transparency and accountability among the top 200 companies in the S&P 500 conducted by the Center for Political Accountability-Zicklin Index of Corporate Political Accountability and Disclosure.

Proposal 7 - Shareholder Proposal (continued)

Finally, we note that since 2007, the only corporate political contributions we have made were $100,000 to each of the 2008 Democratic and Republican National Conventions, and in-kind products and services valued at approximately $170,000 and $254,000 to the 2012 Democratic and Republican National Conventions, respectively, and the EMC PAC made contributions of less than $50,000 each year. The amount of our contributions is relatively small but nonetheless we believe it is in the best interests of the Company and our shareholders to keep lines of communication open with our elected officials and help shape public policy consistent with our business priorities. Political contributions represent just a fraction of EMC's involvement in our communities and our activities as a responsible corporate citizen. For more information, see http://www.emc.com/corporate/sustainability/ strengthening-communities/index.htm.

Accordingly, we believe that this proposal is unnecessary and that EMC's existing policies and practices enable EMC and EMC's employees to engage in the political process in a way that is consistent with our values and furthers the interests of the Company and our shareholders.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF EMC OR ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

CORPORATE GOVERNANCE

EMC is committed to good corporate governance, which we believe helps us to sustain our success and build long-term value for our shareholders. For many years, we have had in place Corporate Governance Guidelines which provide a framework for the effective governance of EMC. The Governance Committee reviews these guidelines at least annually and, as appropriate, recommends changes to the Board of Directors for approval. We also have written charters for the Board of Directors' standing committees (Audit, Finance, Governance, Leadership and Compensation, and Mergers and Acquisitions), as well as Business Conduct Guidelines applicable to all directors, officers and employees. Information about EMC's corporate governance practices and copies of the Corporate Governance Guidelines, committee charters and Business Conduct Guidelines are available at www.emc.com/corporate/investor-relations/governance/corporate-governance.htm. EMC posts additional information on its website from time to time as the Board makes changes to EMC's corporate governance practices.

The Board of Directors has implemented corporate governance practices that it believes are both in the best interests of EMC and its shareholders as well as compliant with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing standards of the New York Stock Exchange (the “NYSE”). The Board reviews these practices on an ongoing basis. Highlights of our corporate governance practices include:

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Board Leadership Structure. Our Bylaws and Corporate Governance Guidelines permit the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon our needs and the Board's assessment of its leadership from time to time. The Board and the Governance Committee review the structure of Board and EMC leadership as part of the succession planning process on an ongoing basis.

The Board believes that EMC and its shareholders are best served at this time by having Joseph M. Tucci serve as our Chairman and CEO, and David N. Strohm, an independent director, serve as our Lead Director. Combining the roles of Chairman and CEO makes clear that we have a single leader who is directly accountable to the Board and, through the Board, to our shareholders. It establishes one voice who speaks for the Company to customers, employees, shareholders and other stakeholders. This structure reinforces Mr. Tucci's overall responsibility for the Company's business and strategy, under the oversight and subject to the review of the Board. It strengthens the Board and the Board's decision-making process because Mr. Tucci, who has first-hand knowledge of our operations and the major issues facing EMC, chairs the Board meetings where the Board discusses strategic and business issues. This structure also enables Mr. Tucci to act as the key link between the Board and other members of management. Finally, the combined roles facilitate an efficient Board process.

Our Corporate Governance Guidelines provide that if the Chairman is not an independent director, then the independent directors will select a Lead Director. The Board believes that a Lead Director is an integral part of our Board structure and facilitates the effective performance of the Board in its role of providing governance and oversight. Mr. Strohm has been our Lead Director since January 2006. Mr. Strohm brings to the role considerable skills and experience, as described in “Election of Directors.” In addition, Mr. Strohm is Chair of our Governance Committee, which affords him increased engagement with Board governance and composition. He has significant responsibilities, which are set forth in EMC's Corporate Governance Guidelines, and include:

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Presiding at the meetings of the Board at which the Chairman is not present, including the executive sessions of the non-management directors (as defined in the listing standards of the NYSE) and independent directors, establishing the agendas for such executive sessions and providing appropriate feedback to the CEO regarding these meetings;

◦	Acting as a liaison between the independent directors and the Chairman;

◦	Facilitating discussions among the independent directors on key issues and concerns outside of Board meetings;

◦	Having the authority to call meetings of the independent directors;

◦	In collaboration with the Chairman, setting an appropriate schedule of and standing agenda for Board meetings, as well as preparing agendas for Board meetings;

Corporate Governance (continued)

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In collaboration with the Chairman, providing for the quality, quantity and timeliness of the flow of information from management to the Board that is necessary for the independent directors to effectively and responsibly perform their duties;

◦	In collaboration with the Leadership and Compensation Committee, approving CEO goals, evaluating CEO performance, setting CEO compensation levels and reviewing CEO succession planning; and

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In collaboration with the Governance Committee, making recommendations to the Board regarding committee members and chairs and overseeing the performance evaluations of the Board, each of the applicable committees and the individual directors.

Annually, the independent directors consider the role and designation of the Lead Director.

In evaluating its leadership structure, the Board also considered that a substantial majority of our Board is comprised of independent directors and the Audit, Governance, and Leadership and Compensation Committees consist entirely of independent directors. The active involvement of the independent directors, combined with the qualifications and significant responsibilities of our Lead Director, promote strong, independent oversight of EMC's management and affairs.

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Risk Oversight. The Board of Directors is responsible for overseeing risk management at the Company. The Board regularly considers our risk profile when reviewing our overall business plan and strategy and when making decisions impacting the Company.

The Governance Committee is responsible for overseeing the Board's execution of its risk management oversight responsibility. The management risk committee, comprised of the Chief Financial Officer and the General Counsel, monitors and manages EMC's enterprise risk management program and reports directly to the Governance Committee and the Board of Directors.

Compensation Risk. The Leadership and Compensation Committee oversees the design and implementation of and the incentives and risks associated with our compensation policies and practices. In 2012, the Committee evaluated our executive compensation program across the following categories: compensation mix, including the relative weightings of our executive officers' base salaries, cash incentive bonus opportunities and long‑term equity incentives; long-term incentive plan design; short-term incentive plan design; performance metrics; the relationship between performance and payout, including maximum payouts; stock ownership guidelines; stock holding guidelines; change in control agreements; and compensation recovery policy. The Committee considered several factors that mitigate risk in the executive compensation program, including the following:

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Less than 20% of each Named Executive Officer's (as defined below) total annual compensation is provided through the cash bonus plans. These plans contain limits on the amount of compensation that can be earned for any year. Moreover, EMC incents executives through multiple cash bonus plans and multiple performance targets that are weighted differently under each plan.

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The majority of EMC's executive compensation opportunity is provided in the form of a well-balanced portfolio of equity awards with multiple performance targets that are weighted differently under each type of award, multi-year vesting schedules of up to five years and deferred vesting subject to continued employment with EMC to provide strong incentives for sustained performance and sustained shareholder value.

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For many years, EMC has been committed to pay-for-performance. In line with this philosophy, the Committee grants equity awards with performance elements to focus executive officers on achieving strategic, operational and financial goals that will lead to long-term shareholder value and encourage our executive officers to take a long-term view of the business.

◦	The financial targets used in the compensation program align with the Board-approved operating plan for the Company.

Corporate Governance (continued)

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EMC has strong stock ownership guidelines which help align the interests of our executive officers with shareholders' interests in the long-term performance of EMC stock. In 2012, the Committee increased the stock ownership guidelines for certain executives.

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EMC has strong stock holding guidelines under which each executive officer must hold throughout the year at least 75% of his or her total equity holdings (measured as of January 1). In addition, each executive officer may sell only a limited number of shares each quarter.

◦	EMC has a long-standing clawback policy with recovery of cash and equity incentive compensation applicable to all EMC employees.

◦	EMC does not permit any employees to “hedge” ownership of EMC securities.

◦	EMC's change in control agreements provide severance payments and vesting of equity awards only on a “double trigger” basis.

◦	The independent compensation consultant for the Committee only provides services for the Committee and is not permitted to provide any services to the Company unless pre-approved by the Committee.

◦	The Committee has final authority in administering the executive compensation program.

The management risk committee also reviewed all the incentive compensation plans. The management risk committee considered whether any of these plans or programs may encourage inappropriate risk-taking; whether any plan may give rise to risks that are reasonably likely to have a material adverse effect on the Company; and whether it would recommend any changes to the plans. The management risk committee also considered any risk-mitigating controls, such as our clawback policy and stock ownership and holding guidelines. The management risk committee presented its conclusions for review by the Leadership and Compensation Committee.

Other Risks. In addition, each of the other standing committees of the Board regularly assesses risk in connection with executing their responsibilities. The Audit Committee discusses with management EMC's major financial risks and exposures and the steps management has taken to monitor and control such risks and exposures, including our policies with respect to risk assessment and risk management. The Mergers and Acquisitions Committee considers risks in connection with acquisitions, divestitures and investments. The Finance Committee considers risks in connection with matters related to the Company's capital structure, stock repurchase program and investment management policy. The Audit Committee and Governance Committee also receive regular reports from the Company's Chief Risk Officer.

All of the committees report regularly to the Board of Directors on their activities. For more information, please see “Board Independence and Committees - Committees of the Board” beginning on page 40 of this Proxy Statement.

•	Succession Planning. We engage in succession planning at all levels of the Company.

Board Succession. The Governance Committee regularly evaluates the size and composition of the Board, giving consideration to evolving skills, perspective and experience needed on the Board to perform its governance role and provide oversight as the challenges facing the Company change over time. The Governance Committee and the Board of Directors regularly consider succession plans for membership of the Board committees and committee chairs as well as the needs of the Board on an ongoing basis.

CEO Succession. The Board and the Leadership and Compensation Committee are both engaged in CEO succession planning on an ongoing basis. They regularly review CEO succession in plenary session and executive session. This includes regular review of both long- and short-term CEO succession plans, consideration of candidates, review and monitoring of the career development of potential successors, and consideration of the Company's needs in light of its strategic direction. The Board also ensures that it has exposure to senior officers who have the potential to succeed the CEO and other senior management positions.

Corporate Governance (continued)

Organization and Talent Review. In addition to CEO succession planning, we have a robust organization and talent review process to identify capabilities, opportunities and the readiness of high-potential employees.

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Every member of the executive leadership team meets with the CEO and the Executive Vice President, Human Resources on a regular basis to assess talent management actions; consider the strategy and goals of each executive's group in the context of EMC's overall strategy; analyze each group's structure and identify any gaps; develop a plan for each group by identifying the roles, responsibilities, priorities and actions needed to drive success; and based on the plan, develop a strategy to build talent, including an assessment of bench strength, development of high-potential employees and alignment of the succession plan to EMC's business strategy.

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The Leadership and Compensation Committee reviews in detail the results of the organization and talent review and also engages in talent management and succession planning discussions throughout the year.

◦	The CEO discusses EMC's organization and talent review with the Board of Directors. The Board also regularly discusses succession planning throughout the year.

•	Annual Election of Directors. Each director is required to stand for election annually.

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Majority Vote for Directors. A majority vote standard, as described in our Bylaws, applies to the election of directors. In addition, our Corporate Governance Guidelines require any incumbent nominee for director, other than in a Contested Election Meeting (as defined in our Bylaws), who does not receive more votes cast “for” his or her election than cast “against” his or her election to promptly tender his or her resignation. The Governance Committee will assess the appropriateness of the director continuing to serve and recommend to the Board the action to be taken regarding a tendered resignation. Set forth below are procedures of the Board and Governance Committee to be used if such majority vote policy is triggered:

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In considering whether it is appropriate for a nominee to continue to serve as a director, the Governance Committee will act promptly and consider all factors deemed relevant, including any known reasons why shareholders voted “against” the director, the length of service and qualifications of the director in question, the director's contributions to EMC, the director's particular area of expertise or experience, and compliance with listing standards;

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The Board will act on the Governance Committee's recommendation promptly, but in any event not later than 90 days following the certification of the shareholder vote. The Board will consider the factors considered by the Governance Committee and any other factors it deems relevant. Board action may include acceptance of the tendered resignation, adoption of measures designed to address the issues underlying the “against” votes for such director or rejection of the tendered resignation. Following the Board's decision, EMC will promptly disclose the Board's decision and process (including, if applicable, the reasons for rejecting the tendered resignation) in a periodic or current report filed with the SEC;

◦	If a director's resignation is accepted by the Board, the Board will determine whether to fill such vacancy or to reduce the size of the Board; and

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The process described above of determining whether or not to accept a tendered resignation will be managed by the independent directors. Further, any director who tenders his or her resignation pursuant to EMC's majority vote policy will not participate in the Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Governance Committee receive more votes cast “against” than “for” at the same election, then the independent directors who are on the Board who did not receive such votes will consider the tendered resignations.

•	Board Self-Assessments. The Governance Committee, together with the Lead Director, oversees an annual evaluation process as follows:

◦	Each director evaluates the Board as a whole;

Corporate Governance (continued)

◦	Each member of the standing committees of the Board of Directors evaluates the committees on which he or she serves; and

◦	Each director prepares an individual self-evaluation.

After these evaluations are complete, the results are discussed by the Board and each committee and with each individual director, as applicable, and, if necessary, action plans are developed.

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Executive Sessions of Directors. The non-management directors meet in executive session in connection with each regularly scheduled Board meeting, and the independent directors meet in executive session at least once each year. The Lead Director acts as presiding director for such executive sessions.

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Shareholder Communications. To enable open communications, EMC provides various means for shareholders and other interested parties to contact the non-management directors, the Audit Committee and the Leadership and Compensation Committee (see “Board Independence and Committees - Communications with the Board” below). The Board strives to provide clear, candid and timely responses to any substantive communication it receives. In order to build constructive, informed relationships with shareholders and encourage transparency and accountability, directors may also be available for dialogue with shareholders from time to time, as appropriate. In addition to these communications, it is the Board's policy in accordance with our Corporate Governance Guidelines to provide a response to any shareholder proposal that receives a majority vote.

For many years, EMC has sponsored a robust shareholder engagement program. During 2012, members of EMC management continued this long-standing practice, and dialogued and met with shareholders on a variety of topics. We spoke with representatives from our top institutional investors, mutual funds, public pension funds, labor unions and socially-responsible funds about various corporate governance and compensation matters. Overall, investors expressed strong support for the Company's strategy, governance practices (including succession planning) and executive compensation programs. We believe our regular engagement has been productive and provides an open exchange of ideas and perspectives for both the Company and shareholders.

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Director Orientation and Continuing Education. The Board believes that director orientation and education is integral to Board and committee performance and effectiveness. The Board's director orientation program emphasizes EMC's business and strategic plans, and includes site visits, presentations and meetings with management. In addition, management, outside advisors and others regularly provide continuing education to the Board on topics such as current regulatory matters, legislative affairs, and developments within the IT industry. Directors are also encouraged to participate in external educational programs related to their responsibilities as directors and to EMC's business.

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Director Stock Ownership Guidelines. The Board believes that non-management directors should hold a significant equity interest in EMC. We have had director stock ownership guidelines in place for many years. Under these guidelines, each non-management director is expected to own, within five years after becoming a director, shares of EMC common stock with a value equal to five times the annual Board retainer, excluding any committee retainers or fees. In February 2013, the Board approved an increase in the annual Board retainer and a consequent increase in the director stock ownership guidelines. As of March 1, 2013, all of the non-management directors are in compliance with these guidelines. We also have executive stock ownership guidelines - for more information, please see “Compensation Discussion and Analysis - Stock Ownership Guidelines” on page 67 of this Proxy Statement.

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Sustainability. The Governance Committee is responsible for overseeing EMC's sustainability efforts which are founded on three pillars: Sustaining Ecosystems (the environmental dimension), Strengthening Communities (the social dimension) and Delivering Value (the economic dimension). These pillars are built on a foundation of Transformative IT: the transformation of how IT products are designed, produced, used, and managed at end of life; how IT services are delivered, secured, and consumed; and how information is leveraged to derive new knowledge for business and society. We believe that integrating environmental, social and financial considerations in our business strategy and decisions is integral to growing the success of EMC and benefits our shareholders, employees, customers, suppliers and communities. By developing sustainable business practices throughout EMC and helping our customers optimize their data centers and their businesses, we create competitive advantage, build trust and pave the way for continued long-term corporate success. For more information, please see our 2012 Annual Report on Form 10-K and www.emc.com/corporate/sustainability/index.htm.

Corporate Governance (continued)

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Political Contributions. The Governance Committee oversees our political spending activity. We participate in the political process to help shape public policy and address legislation that impacts EMC and our industry. Our involvement aims to ensure that the interests of our customers, shareholders, employees and other stakeholders are fairly represented at all levels of government. Our corporate political contributions, membership dues we pay to major U.S. trade associations and the percentage of such dues that is used for political spending, and activity of the EMC Political Action Committee (which is funded entirely by voluntary employee contributions and no corporate funds) are disclosed on our website. For more information, including a description of our public policy priorities, please see www.emc.com/corporate/investor-relations/governance/corporate-governance.htm.

•	Simple Majority Vote. There are no supermajority voting requirements in our Articles of Organization or Bylaws.

BOARD INDEPENDENCE AND COMMITTEES

The Board has a substantial majority of directors who are independent under the NYSE's director independence standards and EMC's Categorical Standards of Independence.

EMC has adopted Categorical Standards of Independence, which are available at www.emc.com/corporate/investor-relations/governance/corporate-governance.htm and are also attached as Exhibit D to this Proxy Statement, to assist it in assessing director independence. Pursuant to these standards, the Board broadly considers all relevant facts and circumstances in its determination of independence of all Board members (including any relationships set forth in this Proxy Statement under the heading “Certain Transactions”). EMC's Board of Directors has affirmatively determined that the following directors have no direct or indirect material relationship with EMC, and therefore are independent under our Categorical Standards and the NYSE listing standards: Michael W. Brown, Randolph L. Cowen, Gail Deegan, James S. DiStasio, Edmund F. Kelly, Jami Miscik, Windle B. Priem, Paul Sagan and David N. Strohm.

In determining that the above-mentioned directors are independent, the Board considered transactions during 2012 between EMC and Liberty Mutual Group (where Mr. Kelly is Chairman), between EMC and Akamai Technologies, Inc. (where Mr. Sagan is Executive Vice Chairman), and between EMC and Barclays Capital (where Ms. Miscik is Senior Advisor for Geopolitical Risk), and determined that the amount of business fell below the thresholds in EMC's Categorical Standards of Independence. These transactions include purchases and sales of goods and services in the ordinary course of business that were less than 0.3% of each company's annual revenues, including a small amount of insurance coverage in EMC's professional liability insurance program provided by Liberty Mutual. The Board also considered transactions during 2012 between EMC and companies, universities, hospitals and other organizations with which Messrs. Brown, Cowen, DiStasio, Kelly, Priem, Sagan and Strohm, and Mses. Deegan and Miscik, are affiliated as directors, trustees or members of an advisory board and determined that these relationships were not material. Finally, the Board considered that EMC made donations to charities where Messrs. Cowen and Kelly are directors or trustees, and determined that the amount of the donations fell below the thresholds in EMC's Categorical Standards of Independence.

Board Meetings

During the fiscal year ended December 31, 2012, EMC's Board of Directors held 10 meetings. All directors attended at least 75% of the Board meetings and committee meetings which were held during the period in which he or she was a director of EMC and in which he or she was a member of such committees.

Attendance at Annual Meeting of Shareholders

EMC's Corporate Governance Guidelines provide that each director is expected to attend the Annual Meeting of Shareholders. All but one of the then current directors attended the 2012 Annual Meeting of Shareholders.

Committees of the Board

The Board of Directors has established five standing committees: the Audit Committee, the Governance Committee, the Finance Committee, the Leadership and Compensation Committee, and the Mergers and Acquisitions Committee. The Audit, Compensation, and Governance Committees consist entirely of independent directors, and members of the Audit Committee meet additional, heightened independence criteria applicable to audit committee members under the NYSE listing standards. Generally, a director is a member of no more than two of the NYSE required committees. Each committee operates pursuant to a written charter that is available on our website at www.emc.com/corporate/investor-relations/governance/corporate-governance.htm. The membership of each committee is listed below.

Board Independence and Committees (continued)

	Audit	Corporate Governance and Nominating	Finance	Leadership and Compensation	Mergers and Acquisitions
Michael W. Brown	✓		Chair	✓	✓
Randolph L. Cowen				✓	✓
Gail Deegan	Chair	✓
James S. DiStasio	✓
John R. Egan			✓		Chair
Edmund F. Kelly			✓
Jami Miscik		✓
Windle B. Priem	✓	✓		Chair
Paul Sagan					✓
David N. Strohm		Chair		✓	✓
Joseph M. Tucci			✓		✓

•Audit Committee: This committee assists the Board of Directors in overseeing the integrity of EMC's financial statements, and reviews with management and EMC's auditors EMC's financial statements, the accounting principles applied in their preparation, the scope of the audit, any issues raised by the auditors regarding EMC's financial statements and its accounting controls and procedures, EMC's risk assessment and risk management policies, EMC's worldwide corporate compliance program, the independence of EMC's auditors, EMC's internal controls, EMC's policy pertaining to related person transactions, the other matters as set forth in its charter, and such other matters as the committee deems appropriate.

The Board of Directors has determined, in accordance with the rules of the SEC, that each of Ms. Deegan and Messrs. Brown, DiStasio and Priem is an “audit committee financial expert.”

During 2012, senior members of EMC's financial and legal management participated in each of the Audit Committee's regularly scheduled meetings. During the course of the year, the Audit Committee had separate executive sessions with EMC's General Counsel (who is also our chief compliance officer), independent auditors and internal auditors at which candid discussions regarding legal matters, our corporate compliance program, financial reporting, internal controls and accounting systems and processes took place. The Audit Committee discussed with EMC's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee also met on a regular basis without members of management or the Company's independent auditors.

Also during 2012, the Audit Committee reviewed with senior members of management EMC's policies and practices regarding risk assessment and risk management. In addition, the Audit Committee reviewed the adequacy and effectiveness of EMC's legal, regulatory and ethical compliance programs, including our Business Conduct Guidelines.

•Corporate Governance and Nominating Committee: This committee oversees and advises the Board on corporate governance matters and assists the Board in identifying and recommending qualified Board candidates. The Governance Committee also reviews and makes recommendations to the Board on the size and composition of the Board, standards to be applied by the Board in making independence determinations, assignments to committees of the Board and resignations of directors, when appropriate. The Governance Committee oversees the evaluation of the Board, the committees and individual directors and monitors possible conflicts of interest of directors and senior executives. In addition, the Governance Committee oversees the Board's execution of its risk management oversight responsibility, including receiving reports from the management risk committee, and oversees and makes recommendations to the Board regarding shareholder proposals and sustainability matters.

EMC shareholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting their names and appropriate background and biographical information to the Governance Committee, 176 South Street, Hopkinton, MA 01748. Assuming that the appropriate information is timely provided, the Governance Committee will consider these candidates substantially in the same manner as it considers other Board candidates it identifies. EMC shareholders may also nominate director candidates by following the advance notice provisions of EMC's Bylaws as described under “Business and Nominations for EMC's 2014 Annual Meeting” on page 92 of this Proxy Statement.

Board Independence and Committees (continued)

•Finance Committee: This committee oversees and reviews with management matters related to the enhancement of the capital structure of EMC and its subsidiaries, including the issuance and restructuring of EMC's equity and debt, issuance of our subsidiaries' equity (including the equity of VMware, Inc. (“VMware”)), the redemption of any of EMC's bonds or convertible notes which may be outstanding from time to time, EMC's investment management policy, any common stock repurchase or VMware Class A common stock purchase programs which may exist from time to time, and EMC's dividend policy.

•Leadership and Compensation Committee: This committee sets EMC's executive compensation philosophy and objectives, recommends compensation for non-employee directors, sets the compensation of the Chairman and CEO, reviews and approves the goals and objectives relevant to the compensation of the Chairman and CEO and evaluates his performance, including his performance relative to his respective goals and objectives as well as his overall performance. The Compensation Committee also reviews and approves the compensation of EMC's other executive officers, oversees the incentives and risks associated with the Company's compensation policies and practices, and oversees regulatory compliance of compensation matters. For more information on compensation risk oversight, please see “Corporate Governance - Risk Oversight” on page 35 of this Proxy Statement. The Compensation Committee annually reviews EMC's equity plans, approves grants under EMC's equity plans and has the authority to administer and interpret the provisions of EMC's equity, deferred compensation, 401(k) and other plans. The Compensation Committee also oversees and reports to the Board on succession planning for the CEO and other senior management positions.

The Compensation Committee has engaged Towers Watson & Co. (“Towers Watson”) as its compensation consultant. Towers Watson works at the direction of the Compensation Committee and reports directly to the Compensation Committee. For more information, please see “Compensation Discussion and Analysis - Role of Compensation Consultant” on page 68 of this Proxy Statement.

The Compensation Committee may incorporate certain metrics which are part of EMC's operating plan into the compensation program for EMC's executive officers. The Board of Directors approves EMC's operating plan. Accordingly, in this regard, while the Compensation Committee establishes our executive compensation program, the Board of Directors also is involved in executive compensation. Subject to compensation parameters approved by the Compensation Committee, our CEO and our President set the performance goals under our business unit incentive compensation plans. These goals are aligned with EMC's operating plan. In addition, our CEO, subject to compensation parameters approved by the Compensation Committee, approves the individual performance goals under our Executive Management by Objectives Plan for our executive officers (other than the President whose 2013 individual performance goals were approved by the Compensation Committee). Our CEO also presents recommendations regarding the compensation of our executive officers to the Compensation Committee for approval. The Executive Vice President, Human Resources, assists our CEO and our President in performing their compensation-related responsibilities and also assists the Compensation Committee in fulfilling its functions.

For more information on the Compensation Committee's responsibilities and our compensation program, please see “Corporate Governance” and “Compensation Discussion and Analysis” beginning on pages 34 and 47, respectively, of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the Leadership and Compensation Committee members has ever been an officer or employee of EMC. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our Board or Leadership and Compensation Committee.

•Mergers and Acquisitions Committee: This committee reviews and approves (or recommends that the Board approve) potential acquisitions, divestitures and investments. The Mergers and Acquisitions Committee also evaluates the execution, financial results and integration of completed acquisition transactions.

Board Independence and Committees (continued)

Communications with the Board

EMC shareholders and all other interested parties can report concerns or complaints about EMC's accounting, internal accounting controls, auditing or financial matters directly to the Audit Committee. Questions or concerns about compensation matters can be sent directly to the Leadership and Compensation Committee. Communications can also be sent directly to the non-management directors. Information on how to contact the Audit Committee, the Leadership and Compensation Committee and the non-management directors is set forth below and at www.emc.com/corporate/investor-relations/governance/contact-board.htm. For more information on the Board's engagement with shareholders, please see “Corporate Governance - Shareholder Communications” on page 38 of this Proxy Statement.

Audit Committee	Leadership and Compensation Committee	Non-Management Directors
By mail: c/o Alertline PMB 3767 13950 Ballantyne Corporate Place Charlotte, NC 28277	By mail: c/o Alertline PMB 3767 13950 Ballantyne Corporate Place Charlotte, NC 28277	By mail: c/o Alertline PMB 3767 13950 Ballantyne Corporate Place Charlotte, NC 28277
By e-mail: AuditCommitteeChairman@emc.com	By e-mail: CompensationCommitteeChairman@emc.com	By e-mail: nonmngtdirectors@emc.com

Communications received electronically will be accessed directly by, and communications received by mail will be forwarded directly to, the Audit Committee and the Leadership and Compensation Committee, as appropriate. Communications addressed to the non-management directors will be accessed directly by or forwarded directly to the Governance Committee. The committees will forward these communications to other directors, members of EMC management or such other persons as they deem appropriate. The committees or, if appropriate, EMC management, will respond in a timely manner to any substantive communications from a shareholder or an interested party.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of common stock owned on March 1, 2013 (except as otherwise indicated) (i) by each person who is known by EMC to own beneficially more than 5% of the common stock, (ii) by each of EMC's directors and nominees for director, (iii) by each of the Named Executive Officers (as defined below) and (iv) by all directors and executive officers of EMC as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned[1]	Percent of Outstanding Shares
BlackRock, Inc.	145,059,432[2]	6.89%
Michael W. Brown[3,5]*	108,700	**
Jeremy Burton[4,5]	53,377	**
Randolph L. Cowen[5,6]*	48,700	**
Gail Deegan[5,7]*	147,200	**
James S. DiStasio[5,8]*	28,700	**
John R. Egan[5,9]*	1,402,765	**
Howard D. Elias[5,10]	772,583	**
Patrick P. Gelsinger[5,11]	712,514	**
David I. Goulden[5,12]	1,141,367	**
Edmund F. Kelly[5,13]*	78,700	**
Jami Miscik[5]*	—	**
Windle B. Priem[5,14]*	98,700	**
Paul Sagan[5,15]*	68,700	**
William F. Scannell[5,16]	201,577	**
David N. Strohm[5,17]*	328,701	**
William J. Teuber, Jr.[5,18]	849,316	**
Joseph M. Tucci[5,19]*	2,423,800	**
All directors and executive officers as a group (23 persons)[20]	10,004,754	**
* Nominee for director

**	Less than 1%

1
Except as otherwise noted, all persons have sole voting and investment power of their shares. All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of March 1, 2013.

2
Based solely on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 6, 2013. The Schedule 13G/A provides that, as of December 31, 2012, BlackRock, Inc. beneficially owns in the aggregate 145,059,432 shares of common stock and that it has sole power to vote or direct the voting of 145,059,432 of such shares and to dispose or direct the disposition of 145,059,432 of such shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

3	Mr. Brown is deemed to own 50,000 of these shares by virtue of options to purchase these shares.

4	Mr. Burton is deemed to own 35,837 of these shares by virtue of options to purchase these shares.

5
Does not include restricted stock units held by the following individuals: Mr. Brown (8,300); Mr. Burton (494,970); Mr. Cowen (8,300); Ms. Deegan (8,300); Mr. DiStasio (8,300); Mr. Egan (8,300); Mr. Elias (475,203); Mr. Gelsinger (292,592); Mr. Goulden (516,434); Mr. Kelly (8,300); Ms. Miscik (6,225); Mr. Priem (8,300); Mr. Sagan (8,300); Mr. Scannell (469,354); Mr. Strohm (8,300); Mr. Teuber (381,890); and Mr. Tucci (977,348). The restricted stock units held by Messrs. Brown, Cowen, DiStasio, Egan, Kelly, Priem, Sagan and Strohm and Mses. Deegan and Miscik will vest on May 1, 2013.

6	Mr. Cowen is deemed to own 20,000 of these shares by virtue of options to purchase these shares.

7	Ms. Deegan is deemed to own 70,000 of these shares by virtue of options to purchase these shares.

8	Mr. DiStasio is deemed to own 10,000 of these shares by virtue of options to purchase these shares.

9	Mr. Egan is deemed to own 40,000 of these shares by virtue of options to purchase these shares.

10	Mr. Elias is deemed to own 534,575 of these shares by virtue of options to purchase these shares.

11	Mr. Gelsinger is deemed to own 339,089 of these shares by virtue of options to purchase these shares.

12	Mr. Goulden is deemed to own 881,365 of these shares by virtue of options to purchase these shares.

13	Mr. Kelly is deemed to own 30,000 of these shares by virtue of options to purchase these shares.

14	Mr. Priem is deemed to own 10,000 of these shares by virtue of options to purchase these shares.

15	Mr. Sagan is deemed to own 30,000 of these shares by virtue of options to purchase these shares.

Security Ownership of Certain Beneficial Owners and Management (continued)

16	Mr. Scannell is deemed to own 128,294 of these shares by virtue of options to purchase these shares.

17	Mr. Strohm is deemed to own 90,000 of these shares by virtue of options to purchase these shares.

18	Mr. Teuber is deemed to own 319,402 of these shares by virtue of options to purchase these shares.

19	Mr. Tucci is deemed to own 1,450,667 of these shares by virtue of options to purchase these shares.

20
Includes 4,974,050 shares of common stock beneficially owned by all executive officers and directors as a group by virtue of options to purchase these shares. Excludes shares as to which such individuals have disclaimed beneficial ownership. Excludes 4,989,716 restricted stock units held by all executive officers and directors as a group.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding EMC's equity compensation plans as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights[1] (a)	Weighted-average exercise price per share of outstanding options, warrants and rights[1] (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	68,947,396	$15.49	57,116,862[2]
Equity compensation plans not approved by security holders	—	—	—
Total	68,947,396	$15.49	57,116,862

1
Does not include an aggregate of 8,501,799 shares of common stock to be issued (subject to vesting) upon the exercise of outstanding options, with a weighted-average exercise price of $5.43 per share, assumed by EMC in connection with various acquisitions. The option plans relating to such outstanding options were approved by the respective security holders of the acquired companies.

2	Includes 7,697,164 shares of common stock available for future issuance under our Amended and Restated 1989 Employee Stock Purchase Plan.

LEADERSHIP AND COMPENSATION COMMITTEE REPORT

The Leadership and Compensation Committee of EMC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Leadership and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

LEADERSHIP AND COMPENSATION COMMITTEE

Windle B. Priem, Chair
Michael W. Brown
Randolph L. Cowen
David N. Strohm

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is designed to:

•motivate executives to achieve EMC's strategic, operational and financial goals;
•reward superior performance;
•attract and retain exceptional executives; and
•align the interests of executives and EMC shareholders.

Pay-for-Performance Philosophy

In keeping with our results-driven culture, the Compensation Committee expects our executives to deliver superior performance in a sustained fashion. As a result, a substantial portion of our executives' overall compensation is tied to performance. The Compensation Committee links their compensation to the attainment of challenging goals that will drive EMC to achieve profitable revenue growth and market share gains, while investing in the business to expand the global market opportunity for our product, technology and services portfolio.

Equity is a key component of our compensation program as it aligns the interests of our executives with those of our shareholders. The Compensation Committee utilizes short- and long-term strategic, operational and financial goals and multi-year vesting to create incentives for our executives to sustain performance as well as to encourage retention.

Business Results

EMC's vision is to be the undisputed leader in enabling hybrid cloud computing. To make this vision a reality, we are focused on accelerating IT transformation to cloud computing, leveraging the capabilities of Big Data analytics, and building trusted IT. In addition, over the years, we have made strategic investments to build our portfolio of information storage, virtualization, information protection, information security, and information management, analytics and intelligence technologies, products and services. As a result, we now have what we believe to be the deepest knowledge, broadest product portfolio and strongest partnerships in the IT industry to help our customers gain greater efficiency, control and choice on their journey to the cloud and realize the benefits of delivering IT as a Service.

We firmly believe our vision and strategy are on target. Even as IT spending forecasts declined over the course of 2012, we continued to execute on our long-term strategy and grew 2012 revenue approximately four times faster than IT spending growth. Our ability to sustain profitable growth year after year has produced a track record that few large, technology companies can match. As demonstrated in the table below, from 2007 to 2012, EMC's revenue and non-GAAP earnings per share (“EPS”) grew at a double digit compound annual rate (“CAGR”).
Revenue and Non-GAAP EPS Growth

*	EPS was calculated on a non-GAAP basis. A reconciliation of our GAAP to non-GAAP EPS results can be found in Exhibit E to this Proxy Statement.

Compensation Discussion and Analysis (continued)

In 2012, we successfully executed what we call our financial triple play: simultaneously gaining market share, investing in our business and growing our non-GAAP EPS at a rate faster than the rate at which we grow our revenue. Furthermore, despite IT spending growth of only approximately 2% in 2012, we achieved record revenue, profit and free cash flow:

	2012 ($)	% Growth from 2011
Revenue	21.71 billion	9%
Non-GAAP Earnings Per Share*	1.70	13%
Free Cash Flow*	5.02 billion	14%

*	A reconciliation of our GAAP to non-GAAP results can be found in Exhibit E to this Proxy Statement.

Our record of achievement is the direct result of our experienced, capable and dedicated executive team, our ability to attract, develop and retain highly-skilled people, and the thorough engagement of the Board's well-informed and independent Compensation Committee, which is committed to pay-for-performance.

2012 Executive Compensation Program

The Compensation Committee approved an executive compensation program for 2012 that implements our pay-for-performance philosophy. In addition, the 2012 program reflects the new duties and greater responsibilities assumed by each of Messrs. Goulden, Elias, Scannell, Burton and Teuber in July 2012.

The primary elements of our executive compensation program are base salary, cash bonuses and equity incentives. In determining the compensation of our Named Executive Officers, the Compensation Committee evaluates, among other things: EMC's performance and the performance of the business unit or function for which the individual is responsible; the individual's responsibilities, experience and performance; compensation previously paid or awarded to the individual; and market conditions and the economy.

The relative weights given to each component of the 2012 compensation opportunities for the Named Executive Officers are set forth below.

•
Base salary represents approximately 5% of our CEO's total compensation opportunity and, on average, approximately 12% of our other Current Named Executive Officers' (as defined below) total compensation opportunity.

•	Cash bonuses represent approximately 8% of our CEO's total compensation opportunity and, on average, approximately 13% of our other Current Named Executive Officers' total compensation opportunity.

•
Equity incentives represent approximately 87% of our CEO's total compensation opportunity and, on average, approximately 75% of our other Current Named Executive Officers' total compensation opportunity.

Below is a summary of the Named Executive Officers' 2012 compensation as set forth in the Summary Compensation Table:

Name	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Joseph M. Tucci	1,000,000*	12,697,669	1,310,657	1,467,360*	116,545	16,592,231
David I. Goulden	737,500	9,351,739	528,240	949,513	16,435	11,583,427
Howard D. Elias	687,500	8,909,754	451,639	757,109	22,697	10,828,699
William F. Scannell	700,000	8,909,754	451,639	632,153	15,821	10,709,367
Jeremy Burton	600,000	8,120,027	357,854	609,588	8,774	9,696,243
William J. Teuber, Jr.	712,500	5,154,478	557,014	707,560	17,051	7,148,603
Patrick P. Gelsinger**	709,104	15,705,824	263,088	889,516	108,022	17,675,554

*	Mr. Tucci's base salary and target cash bonus have not increased since 2001.

**
Amounts represent the aggregate of (i) 2012 compensation from EMC through the end of August 2012 at which time Mr. Gelsinger became CEO of VMware, and (ii) 2012 compensation from VMware for the remainder of the year.

Compensation Discussion and Analysis (continued)

For more information, please see the Summary Compensation Table, and the accompanying compensation tables, beginning on page 70 of this Proxy Statement.

Cash Incentive Compensation

For our cash incentive plans, the Board and the Compensation Committee approved challenging revenue, profitability and cash flow goals, as well as qualitative goals to complete strategic and operational priorities, because they believe that solid performance in these areas leads to long-term shareholder value.

As discussed above, despite a challenging economic environment, EMC achieved strong financial performance in 2012, resulting in the Named Executive Officers achieving 98.7%, 100% and 102.5%, respectively, of the revenue, non-GAAP EPS and free cash flow targets established by the Compensation Committee at the beginning of 2012.

The Named Executive Officers received the following cash bonuses from EMC in 2012:

Name	Corporate Incentive Plan		Executive Management by Objectives Plan		Information Storage Division Incentive Plan		Total Payout
	Target ($)	Actual ($)	Target ($)	Actual ($)	Target ($)	Actual ($)	Target ($)	Actual ($)
Joseph M. Tucci	1,152,000	1,221,120	288,000	246,240	n/a	n/a	1,440,000	1,467,360
David I. Goulden	750,000	795,000	187,500	154,513	n/a	n/a	937,500	949,513
Howard D. Elias	501,250	531,325	152,500	129,662	108,750	96,122	762,500	757,109
William F. Scannell	327,500	347,150	145,000	123,250	252,500	161,753	725,000	632,153
Jeremy Burton	480,000	508,800	120,000	100,788	n/a	n/a	600,000	609,588
William J. Teuber, Jr.	465,000	492,900	142,500	121,475	105,000	93,185	712,500	707,560
Patrick P. Gelsinger	243,750	258,375	97,500	90,613	146,250	108,087	487,500	457,075

Annual Equity Incentive Awards

Equity Award Vesting Based on 2012 Performance. Based on EMC's level of achievement of the 2012 revenue and EPS performance targets established by the Compensation Committee, 95.8% of the following annual performance-based equity awards granted to the Named Executive Officers in August 2011 became eligible to vest in February 2013, vesting ratably over two to three years, subject to continued employment:

Name	2011 Performance Stock Units*		2011 Performance Stock Options*
	# of Units Granted	# of Units Eligible to Vest	# of Options Granted	# of Options Eligible to Vest
Joseph M. Tucci	183,307	175,678	92,424	88,577
David I. Goulden	61,103	58,560	30,808	29,525
Howard D. Elias	61,103	58,560	30,808	29,525
William F. Scannell	61,103	58,560	30,808	29,525
Jeremy Burton	47,530	45,552	23,965	22,967
William J. Teuber, Jr.	81,470	78,079	41,078	39,368
Patrick P. Gelsinger	61,103	58,560	30,808	29,525

*	4.2% of these awards did not become eligible to vest in February 2013 and were forfeited.

2012 Annual Equity Awards. Consistent with past years, a significant majority of the annual equity awards granted to our executive officers in 2012 are performance-based awards and will vest only if the Company achieves challenging revenue and EPS goals. All or a portion of these awards will be forfeited if the performance goals are not met. If the performance goals are achieved and such awards become eligible to vest, they do so over a number of years following achievement of these goals. As in prior years, we also granted time-based equity awards that vest over a four- to five-year period to promote retention. The Current Named Executive Officers received the following annual equity awards in 2012:

Compensation Discussion and Analysis (continued)

Name	Performance Stock Units	Performance Stock Options	Time-Based Stock Units	Time-Based Stock Options
Joseph M. Tucci	168,395	90,051	112,264	60,034
David I. Goulden	85,635	45,794	57,090	30,530
Howard D. Elias	60,896	32,565	40,598	21,710
William F. Scannell	60,896	32,565	40,598	21,710
Jeremy Burton	49,478	26,459	32,986	17,640
William J. Teuber, Jr.	66,605	35,618	44,403	23,745

Leadership Development and Performance Awards

Over the past few years, Mr. Tucci and the Board have spent considerable time engaged in succession planning for the CEO role and other senior executive roles within the Company. In September 2012, the Company announced that, at the Board's request, Mr. Tucci would remain with EMC through at least February 2015, and that he expects to transfer the CEO role prior to such date while remaining Chairman at both EMC and VMware. At the time of this September 2012 announcement, the Compensation Committee granted performance-based restricted stock units to each of Messrs. Tucci and Teuber, which units vest in 2015 only if the Company achieves two-year total shareholder return and revenue metrics, and Messrs. Tucci and Teuber satisfy specific qualitative goals (the “Leadership Development and Performance Awards”). The Compensation Committee believes achievement of these goals will be important to ensure continuity in our executive leadership, an orderly transition to new senior leadership over the next few years, and the successful execution of EMC's long-term strategy. Messrs. Tucci and Teuber received the following Leadership Development and Performance Awards in 2012:

Name	Leadership Development and Performance Awards
Joseph M. Tucci	302,917
William J. Teuber, Jr.	113,594
Long-Term Incentive Plan Equity Awards

In August 2011 and 2012, the Compensation Committee granted certain of our executive officers performance-based restricted stock units that will vest only if three-year cumulative revenue goals are achieved (the “LTIP stock units”). All or a portion of these awards will be forfeited if the performance goals are not met. The Compensation Committee believes these awards promote long-term alignment with EMC's business plan, require sustained performance and provide a multi-year retention incentive through a period of leadership transition. Messrs. Goulden, Elias, Scannell and Burton received the following LTIP stock unit awards in August 2011 and 2012, as applicable:

Name	2011 LTIP Stock Units	2012 LTIP Stock Units
David I. Goulden	239,617	—
Howard D. Elias	239,617	—
William F. Scannell	239,617	—
Jeremy Burton	159,745	74,627

Compensation Discussion and Analysis (continued)

Other Compensation Practices

In addition to our pay-for-performance philosophy, highlights of our executive compensation program include:

•  Annual “say on pay” vote
 •  Clawback policy applicable to all employees for cash and equity incentive compensation
 •  Strong stock ownership and stock holding guidelines
 •  “Double trigger” change in control agreements
 •  Independent compensation consultant
•  Risk oversight on compensation policies and practices
•  CEO succession planning
•  Long-standing shareholder outreach program

•  Shareholder accessibility to the Compensation Committee, including a direct email address
•  No pension or SERP benefits for executive officers
•  No hedging or pledging of Company stock
•  No discounted options
•  No option repricings without shareholder approval
•  No excise tax gross-ups
•  No excessive perquisites for executives

The Compensation Committee believes that the actions described above clearly demonstrate the Company's commitment to and consistent execution of an effective pay-for-performance executive compensation program. For more information, please see the discussion below.

Consideration of 2012 Advisory Vote on Executive Compensation

At our May 2012 annual meeting, shareholders expressed strong support for our executive compensation program, with over 96% of votes cast voting in favor of the proposal. When designing our 2013 executive compensation program, the Compensation Committee considered, among other things: the 2012 vote results; comments received during our active shareholder engagement following the 2012 annual meeting, including feedback on our compensation program; evolving compensation practices; the economic environment; our financial and operational performance; and our leadership succession plans.

After careful consideration, the Compensation Committee determined to retain the core design of our executive compensation program for 2013, and enhance our program with the grant of the Leadership Development and Performance Awards and the extension of our LTIP stock unit program.

Compensation Discussion and Analysis (continued)

Named Executive Officers

The executive officers who appear in the Summary Compensation Table for 2012 are referred to collectively in this Proxy Statement as the “Named Executive Officers,” and they are:

Name	Title
Joseph M. Tucci	Chairman and Chief Executive Officer
David I. Goulden	President, Chief Operating Officer and Chief Financial Officer
Howard D. Elias	President and Chief Operating Officer, Global Enterprise Services
William F. Scannell	President, Global Sales and Customer Operations
Jeremy Burton	Executive Vice President, Product Operations and Marketing
William J. Teuber, Jr.	Vice Chairman
Patrick P. Gelsinger	Chief Executive Officer, VMware, Inc. Former President and Chief Operating Officer, EMC Information Infrastructure Products

Messrs. Tucci, Goulden, Elias, Scannell, Burton and Teuber, each of whom were employed by EMC for the full fiscal year 2012, are referred to collectively in this Proxy Statement as the “Current Named Executive Officers.”

Under the Securities and Exchange Commission's rules, Mr. Gelsinger is included in this Proxy Statement as a Named Executive Officer because he served as an executive officer of EMC for a portion of 2012. On August 31, 2012, Mr. Gelsinger resigned from his position at EMC to become the Chief Executive Officer of VMware. Due to EMC's ownership stake in VMware, all of Mr. Gelsinger's compensation for 2012, including the compensation paid to him by VMware after his resignation from EMC, is required to be included in the Summary Compensation Table in this Proxy Statement. The compensation paid to Mr. Gelsinger in 2012 by EMC and the compensatory arrangements between EMC and Mr. Gelsinger are described below. The compensation paid to Mr. Gelsinger in 2012 by VMware and the compensatory arrangements between VMware and Mr. Gelsinger will be described in the Compensation Discussion and Analysis of VMware's Proxy Statement for its 2013 Annual Meeting of Stockholders, as they reflect the decisions of VMware's Compensation and Corporate Governance Committee.

EMC's Executive Compensation Program

The primary elements of EMC's executive compensation program are base salary, cash bonuses and equity incentives.

When designing the executive compensation program, the Compensation Committee gives significant weight to cash bonuses and equity incentives, which reflects the Compensation Committee's belief that a large portion of executive compensation should be performance-based. This compensation is performance-based because payment and/or vesting are tied to the achievement of individual and/or corporate performance goals. In addition, with respect to the equity awards, the value ultimately realized by the recipient fluctuates with the price of our common stock. The Compensation Committee believes that the equity incentives are particularly significant because they drive the achievement of EMC's long-term operational and strategic goals and align the executives' interests with those of EMC shareholders, while the cash bonuses drive the achievement of shorter-term performance goals.

Compensation Discussion and Analysis (continued)

Set forth below is a summary of the relative weights given to each component of the 2012 compensation opportunities for Mr. Tucci and the other Current Named Executive Officers.

CEO

Base Salary
5.2%
Cash Incentive
Bonus
7.5%
Time-Based
Options and
Restricted Stock
Units
18.3%
Performance
Options and
Performance
Stock Units
69.0%

Other NEOs*

Base Salary
12.3%
Cash Incentive
Bonus
13.3%
Time-Based
Options and
Restricted Stock
Units
24.0%
Performance
Options and
Performance
Stock Units
50.4%

_____________

*	Reflects average compensation. Excludes compensation of Mr. Gelsinger.

For purposes of determining the percentages shown above for the annual compensation opportunities of the Current Named Executive Officers, the base salaries and cash bonus targets are calculated on an annualized basis, taking into account mid-year compensation changes described below. In addition, it is assumed that cash bonuses are earned at target levels, stock options have a value determined by an option pricing model and restricted stock units have a value equal to the underlying value of the stock on the date the grant was approved. Since these awards have both upside opportunities and downside risk, these percentages may not reflect the actual amounts realized.

In 2012, we changed the timing of the annual compensation review process for our executive officers so that all determinations regarding base salaries and target cash bonus opportunities became effective in April 2012. The compensation review process takes into account the executive officer's responsibilities and performance, and the current marketplace and economy. In April 2012, the Compensation Committee increased the base salaries and/or cash bonus targets for certain Named Executive Officers, as described below.

In July 2012, each of Messrs. Goulden, Elias, Scannell, Burton and Teuber assumed new duties and greater responsibilities within our organization. In light of their expanded roles and after taking into consideration the total compensation opportunities for comparable positions within our peer group and in the marketplace, the Compensation Committee increased the base salaries and/or cash bonus targets for each of these executive officers, as described below.

Compensation Discussion and Analysis (continued)

Base Salary

In general, the base salary of each of the Named Executive Officers is determined by evaluating the executive officer's responsibilities, experience and impact on EMC's results and the salaries paid to executive officers in comparable positions by our peer group. We use base salary to compensate our executive officers for performing their day-to-day responsibilities.

As described above, in April and July 2012, the Compensation Committee adjusted the base salaries of certain Named Executive Officers. The Named Executive Officers' 2012 and 2013 annualized base salaries are set forth below:

Annual Base Salary
Name	January 2012 ($)	April 2012 ($)	July 2012 ($)	April 2013 ($)
Joseph M. Tucci*	1,000,000	1,000,000	1,000,000	1,000,000
David I. Goulden	600,000	650,000	850,000	850,000
Howard D. Elias	600,000	650,000	750,000	750,000
William F. Scannell	700,000	700,000	700,000	700,000
Jeremy Burton	500,000	550,000	675,000	675,000
William J. Teuber, Jr.	700,000	700,000	725,000	725,000
Patrick P. Gelsinger	600,000	650,000	650,000	n/a

*	Mr. Tucci's base salary has not increased since 2001.

The Compensation Committee determined not to make any changes to the base salaries of the Current Named Executive Officers in connection with our 2013 annual compensation review.

Cash Bonus Plans

In 2012, more than 80% of our employees, including the Named Executive Officers, participated in our cash bonus plans under which the payment of bonuses is contingent upon the achievement of pre-determined performance goals. Our cash bonus plans are designed to motivate our executive officers and other employees to achieve specified corporate, business unit, individual, strategic, operational and financial performance goals.

Each year, the Compensation Committee approves each Named Executive Officer's cash bonus opportunity. In determining the cash bonus opportunity, the Compensation Committee considers a number of factors, including EMC's performance, the individual's performance and the performance of the business unit or function for which the individual is responsible, the individual's experience, similar compensation opportunities that may be payable to similarly situated executives internally and externally, changes in the competitive marketplace and the economy, and the other elements of compensation payable by EMC to the individual.

As described above, in April and July 2012, the Compensation Committee adjusted the target annual bonus opportunities of certain Named Executive Officers. The Named Executive Officers' 2012 and 2013 annualized total target annual bonus opportunities are set forth below:

Total Target Annual Bonus Opportunity
Name	January 2012 ($)	April 2012 ($)	July 2012 ($)	April 2013 ($)
Joseph M. Tucci*	1,440,000	1,440,000	1,440,000	1,440,000
David I. Goulden	700,000	750,000	1,150,000	1,150,000
Howard D. Elias	700,000	750,000	800,000	800,000
William F. Scannell	700,000	700,000	750,000	750,000
Jeremy Burton	500,000	550,000	675,000	675,000
William J. Teuber, Jr.	700,000	700,000	725,000	725,000
Patrick P. Gelsinger	700,000	750,000	750,000	n/a

*	Mr. Tucci's total target annual bonus opportunity has not increased since 2001.

The Compensation Committee determined not to make any changes to the target annual bonus opportunities of the Current Named Executive Officers in connection with our 2013 annual compensation review.

Compensation Discussion and Analysis (continued)

2012 Cash Bonus Plans

For 2012, the Compensation Committee approved three cash bonus plans in which the Named Executive Officers were eligible to participate: the Corporate Incentive Plan, the Executive Management by Objectives Plan and the Information Storage Division Incentive Plan. The Corporate Incentive Plan is intended to incent the achievement of financial metrics for the Company that are aligned with the annual operating plan set by the Board. The Executive Management by Objectives Plan is intended to incent the achievement of strategic and operational goals. The Information Storage Division Incentive Plan is intended to incent the achievement of the financial metrics for our Information Storage business that are aligned with the annual operating plan set by the Board.

The Compensation Committee determined that the vast majority (80%) of the bonus opportunity for Messrs. Tucci, Goulden and Burton should be allocated to the Corporate Incentive Plan since, in their respective roles, they have responsibility for, and a significant impact on, EMC's overall corporate performance and achievement of long-term objectives, and the remaining portion of their respective bonus opportunity should be allocated to the Executive Management by Objectives Plan to focus on the achievement of various strategic and operational goals. The Compensation Committee determined that, for the first half of 2012, 50% of Messrs. Elias', Scannell's, Teuber's and Gelsinger's target bonus opportunity should be allocated to the Corporate Incentive Plan since they influence EMC's overall corporate performance, 30% of their target bonus opportunity should be allocated to the Information Storage Division Incentive Plan in light of their significant and direct impact on EMC's Information Storage business, which accounts for a significant portion of our financial performance, and the remainder of their target bonus opportunity should be allocated to the Executive Management by Objectives Plan.

In July 2012, the Compensation Committee determined it was no longer appropriate for a portion of Messrs. Elias' and Teuber's total bonus opportunity to be allocated solely to EMC's Information Storage business given the expansion of their respective roles and responsibilities within our organization and the significant impact they are expected to have on EMC's overall corporate performance. Accordingly, the Compensation Committee determined that, for the second half of 2012, 80% of Messrs. Elias' and Teuber's target bonus opportunity should be allocated to the Corporate Incentive Plan, with the remaining portion of their respective bonus opportunity allocated to the Executive Management by Objectives Plan.

The annualized target bonus opportunities for each of the bonus plans in which the Named Executive Officers participated in 2012, after taking into account the April and July 2012 adjustments described above, are set forth below:

Name	Corporate Incentive Plan ($)	Executive Management by Objectives Plan ($)	Information Storage Division Incentive Plan ($)
Joseph M. Tucci	1,152,000	288,000	n/a
David I. Goulden	750,000	187,500	n/a
Howard D. Elias	501,250	152,500	108,750
William F. Scannell	327,500	145,000	252,500
Jeremy Burton	480,000	120,000	n/a
William J. Teuber, Jr.	465,000	142,500	105,000
Patrick P. Gelsinger*	243,750	97,500	146,250

*	Pro-rated target amounts, taking into account Mr. Gelsinger's resignation from EMC in August 2012.

2012 Corporate Incentive Plan

The 2012 Corporate Incentive Plan is an annual incentive plan under which EMC executives, including our Named Executive Officers, are eligible to receive cash bonuses contingent upon EMC's attainment of revenue, EPS and free cash flow targets, with 30% of the opportunity based on revenue, 50% based on EPS and 20% based on free cash flow. The Compensation Committee selected these financial metrics because in its judgment they represent the primary metrics on which the Named Executive Officers should focus to drive EMC's strategic plan and shareholder value. EPS was given the greatest weighting under the 2012 Corporate Incentive Plan to emphasize profitable growth and because the Compensation Committee believes that increases in EPS will lead to greater long-term shareholder value. EPS and free cash flow are calculated on a non-GAAP basis. EMC's management uses these non-GAAP financial measures in their financial and operating decision-making because management believes they reflect EMC's ongoing business in a manner that allows meaningful period-to-period comparisons.

Plan participants were provided with the opportunity to earn up to 40% of their annual target bonus on the achievement of both revenue and EPS targets set by the Compensation Committee for the first half of 2012. The opportunity to receive a first

Compensation Discussion and Analysis (continued)

half payment was provided to incent strong revenue growth and profitability during the first half of the year. The plan design provided no payment for the free cash flow component for the first half of 2012 because the Compensation Committee determined that we could not assess whether a full year free cash flow target would be achieved after only six months given the large number of factors that could impact free cash flow in the second half of 2012.

The 2012 Corporate Incentive Plan funds at 100% of target upon the achievement of the performance target for each of the three metrics. Although, generally, participants were not entitled to a bonus unless the performance threshold for each metric was achieved, the Compensation Committee had discretion under the plan to award up to 50% of the annual target opportunity for performance below that threshold. In addition, the plan provided that the Compensation Committee could exercise negative discretion to reduce payments. The maximum bonus opportunity under the plan was equal to 200% of a participant's target bonus opportunity.

The elements of the 2012 Corporate Incentive Plan are set forth below:

Performance Goal	Threshold (50% Payout) ($)	Target (100% Payout) ($)	Maximum (200% Payout) ($)	Component Weighting	Achievement/ Plan Payout ($)
Revenue (billions)	20.63	22.00	22.83	30%	21.71/89.6%
Non-GAAP EPS*	1.55	1.70	1.78	50%	1.70/100%**
Non-GAAP free cash flow (billions)*	4.46	4.90	5.12	20%	5.02/147.6%

*
For purposes of calculating achievement of the EPS target, the impact of restructuring and acquisition-related charges, stock-based compensation expense, intangible asset amortization, amortization of VMware's capitalized software from prior periods, a release of the residual reserve associated with a sophisticated cyber attack on our RSA division in 2011, a loss on interest rate swaps, a gain on strategic investment and special tax charges for 2012 were excluded. In addition, the benefit of the R&D tax credit for 2012 was included in the non-GAAP results for the full year 2012. For purposes of calculating achievement of the free cash flow target, free cash flow was defined as net cash provided by operating activities less additions to property, plant and equipment and capitalized software development costs. A reconciliation of our GAAP to non-GAAP results can be found in Exhibit E to this Proxy Statement.

**
These numbers reflect actual achievement. However, the Compensation Committee exercised negative discretion to reduce the payout for the non-GAAP EPS achievement to include the impact of EMC's actual expenditures incurred in 2012 related to a sophisticated cyber attack on our RSA division in 2011, which were excluded from our 2012 non-GAAP results. This reduced the payout for the EPS component under the plan from 100% to 99%.

Each 2012 Corporate Incentive Plan participant's bonus was paid at 106% of target. The annualized target bonus opportunities and actual payouts to the Named Executive Officers under the 2012 Corporate Incentive Plan are set forth below:

Name	Corporate Incentive Plan
	Target ($)	Actual ($)
Joseph M. Tucci	1,152,000	1,221,120
David I. Goulden	750,000	795,000
Howard D. Elias	501,250	531,325
William F. Scannell	327,500	347,150
Jeremy Burton	480,000	508,800
William J. Teuber, Jr.	465,000	492,900
Patrick P. Gelsinger	243,750	258,375

2012 Executive Management by Objectives Plan

The Management by Objectives Plan is an annual incentive plan in which many EMC employees are eligible to participate. In 2012, our executive officers were eligible to receive semi-annual cash bonuses contingent upon (i) corporate achievement of semi-annual funding goals and (ii) achievement of a number of shared and individual semi-annual performance goals (the “Executive MBO”). The primary purpose of the Executive MBO is to focus our executive officers on the completion of strategic and operational priorities, thereby leading to greater long-term shareholder value.

For each half of 2012, the Compensation Committee assigned eight shared goals to the executive officers, including the Named Executive Officers, with 90% of the semi-annual payment tied to the achievement of these shared goals. In addition, each executive officer was assigned an individual goal, with 10% of the semi-annual payment tied to achievement of the individual goal. The Compensation Committee assigned an individual goal to Mr. Tucci, and Mr. Tucci assigned individual

Compensation Discussion and Analysis (continued)

goals to each of the other Named Executive Officers based on their respective job responsibilities. Each of the shared goals and individual goals were specific and measurable.

At the close of each half of 2012, the Compensation Committee or Mr. Tucci, as applicable, determined whether the applicable semi-annual goals had been achieved.

Funding for the first half and second half Executive MBO goals was dependent upon achievement of semi-annual corporate revenue and profit targets. For each half-year period, the Executive MBO is funded at 100% if both of the applicable targets are met and at 80% if one or both of these targets is not achieved.

Payment of the Executive MBO bonuses was a function of the achievement of (i) each of the first half and second half funding goals, (ii) the shared performance goals, and (iii) the respective individual goals. The semi-annual revenue and profit funding goals for the first half of 2012 were satisfied, and consequently, the Executive MBO was funded at 100% for the first half of 2012. However, we did not achieve our second half revenue target, and consequently, the Executive MBO was funded at 80% for the second half of 2012.

A general description of the shared goals assigned to the Named Executive Officers under the Executive MBO in 2012 is set forth below:

•	Drive IT transformation as part of the journey to cloud computing;

•	Expand global market opportunities;

•	Strengthen long-term leadership position in Big Data;

•	Implement growth initiatives in multiple business units; and

•	Achieve successful and smooth organizational changes.

Each of the Named Executive Officers was also assigned an individual goal for each half of 2012 related to succession planning and talent management initiatives.

Although achievement of the shared and individual Executive MBO goals for each of the Named Executive Officers required significant effort, the Compensation Committee expected that the goals would be attainable by the Named Executive Officers and, historically, a significant percentage of the Executive MBO goals from year to year have been achieved. In 2012, the Named Executive Officers' achievement of their respective goals ranged from 88.75% to 100%, before application of the corporate funding goal component of the plan.

The annualized target bonus opportunities and actual payouts to the Named Executive Officers under the 2012 Executive MBO are set forth below:

Name	Executive Management by Objectives Plan
	Target ($)	Actual ($)
Joseph M. Tucci	288,000	246,240
David I. Goulden	187,500	154,513
Howard D. Elias	152,500	129,662
William F. Scannell	145,000	123,250
Jeremy Burton	120,000	100,788
William J. Teuber, Jr.	142,500	121,475
Patrick P. Gelsinger	97,500	90,613

2012 Information Storage Division Incentive Plan

The 2012 Information Storage Division Incentive Plan is an incentive plan under which Messrs. Elias, Scannell, Teuber and Gelsinger were eligible to receive cash bonuses since they had a significant impact on EMC's Information Storage business. Bonuses under the plan were tied to the Information Storage business' 2012 revenue and operating income, excluding restructuring and acquisition-related charges, stock-based compensation expense, intangible asset amortization and the net impact of capitalized software development costs and related amortization (“Cash EBIT”). The Compensation Committee selected revenue and Cash EBIT as performance metrics under the plan since they are important drivers of our Information Storage business and shareholder value. The bonus opportunity under the plan was equally weighted between the Information

Compensation Discussion and Analysis (continued)

Storage business' revenue and Cash EBIT because the Compensation Committee believes the participants' efforts have a relatively equal impact on the achievement of each metric.

In order to encourage consistent execution throughout the year, plan participants were eligible to receive up to 25% of their target annual bonus opportunity on a quarterly basis if the quarterly targets set by Messrs. Tucci and Goulden were achieved. The quarterly revenue and Cash EBIT targets were aligned with the annual operating plan set by the Board. Although, generally, participants were not entitled to a bonus for the quarter unless threshold performance was achieved, Mr. Tucci had discretion under the plan to award up to 12.5% of their target annual bonus opportunity for the quarter for performance below that threshold. In addition, plan participants had the opportunity to earn up to 200% of their annual incentive target under the plan if both the 2012 revenue and Cash EBIT targets for the Information Storage business were exceeded.

As discussed above, the Compensation Committee determined that Messrs. Elias and Teuber should not participate in the 2012 Information Storage Division Incentive Plan for the second half of 2012 given the expansion of their respective roles and responsibilities in July 2012 and the significant impact they were expected to have on EMC's overall corporate performance rather than solely on the Information Storage business.

The elements of the 2012 Information Storage Division Incentive Plan are set forth below:

Performance Goal	Threshold (50% Payout) ($)	Target (100% Payout) ($)	Maximum (200% Payout) ($)	Component Weighting	Achievement/ Plan Payout ($)
Revenue (billions)	15.18	16.19	16.39	50%	15.39/41.6%
Non-GAAP Cash EBIT (billions)*	4.16	4.57	4.67	50%	4.42/80.4%

*	Cash EBIT was calculated on a non-GAAP basis. A reconciliation of our GAAP to non-GAAP results can be found in Exhibit E to this Proxy Statement.

The annualized target bonus opportunities and actual payouts to Messrs. Elias, Scannell, Teuber and Gelsinger under the 2012 Information Storage Division Incentive Plan are set forth below:

Name	Information Storage Division Incentive Plan*
	Target ($)	Actual ($)
Howard D. Elias	108,750	96,122
William F. Scannell	252,500	161,753
William J. Teuber, Jr.	105,000	93,185
Patrick P. Gelsinger	146,250	108,087

*	Pro-rated target amounts and actual payments, taking into account the duration of each participant's participation in the plan.

2013 Cash Bonus Plans

For 2013, the Compensation Committee approved a cash bonus program for the Current Named Executive Officers similar to the 2012 cash bonus program, except that the total annual target bonus opportunities for the Current Named Executive Officers will be allocated between the 2013 Corporate Incentive Plan and the 2013 Executive MBO Plan only. Given their broad roles and responsibilities across the organization, the Compensation Committee determined none of our executive officers should participate in the Information Storage Division Incentive Plan since the plan was solely focused on the Information Storage business. The table below sets forth the annual target bonus opportunities in each of the bonus plans in which our Current Named Executive Officers are participating in 2013. As demonstrated in the following table, the percentage allocation of the 2013 annual target bonus opportunities between the 2013 Corporate Incentive Plan and the 2013 Executive MBO Plan is 80% and 20%, respectively, for each of the Current Named Executive Officers:

Compensation Discussion and Analysis (continued)

Name	Corporate Incentive Plan ($)	Executive Management by Objectives Plan ($)
Joseph M. Tucci	1,152,000	288,000
David I. Goulden	920,000	230,000
Howard D. Elias	640,000	160,000
William F. Scannell	600,000	150,000
Jeremy Burton	540,000	135,000
William J. Teuber, Jr.	580,000	145,000

A description of our 2013 cash bonus plans is set forth below.

2013 Corporate Incentive Plan

The 2013 Corporate Incentive Plan has the same plan design as the 2012 Corporate Incentive Plan. Bonuses under the 2013 Corporate Incentive Plan will be based upon the achievement of 2013 revenue, non-GAAP EPS and non-GAAP free cash flow targets. In determining the performance goals under the 2013 Corporate Incentive Plan, the Compensation Committee adopted aggressive revenue, EPS and free cash flow goals, evidencing our continued commitment to pay-for-performance. The targets under the 2013 Corporate Incentive Plan have increased substantially from 2012 and require our executives to drive strong growth in revenue, EPS and free cash flow in 2013.

Performance Goal	2013 Target (100% Payout) ($)	% Increase from 2012 Achievement	Component Weighting
Revenue (billions)	23.50	8%	30%
Non-GAAP EPS	1.85	9%	50%
Non-GAAP free cash flow (billions)	5.525	10%	20%

The revenue and non-GAAP EPS performance targets are the same as the annual outlook for 2013 revenue and non-GAAP EPS that we provided in early 2013. The impact of restructuring and acquisition-related charges, stock-based compensation expense, intangible asset amortization, amortization of VMware's capitalized software from prior periods and certain unanticipated events will be excluded for purposes of calculating achievement against the EPS target. Free cash flow will be calculated as net cash provided by operating activities less additions to property, plant and equipment and capitalized software development costs.

These targets and goals are disclosed in the limited context of EMC's 2013 Corporate Incentive Plan and should not be understood to be statements of management's expectations or estimates of results. EMC specifically cautions investors not to apply these statements to other contexts.

2013 Executive Management by Objectives Plan

The 2013 Executive MBO has the same general plan design as the 2012 Executive MBO, except that there is no longer a semi-annual corporate funding component in the plan design. The Compensation Committee determined to simplify the plan and include the achievement of specific financial goals as part of the shared goals among the participants instead of using a separate corporate funding design component to encourage greater focus on achieving the assigned goals that the Compensation Committee believes are necessary to create long-term shareholder value. For the first half of 2013, the shared and individual goals for the Current Named Executive Officers reflect continuing execution of our strategic and operational priorities.

Equity Incentives

EMC believes strongly that equity awards align the interests of our employees with those of our shareholders. EMC grants equity incentive awards:

•	to motivate our employees, including the Named Executive Officers, to achieve EMC's financial goals;

•	to tie a portion of the compensation of our employees, including the Named Executive Officers, to the value of our common stock; and

•	to promote retention through the use of multi-year vesting schedules.

Compensation Discussion and Analysis (continued)

Under the Amended and Restated 2003 Stock Plan (the “2003 Stock Plan”), EMC grants stock options, restricted stock awards and restricted stock unit awards to provide employees with a mixed equity portfolio and to increase employee retention. In establishing criteria for the type of equity awards to be granted to the Named Executive Officers, the number of shares subject to those awards and the terms and conditions of those awards, the Compensation Committee takes into account the duties and responsibilities of the individual, individual performance, previous equity awards made to such individual and the value of those awards, and awards made to individuals in similar positions at our peer group companies.

In demonstration of our commitment to pay-for-performance, we have made performance equity awards a key component of our executive compensation program. Accordingly, the Compensation Committee grants at least 50% of the total number of shares awarded to our executive officers in any fiscal year as performance-based, subject to exceptions in very limited circumstances such as to achieve retention or new hire objectives. All or a portion of these awards will be forfeited if the performance goals are not met. In addition to the performance-based vesting conditions, our performance equity awards generally provide for three- and four-year time-based vesting to encourage retention.

In 2012, as in prior years, equity awards represented a significant portion of the total compensation awarded to our Current Named Executive Officers in order to tie a substantial portion of the executive officers' compensation to long-term shareholder value. For the Current Named Executive Officers, a significant majority of their 2012 equity awards are performance-based awards and the remaining are time-based awards. The Compensation Committee did not grant any new equity awards to Mr. Gelsinger in 2012.

The equity awards granted to the Current Named Executive Officers in 2012 are set forth below:

Name	Performance Stock Units	Performance Stock Options	Time-Based Stock Units	Time-Based Stock Options	Leadership Development and Performance Awards	2012 LTIP Stock Units
Joseph M. Tucci	168,395	90,051	112,264	60,034	302,917	—
David I. Goulden	85,635	45,794	57,090	30,530	—	—
Howard D. Elias	60,896	32,565	40,598	21,710	—	—
William F. Scannell	60,896	32,565	40,598	21,710	—	—
Jeremy Burton	49,478	26,459	32,986	17,640	—	74,627
William J. Teuber, Jr.	66,605	35,618	44,403	23,745	113,594	—

Set forth below is a description of the outstanding equity incentive awards that we have granted to the Named Executive Officers.

Annual Equity Awards

2011 Performance Stock Units and Options. In August 2011, the Compensation Committee granted performance stock units and performance stock options to our executive officers, including the Named Executive Officers, which were eligible to vest only if 2012 revenue and EPS targets were achieved. We refer to these grants as the “2011 performance stock units” and the “2011 performance stock options.” The vesting of 40% of these awards was tied to our 2012 revenue results and the vesting of 60% of these awards was tied to our 2012 EPS results. The Compensation Committee selected these financial metrics because in its judgment they represent two important metrics on which the Named Executive Officers should focus to drive EMC's strategic plan and shareholder value. EPS was given the greater weighting to emphasize profitable growth and because the Compensation Committee believes that increases in EPS will lead to greater long-term shareholder value.

The Compensation Committee believes that to sustain long-term shareholder value, it is important that our executives are properly incented to help guide our Company through any type of business climate, including any unexpected industry-wide economic downturn. Therefore, the Compensation Committee determined that even if the revenue and EPS thresholds were not achieved, a lesser number of the 2011 performance awards should be eligible to vest as long as EMC achieved strong revenue and EPS growth in 2012 relative to our peer group. If EMC's revenue growth ranked among the top one-third of the peer group, then 50% of the 2011 performance awards tied to revenue growth would be eligible to vest and if EMC's revenue growth ranked in the top half of the peer group, then 25% of these performance awards would be eligible to vest. Similarly, if EMC's EPS growth ranked among the top one-third of the peer group, then 50% of the 2011 performance awards tied to EPS growth would be eligible to vest and if EMC's EPS growth ranked in the top half of the peer group, then 25% of these performance awards would be eligible to vest.

Compensation Discussion and Analysis (continued)

The revenue and EPS goals for the 2011 performance awards, which aligned to the revenue and EPS goals under the 2012 Corporate Incentive Plan, and the achievement against the goals, are summarized below:

Performance Goal	Threshold ($)	Target ($)	Component Weighting	Achievement ($)	% of Shares Eligible to Vest
Revenue (billions)	20.63	22.00	40%	21.71	89.6%
Non-GAAP EPS*	1.55	1.70	60%	1.70	100%

*
EPS was calculated on a non-GAAP basis. The achievement of the EPS target was calculated in the same manner as provided under the 2012 Corporate Incentive Plan. A reconciliation of our GAAP to non-GAAP results can be found in Exhibit E to this Proxy Statement.

Despite a challenging economic environment in 2012, 95.8% of the 2011 performance stock units and the 2011 performance stock options became eligible to vest in February 2013.

The number of 2011 performance stock units and 2011 performance stock options granted to the Named Executive Officers in August 2011, and the number of these units and options that became eligible to vest based on 2012 performance, are set forth below:

Name	2011 Performance Stock Units*		2011 Performance Stock Options*
	# of Units Granted	# of Units Eligible to Vest	# of Options Granted	# of Options Eligible to Vest
Joseph M. Tucci	183,307	175,678	92,424	88,577
David I. Goulden	61,103	58,560	30,808	29,525
Howard D. Elias	61,103	58,560	30,808	29,525
William F. Scannell	61,103	58,560	30,808	29,525
Jeremy Burton	47,530	45,552	23,965	22,967
William J. Teuber, Jr.	81,470	78,079	41,078	39,368
Patrick P. Gelsinger	61,103	58,560	30,808	29,525

*	4.2% of these awards did not become eligible to vest in February 2013 and were forfeited.

Of the 95.8% of 2011 performance stock units that became eligible to vest in February 2013, one-third of these units vested on February 6, 2013. Subject to the executive officer's continued employment with EMC, one-half of the remaining 2011 performance stock units will vest in each of 2014 and 2015. Similarly, of the 95.8% of 2011 performance stock options that became eligible to vest in February 2013, one-fourth of these options vested on February 6, 2013. Subject to continued employment with EMC, one-third of the remaining 2011 performance stock options will vest in each of 2014, 2015 and 2016.

The 2011 performance stock units and 2011 performance stock options granted to the Named Executive Officers in August 2011 are reflected in the Summary Compensation Table on page 70 of this Proxy Statement as 2012 compensation because, under applicable accounting rules, performance equity awards are not valued until the performance targets are established. The performance targets for these awards were established in February 2012. However, for purposes of determining the overall compensation for the Named Executive Officers for 2012, the Compensation Committee considered these awards as having been granted in 2011, with the performance stock options valued by an option pricing model, and the performance stock units valued by the underlying value of the stock, as of the date the grants were approved.

2012 Performance Stock Units and Options. In August 2012, the Compensation Committee granted similar performance stock units and performance stock options to our executive officers, including the Current Named Executive Officers. These awards are eligible to vest only if we achieve 2013 revenue and EPS targets. We refer to these grants as the “2012 performance stock units” and the “2012 performance stock options.” These awards have the same plan design as the 2011 performance stock units and 2011 performance stock options.

The 2012 performance stock units and 2012 performance stock options granted to the Current Named Executive Officers in August 2012 are not reflected in the Summary Compensation Table on page 70 of this Proxy Statement as 2012 compensation because under applicable accounting rules, performance equity awards are not valued until the performance targets are established. The performance targets for these awards were established in February 2013. However, for purposes of determining the overall compensation for the Current Named Executive Officers for 2012, the Compensation Committee valued the performance stock options by an option pricing model, and the performance stock units by the underlying value of the stock, as of the date the grants were approved.

Compensation Discussion and Analysis (continued)

Time-Based Equity Awards. Recognizing that a very large portion of our executive officers' compensation is at risk, the Compensation Committee determined to grant time-based stock units and stock options to promote retention. Accordingly, in August 2012, in addition to performance stock unit and performance stock option awards, our executive officers were granted time-based stock units and time-based stock options. The time-based stock units vest at the rate of 25% per year on each of the first four anniversaries of the grant date, subject to the executive officer's continued employment with EMC. The time-based stock options vest at the rate of 20% per year on each of the first five anniversaries of the grant date, subject to the executive officer's continued employment with EMC.

Leadership Development and Performance Awards

Over the past few years, Mr. Tucci and the Board have spent considerable time engaged in succession planning for the CEO role and other senior executive roles within the Company. In September 2012, the Company announced that, at the Board's request, Mr. Tucci would remain with EMC through at least February 2015 and that he expects to transfer the CEO role prior to such date while remaining Chairman at both EMC and VMware. At the time of this September 2012 announcement, the Compensation Committee granted 302,917 and 113,594 performance-based restricted stock units to Messrs. Tucci and Teuber, respectively, which units vest in 2015 only if the Company achieves two-year total shareholder return (“TSR”) and revenue metrics, and Messrs. Tucci and Teuber satisfy specific qualitative goals. We refer to these two-year performance awards as the “Leadership Development and Performance Awards.”

As described below, the TSR, revenue and qualitative goal components of the Leadership Development and Performance Awards are weighted 50%, 30% and 20%, respectively.

Up to 50% of the Leadership Development and Performance Awards will vest if EMC achieves at least a threshold level of TSR over the two-year period of 2013 and 2014 relative to the S&P 500 Technology Index. In response to shareholder feedback on our executive compensation program and in recognition of evolving marketplace trends in incentive plan design, the Compensation Committee selected the TSR metric and gave it the greatest weighting under the Leadership Development and Performance Awards to emphasize the Compensation Committee's belief that relative TSR is an important indicator of EMC's performance relative to the industry, provides the executives added incentive to make EMC a market leader within the industry, and provides strong alignment with shareholder interests. For purposes of these awards, TSR will be determined by dividing the 20-day average market value of our common stock at the end of the performance period by the 20-day average market value at the beginning of the performance period, and EMC's TSR will be compared to the TSR ranking of companies included in the S&P 500 Technology Index. EMC's TSR percentile rank among the S&P 500 Technology Index will determine the number of restricted stock units that will vest, as follows:

Name	Threshold # of Leadership Development and Performance Awards that Vest if EMC's TSR is ranked at or above 40th percentile	Maximum # of Leadership Development and Performance Awards that Vest if EMC's TSR is ranked at or above 60th percentile
Joseph M. Tucci	75,729	151,458
William J. Teuber, Jr.	28,399	56,797

If EMC's TSR over the two-year period ranks below the 40th percentile threshold level relative to the S&P 500 Technology Index, then 50% of the Leadership Development and Performance Awards will be forfeited.

Up to 30% of the Leadership Development and Performance Awards will vest if EMC achieves at least a threshold cumulative revenue goal over fiscal years 2013 and 2014. The Compensation Committee selected the revenue metric because it believes revenue is one of the most important drivers of EMC's long-term shareholder value. The number of restricted stock units that vest based on revenue depends on the percentage of achievement of the cumulative revenue target, as follows:

Name	Threshold # of Leadership Development and Performance Awards that Vest if 94.6% of Revenue Target Achieved	Maximum # of Leadership Development and Performance Awards that Vest if 100% of Revenue Target Achieved
Joseph M. Tucci	54,525	90,875
William J. Teuber, Jr.	20,447	34,078

If EMC's cumulative revenue over the two-year period is below the threshold level, then 30% of the Leadership Development and Performance Awards will be forfeited.

The Compensation Committee believes that the two-year cumulative revenue goal is rigorous and that EMC must demonstrate superior revenue growth to meet this goal. EMC will provide retrospective disclosure regarding the two-year

Compensation Discussion and Analysis (continued)

cumulative revenue target in 2015 and will also provide an update on the likelihood of achievement of the revenue target in EMC's 2014 Proxy Statement.

In addition, up to 20% of the Leadership Development and Performance Awards (60,584 units for Mr. Tucci and 22,719 units for Mr. Teuber) will vest based on achievement of qualitative goals related to our senior management team and the continued development of an overarching multi-year strategy. The Compensation Committee believes achievement of these goals will be important to ensure continuity in our executive leadership, an orderly transition to new senior leadership over the next few years, and the successful execution of EMC's long-term strategy. Each of the qualitative goals is specific and measurable. Although achievement of the qualitative goals will require significant effort, the Compensation Committee expects that the goals will be attainable by Messrs. Tucci and Teuber.

The Compensation Committee approved the qualitative goals in February 2013. Accordingly, this portion of the Leadership Development and Performance Awards is not reflected in the Summary Compensation Table on page 70 of this Proxy Statement as 2012 compensation under applicable accounting rules. However, for purposes of determining the overall 2012 compensation, the Compensation Committee considered the value of these awards based on the underlying value of the stock as of the date the awards were granted.

Long-Term Incentive Plan Awards

2011 Long-Term Incentive Plan Stock Units. In August 2011, the Compensation Committee granted restricted stock units to select members of EMC's senior management team, including Messrs. Goulden, Elias, Scannell and Burton, which vest only if a three-year cumulative revenue goal is achieved. We refer to these grants as the “2011 LTIP stock units.” The 2011 LTIP stock units promote long-term alignment with EMC's business plan, require sustained performance and provide a multi-year retention incentive through a period of leadership transition.

The 2011 LTIP stock units will vest in two equal installments in 2015 and 2016, but only if EMC achieves at least a minimum level of the cumulative revenue goal over fiscal years 2012 through 2014. The number of 2011 LTIP stock units that vest depends on the percentage of achievement of the cumulative revenue target.

The following chart shows the number of 2011 LTIP stock units that will be eligible to vest based on the percentage of achievement of the cumulative revenue target:

Name	# of 2011 LTIP Stock Units Eligible to Vest if 94.6% of Target Achieved	Maximum # of 2011 LTIP Stock Units Eligible to Vest if 100% of Target Achieved
David I. Goulden	143,770	239,617
Howard D. Elias	143,770	239,617
William F. Scannell	143,770	239,617
Jeremy Burton	95,847	159,745

The Compensation Committee believes that the three-year cumulative revenue goal is rigorous and that EMC must demonstrate superior revenue growth in order for the 2011 LTIP stock units to vest. Based on 2012 results and lower expectations for IT spending growth over the next few years, we believe it is unlikely that EMC will achieve 100% of the cumulative revenue target for these awards. However, the level of achievement will depend on EMC's revenue performance through 2013 and 2014. EMC will provide retrospective disclosure regarding the three-year cumulative revenue target in 2015 and will also provide an additional update on the likelihood of achievement of the revenue target in EMC's 2014 Proxy Statement.

To encourage continued focus on achieving our long-term strategic goals without regard to global economic conditions, the Compensation Committee determined that even if the minimum level of the three-year cumulative revenue goal was not achieved (specifically, 94.6% of the revenue target, as described above), a lesser number of the 2011 LTIP stock units should be eligible to vest as long as EMC achieves strong revenue growth relative to our peer group. Therefore, if the minimum level of the three-year cumulative revenue goal is not achieved, but EMC's three-year cumulative revenue growth is at least 10% higher than the median ranking of the three-year revenue growth of our peer group, then 50% of the 2011 LTIP stock units will be eligible to vest in two equal installments in 2015 and 2016.

The 2011 LTIP stock units granted to Messrs. Goulden, Elias, Scannell and Burton in August 2011 are reflected in the Summary Compensation Table on page 70 of this Proxy Statement as 2012 compensation because, under applicable accounting rules, performance equity awards are not valued until the performance targets are established. The performance targets for

Compensation Discussion and Analysis (continued)

these awards were established in February 2012. However, for purposes of determining the overall compensation for the Current Named Executive Officers for 2012, the Compensation Committee considered these awards as having been granted in 2011, with the units having a value equal to the underlying value of the stock as of the date the grants were approved.

Mr. Gelsinger also received 2011 LTIP stock units in August 2011, but in connection with Mr. Gelsinger's resignation from EMC and assumption of the CEO role at VMware, the Company and Mr. Gelsinger agreed to cancel his 2011 LTIP stock units in exchange for a performance equity award from VMware. Please see the Compensation Discussion and Analysis of VMware's Proxy Statement for its 2013 Annual Meeting of Stockholders for a description of Mr. Gelsinger's compensation and equity awards from VMware.

2012 Long-Term Incentive Plan Stock Units. Consistent with the Compensation Committee's commitment to a multi-year performance equity program, in August 2012, the Compensation Committee granted restricted stock units to several members of EMC's senior management team, including Mr. Burton, which units vest only if a three-year cumulative revenue goal is achieved. We refer to these grants as the “2012 LTIP stock units.” Similar to the 2011 LTIP stock units, the 2012 LTIP stock units promote long-term alignment with EMC's business plan, require sustained performance and provide a multi-year retention incentive through a period of leadership transition.

The 2012 LTIP stock units have a similar plan design as the 2011 LTIP stock units, except the 2012 LTIP stock units will vest in two equal installments in 2016 and 2017, but only if EMC achieves at least a minimum level of the cumulative revenue goal over fiscal years 2013 through 2015. The number of 2012 LTIP stock units that vest depends on the percentage of achievement of the cumulative revenue target.

The Compensation Committee believes that the three-year cumulative revenue goal for the 2012 LTIP stock units is challenging and that EMC must demonstrate superior revenue growth in order for the 2012 LTIP stock units to vest. EMC will provide retrospective disclosure regarding the three-year cumulative revenue target in 2016 and will also provide an update on the likelihood of achievement of the revenue target in EMC's 2014 Proxy Statement.

After taking into consideration Mr. Burton's new duties and responsibilities assumed in July 2012, his importance to our executive leadership team and the equity compensation opportunities for similar roles in the marketplace, the Compensation Committee awarded Mr. Burton 74,627 2012 LTIP stock units. The Compensation Committee believes the combination of 2011 LTIP stock units and 2012 LTIP stock units is appropriate and will provide a long-term retention incentive for Mr. Burton.

The following chart shows the number of Mr. Burton's 2012 LTIP stock units that will be eligible to vest based on the percentage of achievement of the cumulative revenue target:

Name	# of 2012 LTIP Stock Units Eligible to Vest if 90.9% of Target Achieved	Maximum # of 2012 LTIP Stock Units Eligible to Vest if 100% of Target Achieved
Jeremy Burton	44,776	74,627

The Compensation Committee approved a less steep performance slope for determining the percentage of 2012 LTIP stock units that vest based on our achievement of the revenue goal than the performance slope used for the 2011 LTIP stock units because of lower expectations for IT spending growth over the next few years. The Compensation Committee wanted to create the appropriate incentive for the executives in a more challenging business environment.

Similar to the 2011 LTIP stock units, the Compensation Committee determined that even if the minimum level of the three-year cumulative revenue goal for the 2012 LTIP stock units was not achieved (specifically, 90.9% of the revenue target, as described above), a lesser number of the 2012 LTIP stock units should be eligible to vest as long as EMC achieves strong revenue growth relative to our peer group. Therefore, if the minimum level of the three-year cumulative revenue goal is not achieved, but EMC's three-year cumulative revenue growth is at least 10% higher than the median ranking of the three-year revenue growth of our peer group, then 50% of the 2012 LTIP stock units will be eligible to vest in two equal installments in 2016 and 2017.

Equity Grant Guidelines

As is the case for all of our equity awards and in accordance with our equity grant guidelines, stock options are usually granted by the Compensation Committee at regularly scheduled meetings. If the meeting is held on a business day, the grant date is such business day and the price is the closing price of our common stock on such date. If the meeting is not held on a business day, the grant date is the next business day and the price is the closing price of our common stock on such date. If the

Compensation Discussion and Analysis (continued)

meeting is held during the “quiet period” preceding our earnings announcement, the grant date is the first business day that the “quiet period” ends, and the price is the closing price of our common stock on such date.

Retirement and Deferred Compensation Benefits

EMC does not provide the Named Executive Officers with a defined benefit pension plan or any supplemental executive retirement plans, nor does EMC provide the Named Executive Officers with retiree health benefits. EMC employees, including the Named Executive Officers, may participate in a 401(k) plan. The 401(k) plan is provided to all employees as a standard benefit offering, designed to assist employees with retirement savings in a tax-advantaged manner. The plan provides for a matching contribution of 6% of the employee's contribution, up to a maximum of $3,000 per year. The Company match vests pro rata over the participant's first three years of service. EMC makes a matching contribution to the 401(k) plan to attract and retain employees and because it provides an additional incentive for employees to save for retirement.

EMC also maintains a nonqualified deferred compensation plan pursuant to which designated managerial or highly compensated employees, including the Named Executive Officers, may elect to defer the receipt of a portion of the base salaries and/or cash bonuses they would otherwise have received when earned. EMC does not make any matching or other contributions under this plan. The nonqualified deferred compensation plan was adopted in order to give participants the ability to defer receipt of certain income to a later date, which may be an attractive tax planning feature, the availability of which assists in the attraction and retention of executive talent. Participants' account balances reflect gains and losses in the plan's investment funds, which are substantially similar to the investment options available under the 401(k) plan. For more information on EMC's deferred compensation plan, please see “Compensation of Executive Officers - Nonqualified Deferred Compensation” beginning on page 81 of this Proxy Statement.

Perquisites

The Named Executive Officers receive limited perquisites as described below. The perquisites we provide represent a small fraction of the total compensation of each Named Executive Officer. The value of the perquisites we provide are generally taxable to the Named Executive Officers and the incremental cost to EMC of providing these perquisites is reflected in the Summary Compensation Table.

Tax and financial planning services and executive physicals are provided because the Compensation Committee believes they allow the Named Executive Officers to focus more of their time and attention on their employment and promote the well-being of the Named Executive Officers.

Personal use of EMC-owned aircraft is limited to our Chief Executive Officer and, on rare occasions, other Named Executive Officers. Limited personal use of EMC-owned aircraft is permitted to reduce these executives' travel time and to allow them to devote more time to work duties.

EMC does not provide tax gross-ups to our Named Executive Officers or any other executive officers for perquisites or personal expenses (other than with respect to reimbursement of relocation expenses which is available to all employees).

The Compensation Committee periodically reviews the perquisites that it provides, including the cost to EMC of providing such perquisites, and believes that the perquisites provided are reasonable and appropriate. For more information on perquisites provided to the Named Executive Officers, please see the “All Other Compensation Table” on page 72 of this Proxy Statement.

Post-Termination Compensation

In addition to retirement and deferred compensation benefits described above, EMC has arrangements with the Current Named Executive Officers that may provide them with compensation following termination of employment for the reasons discussed below.

Change in Control Agreements

Change in control agreements benefit a corporation in the event of a change in control or a potential change in control by promoting stability during a potentially uncertain period and allowing executives who are parties to such agreements to focus on continuing business operations and the success of a potential business combination rather than seeking alternative employment. The Board believes that it is in EMC's best interest to have change in control agreements with the Current Named Executive Officers. EMC's change in control agreements provide the executives with cash severance payments, equity award acceleration and certain other benefits in the event that their employment is terminated in connection with a change in control

Compensation Discussion and Analysis (continued)

or potential change in control (known as “double trigger” benefits), which payments and benefits are described in more detail under “Compensation of Executive Officers - Potential Payments upon Termination or Change in Control” beginning on page 82 of this Proxy Statement. The change in control agreements provide these benefits only if there is both (i) a change in control (or potential change in control) of EMC and (ii) the executive's employment is terminated by EMC (or any successor) without cause or if the executive terminates his or her employment for good reason, in each case within 24 months following a change in control (or during a potential change in control period). We refer to such a termination of employment as a “qualifying termination.”

No excise tax gross-up is provided for any severance or other benefits paid under EMC's change in control agreements with the Current Named Executive Officers.

The determination of the appropriate level of payments and benefits to provide in the event of a qualifying termination involved the consideration of a number of factors. The Board considered that a Named Executive Officer, who is more likely to lose his or her job in connection with a change in control than other employees, may require more time than other employees in order to secure an appropriate new position and, unless that executive was provided with change in control benefits, may be motivated to start a job search early in connection with a change in control to the detriment of EMC. The Compensation Committee reviewed peer practices and market trends, and determined that the level of change in control benefits provided to the Current Named Executive Officers is consistent with the level provided to executive officers of other public companies of similar size to EMC. Based on these considerations, we believe that the terms of the agreements are reasonable and provide an incentive for our Current Named Executive Officers to remain with EMC. In addition, by not providing severance payments, accelerated vesting of certain equity awards or other benefits unless both a change in control (or potential change in control) has occurred and an executive has a qualifying termination, we believe that an acquiror will be better able to retain EMC's management team following a change in control.

The Compensation Committee annually reviews the reasonableness and appropriateness of the terms and conditions of EMC's change in control agreements and the benefits payable thereunder.

For more information on potential payments and benefits under the change in control agreements, please see “Compensation of Executive Officers - Potential Payments upon Termination or Change in Control” beginning on page 82 of this Proxy Statement.

Other Arrangements

Except in limited circumstances, EMC typically does not enter into employment agreements. However, the Board and the Compensation Committee believe it is in the best interests of the Company to ensure the continuity of Mr. Tucci's leadership. Accordingly, as previously announced, the Company entered into an employment arrangement with him to remain with the Company through at least February 2015, although the Board anticipates that Mr. Tucci will transfer the CEO role to a successor prior to such date while remaining Chairman at both EMC and VMware. Under this arrangement, Mr. Tucci will be entitled to severance benefits upon termination of employment, other than in connection with a change in control, the amount of which the Board and the Compensation Committee determined was appropriate for Mr. Tucci given his many years of service to EMC. For more information on this arrangement, please see “Compensation of Executive Officers - Potential Payments upon Termination or Change in Control - Termination of Employment without Cause” on page 82 of this Proxy Statement.

At the time Mr. Goulden was hired in April 2002, EMC agreed to provide him with severance benefits in the context of the overall negotiations regarding the terms and conditions of his employment and as an inducement for him to leave his former employer. For more information on this arrangement, please see “Compensation of Executive Officers - Potential Payments upon Termination or Change in Control - Termination of Employment without Cause” beginning on page 82 of this Proxy Statement.

In connection with the assumption of his new role as head of EMC's Global Sales and Customer Operations in July 2012, EMC agreed to provide Mr. Scannell with severance benefits. The Compensation Committee believes it is in the best interests of the Company to ensure leadership continuity in such a critical role within our organization. For more information on this arrangement, please see “Compensation of Executive Officers - Potential Payments upon Termination or Change in Control - Termination of Employment without Cause” beginning on page 82 of this Proxy Statement.

The Current Named Executive Officers are entitled to certain benefits upon a termination due to death, disability or retirement. For more detail regarding these arrangements, please see “Compensation of Executive Officers - Potential Payments upon Termination or Change in Control” beginning on page 82 of this Proxy Statement.

Compensation Discussion and Analysis (continued)

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation's chief executive officer and certain other executive officers as of the end of any fiscal year. However, performance-based compensation is not subject to the $1 million deduction limit if certain requirements are met. The Compensation Committee considered the impact of Section 162(m) when designing EMC's cash bonus and equity programs and determined that EMC's interests were best served by not restricting the Compensation Committee's discretion and flexibility in designing the compensation programs, even if such programs may result in certain non-deductible compensation expenses. Notwithstanding our general philosophy of maintaining flexibility in designing our programs, all of the stock options and performance-contingent stock units granted to the Named Executive Officers in 2011 and 2012, including portions of the Leadership Development and Performance Awards that vest upon achievement of TSR and revenue metrics, are designed to qualify as performance-based compensation that is exempt from the deductibility limits imposed by Section 162(m). However, the application of Section 162(m) is complex and may change over time (with potentially retroactive effect).

Stock Ownership Guidelines

To align the interests of our executive officers with those of our shareholders, we believe that they should hold a significant equity interest in EMC. We have had stock ownership guidelines in place for many years. In August 2012, commensurate with the new roles and greater responsibilities they assumed in July 2012, the Compensation Committee approved increases in the stock ownership guidelines for Messrs. Goulden, Scannell and Burton. The stock ownership guidelines for the Current Named Executive Officers are:

Name	Stock Ownership Guideline
Joseph M. Tucci	650,000
David I. Goulden	350,000
Howard D. Elias	187,500
William F. Scannell	187,500
Jeremy Burton	187,500
William J. Teuber, Jr.	250,000

New executive officers have five years to reach compliance with the guidelines. Unexercised stock options, unvested shares of restricted stock and unvested restricted stock units are not counted for purposes of determining whether these guidelines are met. The Compensation Committee periodically reviews the holdings of executive officers for compliance with these guidelines. As of March 1, 2013, all of the Current Named Executive Officers are in compliance with these guidelines.

Stock Holding Guidelines

In addition to the stock ownership guidelines described above, our executive officers are subject to stock holding guidelines. Like the ownership guidelines, these guidelines are intended to align the interests of our executive officers with those of our shareholders by requiring the executive officers to retain a meaningful percentage of their equity holdings in EMC. The executive officers are required to hold throughout the year at least 75% of his or her total equity holdings (measured as of January 1), and may sell only a limited number of shares during a limited window each quarter after meeting the terms of our stock ownership guidelines, our insider trading policy, our securities trading policy and our pre‑clearance policy.

Internal Pay Equity

Mr. Tucci is provided with a greater compensation opportunity than our other Current Named Executive Officers because as our Chief Executive Officer he has primary oversight for EMC's overall corporate performance, including the continued evolution and development of our vision and strategic direction, establishing EMC as a market leader with innovative products, services and solutions, expanding EMC's position in the market, and maintaining and building relationships with customers, partners, suppliers, employees, shareholders and other stakeholders. In setting Mr. Tucci's compensation levels, the Compensation Committee also considered his experience as a proven leader and the competitive market conditions for chief executive officers.

When Mr. Gelsinger became the CEO of VMware, he was awarded a new-hire compensation package by VMware, which accounts for a significant percentage of Mr. Gelsinger's total compensation set forth in the Summary Compensation Table on

Compensation Discussion and Analysis (continued)

page 70 of this Proxy Statement. For a description of Mr. Gelsinger's compensation from VMware, please see the Compensation Discussion and Analysis and the accompanying compensation tables of VMware's Proxy Statement for its 2013 Annual Meeting of Stockholders.

Hedging and Pledging Policies

EMC policies do not permit any employees, including the Named Executive Officers, to “hedge” ownership by engaging in short sales or trading in any options contracts involving EMC securities. In addition, no director, executive officer or any related person, including any Named Executive Officer, may hold EMC securities in a margin account or pledge EMC securities as collateral for a loan.

Compensation Recovery Policies

We have an incentive compensation clawback policy under which EMC will require reimbursement of any cash or equity incentive compensation paid where payment was predicated on financial results that were subject to a significant restatement and the individual engaged in fraud or willful misconduct that caused or partially caused the restatement. The policy applies to all EMC employees, including the Named Executive Officers, and allows recovery of incentive compensation in the event of a significant restatement where appropriate. In addition, EMC's equity plans have for many years contained provisions that allow EMC to cancel outstanding equity awards or “clawback” the value of awards recently realized if a Named Executive Officer or other senior employee engages in activity detrimental to EMC, such as failing to comply with EMC's Key Employee Agreement, including the non-competition and non-solicitation provisions, engaging in any activity that results in the employee's termination for cause, or being convicted of a crime.

Role of Compensation Consultant

The Compensation Committee is directly responsible for the appointment, compensation and oversight of its compensation consultant. In 2012, the Compensation Committee engaged Towers Watson to serve as its compensation consultant. Towers Watson works at the direction of the Compensation Committee and reports directly to the Compensation Committee.

The Compensation Committee has assessed the independence of Towers Watson by reviewing several factors, including (i) other services, if any, that Towers Watson provides to EMC, (ii) the significance of the fees paid to Towers Watson by the Compensation Committee as a percentage of the total revenues of Towers Watson, (iii) the policies and procedures of Towers Watson that are designed to prevent conflicts, (iv) any business or personal relationships between the Towers Watson professionals engaged to advise the Compensation Committee and the members of the Compensation Committee and/or EMC's executive officers, and (v) ownership of our common stock by any of the Towers Watson professionals engaged to advise the Compensation Committee. After careful consideration, the Compensation Committee determined that Towers Watson's service to the Compensation Committee does not raise any conflicts of interest.

During 2012, Towers Watson assisted the Compensation Committee in performing pay-for-performance analyses. In addition, Towers Watson assisted the Compensation Committee in reviewing, among other things, executive compensation practices, trends and competitive practices, and change in control and other termination scenarios.

The Compensation Committee has a policy that provides that its compensation consultant will only provide services to the Compensation Committee and is prohibited from providing any other services to EMC, unless such services are pre-approved by the Compensation Committee. For 2012, the Compensation Committee pre-approved all fees paid to Towers Watson. The following table summarizes the fees paid for services that Towers Watson provided to the Compensation Committee and the fees paid for services provided to EMC that were pre-approved by the Compensation Committee for each of the last two fiscal years.

	Fees for services to Compensation Committee ($)	Fees for services to EMC ($)	Fees for other services* ($)
2012	157,945	0	39,119
2011	110,712	0	90,177

*	The amounts reflect the fees associated with EMC's purchase from Towers Watson of global broad-based surveys that are not customized for EMC.

Compensation Discussion and Analysis (continued)

Peer Group

The Compensation Committee, with the assistance of its compensation consultant, reviews compensation from published technology industry surveys and from EMC's peer group companies for purposes of comparing EMC's executive compensation program with market practices and in order to inform the Compensation Committee's decisions regarding EMC's executive compensation program. The Compensation Committee does not target or benchmark compensation to any particular percentile of compensation paid by other companies, but rather considers comparator compensation as one factor in making its compensation decisions. Other factors include EMC's performance and an individual's contribution, experience and potential. After taking these factors into account, the Compensation Committee exercises its judgment in making compensation decisions. We believe that this approach gives EMC the flexibility to make compensation decisions based upon all of the facts and circumstances.

For 2012, EMC's peer group consisted of 17 companies:

• Accenture plc	• Dell Inc.	• NetApp, Inc.
• Adobe Systems Incorporated	• eBay Inc.	• Oracle Corporation
• Advanced Micro Devices, Inc.	• Hewlett-Packard Company	• Seagate Technology
• CA, Inc.	• Intel Corporation	• Symantec Corporation
• Cisco Systems, Inc.	• International Business Machines Corporation	• Xerox Corporation
• Computer Sciences Corporation	• Microsoft Corporation

Our 2013 peer group is the same as our 2012 peer group, except for Advanced Micro Devices, Inc. (“AMD”). The Compensation Committee removed AMD from EMC's peer group for 2013 because AMD no longer satisfied the market capitalization threshold the Compensation Committee uses as one of its screens for determining which companies may be considered for EMC's peer group each year.

To select the peer group companies, we used the three-step process described below.

Step	Screen	Rationale
1
U.S.-based publicly traded and industry-related companies, including companies in the following industries:
• Computer Hardware, Services, Software & Storage
• Office Supplies & Equipment
• Computer Communications
• Semiconductors
• Privately held or recently acquired companies are eliminated • Companies headquartered outside the U.S. are eliminated due to potential differences in executive pay structure and levels
2	Company size • .25X to 4X that of EMC's market capitalization	• Companies not comparable in size to EMC are eliminated due to differences in pay levels
3	Business match, degree of talent overlap and financial performance • Companies from which EMC recruits and to which it loses talent • Total shareholder return • .25X to 4X that of EMC's revenue
• Companies with a low degree of business overlap are eliminated
• Top sources for recruiting talent without regard to any other screening criteria
• Focus on comparators with strong financial performance

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the compensation information for the Named Executive Officers for the fiscal year ended December 31, 2012.

The amounts shown in the Stock Awards and Option Awards columns reflect the grant date fair value of equity awards for 2012 and prior years, not the actual amounts paid to or that may be realized by the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[3] ($)	Total ($)
Joseph M. Tucci Chairman and Chief Executive Officer	2012	1,000,000	—	12,697,669[4]	1,310,657[4]	1,467,360[5]	—	116,545	16,592,231
	2011	1,000,000	—	8,408,713[6]	1,557,752[6]	2,140,869	—	131,523	13,238,857
	2010	1,000,000	—	7,355,900[7]	1,337,077[7]	2,592,000	—	151,184	12,436,161
David I. Goulden President, Chief Operating Officer and Chief Financial Officer	2012	737,500	—	9,351,739[8]	528,240[8]	949,513[9]	—	16,435	11,583,427
	2011	600,000	—	2,853,844[6]	529,522[6]	1,044,200	—	31,754	5,059,320
	2010	600,000	—	2,628,930[7]	402,422[7]	1,256,500	—	17,997	4,905,849
Howard D. Elias President and Chief Operating Officer, Global Enterprise Services	2012	687,500	—	8,909,754[8]	451,639[8]	757,109[10]	—	22,697	10,828,699
	2011	600,000	—	2,853,844[6]	529,522[6]	912,481	—	22,593	4,918,440
	2010	600,000	—	2,628,930[7]	402,422[7]	1,233,796	—	25,936	4,891,084
William F. Scannell President, Global Sales and Customer Operations	2012	700,000	—	8,909,754[8]	451,639[8]	632,153[11]	—	15,821	10,709,367

Jeremy Burton Executive Vice President, Product Operations and Marketing	2012	600,000	—	8,120,027[12]	357,854[12]	609,588[13]	—	8,774	9,696,243
	2011	500,000	—	1,710,362[6]	309,185[6]	745,857	—	5,249	3,270,654
	2010	394,231	400,000	4,401,280[14]	716,854[14]	741,667	—	77,923	6,731,955
William J. Teuber, Jr. Vice Chairman	2012	712,500	—	5,154,478[4]	557,014[4]	707,560[15]	—	17,051	7,148,603
	2011	700,000	—	3,193,863[6]	582,807[6]	912,481	—	12,357	5,401,507
	2010	700,000	—	2,628,930[7]	402,422[7]	1,219,289	—	21,384	4,972,025
Patrick P. Gelsinger Chief Executive Officer, VMware, Inc. and Former President and Chief Operating Officer, EMC Information Infrastructure Products	2012	709,104[16]	—	15,705,824[17]	263,088[17]	889,516[18]	—	108,022	17,675,554
	2011	600,000	—	5,400,844[6]	529,522[6]	912,481	—	23,271	7,466,118
	2010	600,000	—	982,560[7]	152,946[7]	1,232,414	—	28,828	2,996,748

[1]
Amounts represent the aggregate grant date fair value for stock awards and stock options in 2012, 2011 and 2010 in accordance with FASB ASC Topic 718. Performance-contingent equity grant amounts, which are the performance-based equity awards granted to the Named Executive Officers that vest based upon performance criteria other than EMC's total shareholder return, assume target shares issued, which also represent the maximum number of shares issuable under such grants. Assumptions used in the calculation of these amounts for awards in 2012, 2011 and 2010 are included in Note P to EMC's audited financial statements for fiscal year ended December 31, 2012 included in EMC's Annual Report on Form 10-K filed with the SEC on February 27, 2013. Consistent with FASB ASC Topic 718, EMC uses a Monte Carlo simulation model to value market-based stock awards, i.e., for performance-based equity awards tied to EMC's relative total shareholder return. This model estimates the fair value of the award for financial reporting purposes. The assumptions used in this model for the 2012 awards were as follows: (a) stock price volatility of 28.79% for EMC and an average stock price volatility of 34.08% for the components of the S&P 500 Technology Index; (b) risk-free interest rate of 0.27%; (c) correlation

Compensation of Executive Officers (continued)

coefficients based upon the price data used to calculate the historical volatilities; and (d) no dividend yield assumption given that total shareholder return is calculated assuming reinvestment of dividends. Based on the performance goals and these assumptions, the market-based performance equity awards issued in 2012 were valued using the Monte Carlo model at $17.66 per share. Historically, we have granted performance-based equity awards in the year prior to the applicable performance year, and approved the specific performance goals for such awards at a later date, at which time the award is given a grant date fair value for accounting purposes. Because we are required to disclose compensation in the table in accordance with applicable accounting rules, the value of the performance-based equity awards granted to our Named Executive Officers is reflected in the table as compensation in the year the specific performance goals are approved, which may or may not be the same year the awards were granted. In contrast, the value of the time-based equity awards granted to our Named Executive Officers is reflected in the table as compensation in the year of grant.

[2]
Amounts include incentive compensation earned under EMC's cash bonus plans, which are described on pages 54 to 58 of this Proxy Statement; and for Mr. Gelsinger only, the amounts also include compensation earned for fiscal year 2012 under VMware's Executive Bonus Program, which will be described in the Compensation Discussion and Analysis of VMware's Proxy Statement for its 2013 Annual Meeting of Stockholders. Also includes amounts earned by Messrs. Goulden and Gelsinger, but deferred under EMC's Deferred Compensation Retirement Plan.

[3]	Please see the “All Other Compensation Table” below.

[4]
Amounts represent the aggregate grant date fair values of the performance-based equity awards granted in August 2011, for which the specific performance goals were approved in February 2012, the performance-based equity awards granted in September 2012, for which the specific performance goals were approved in December 2012, and the time-based equity awards granted in August 2012.

[5]	Amount represents payments of $1,221,120 pursuant to the 2012 Corporate Incentive Plan and $246,240 pursuant to the 2012 Executive MBO.

[6]
Amounts represent the aggregate grant date fair values of the performance-based equity awards granted in 2010, for which the specific performance goals were approved in 2011, and the time-based equity awards granted in 2011.

[7]
Amounts represent the aggregate grant date fair values of the performance-based equity awards granted in 2009, for which the specific performance goals were approved in 2010, and the time-based equity awards granted in 2010.

[8]
Amounts represent the aggregate grant date fair values of the performance-based equity awards granted in August 2011, for which the specific performance goals were approved in February 2012, and the time-based equity awards granted in August 2012.

[9]	Amount represents payments of $795,000 pursuant to the 2012 Corporate Incentive Plan and $154,513 pursuant to the 2012 Executive MBO.

[10]
Amount represents payments of $531,325 pursuant to the 2012 Corporate Incentive Plan, $129,662 pursuant to the 2012 Executive MBO and $96,122 pursuant to the 2012 Information Storage Division Incentive Plan.

[11]
Amount represents payments of $347,150 pursuant to the 2012 Corporate Incentive Plan, $123,250 pursuant to the 2012 Executive MBO and $161,753 pursuant to the 2012 Information Storage Division Incentive Plan.

[12]
Amounts represent the aggregate grant date fair values of the performance-based equity awards granted in August 2011, for which the specific performance goals were approved in February 2012, the performance-based equity awards granted in August 2012, for which the specific performance goals were approved in December 2012, and the time-based equity awards granted in August 2012.

[13]	Amount represents payments of $508,800 pursuant to the 2012 Corporate Incentive Plan and $100,788 pursuant to the 2012 Executive MBO.

[14]	Amounts represent the aggregate grant date fair values of the time-based equity awards granted in 2010.

[15]
Amount represents payments of $492,900 pursuant to the 2012 Corporate Incentive Plan, $121,475 pursuant to the 2012 Executive MBO and $93,185 pursuant to the 2012 Information Storage Division Incentive Plan.

[16]	Amount represents $422,500 in salary earned from EMC prior to Mr. Gelsinger's resignation from EMC on August 31, 2012, and $286,604 in salary earned from VMware following his resignation from EMC.

[17]
Amounts represent the aggregate grant date fair values of the performance-based equity awards granted by EMC to Mr. Gelsinger in August 2011, for which the specific performance goals were approved in February 2012, the performance stock units (“VMware PSUs”) granted by VMware to Mr. Gelsinger in September 2012, and the time-based equity awards granted by VMware to Mr. Gelsinger in September 2012. The VMware PSUs were granted to Mr. Gelsinger in exchange for his agreement to cancel a Long-Term Incentive Plan award of 239,617 stock units awarded by EMC in August 2011, for which specific performance goals were approved in February 2012. See footnote 21 to the Grants of Plan-Based Awards Table in this Proxy Statement for more information about the grant date fair value of the VMware PSUs. For more information on VMware's equity awards, please see the Compensation Discussion and Analysis of VMware's Proxy Statement for its 2013 Annual Meeting of Stockholders.

[18]
Amount represents payments of $258,375 pursuant to the 2012 Corporate Incentive Plan, $90,613 pursuant to the 2012 Executive MBO, $108,087 pursuant to the 2012 Information Storage Division Incentive Plan and $432,441 pursuant to the 2012 VMware Executive Bonus Program. For more information on VMware's Executive Bonus Program, please see the Compensation Discussion and Analysis of VMware's Proxy Statement for its 2013 Annual Meeting of Stockholders.

Compensation of Executive Officers (continued)

All Other Compensation Table

The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table for the fiscal year ended December 31, 2012.

Name	Air Travel[1] ($)	Tax and Financial Planning ($)	Relocation Expenses ($)	Tax Gross-Ups on Relocation Expenses ($)	Other ($)	Matching 401(k) Plan Contributions[2] ($)	Total ($)
Joseph M. Tucci	95,483	15,000	—	—	3,062[3]	3,000	116,545
David I. Goulden	—	10,000	—	—	3,435[3]	3,000	16,435
Howard D. Elias	—	10,000	—	—	9,697[4]	3,000	22,697
William F. Scannell	—	—	—	—	12,821[5]	3,000	15,821
Jeremy Burton	—	—	—	—	5,774[6]	3,000	8,774
William J. Teuber, Jr.	—	14,051	—	—	—	3,000	17,051
Patrick P. Gelsinger	—	—	69,674[7]	32,239[8]	3,141[9]	2,968	108,022

[1]
All aircraft use by Named Executive Officers is documented and categorized as business, personal or mixed use depending on the purpose of a flight. The purpose of a flight is determined based upon a review and analysis of flight data, the Named Executive Officer's itinerary and other relevant information. A flight is categorized as mixed use if it includes both personal and business aspects. Personal use of EMC-owned aircraft is valued based on the aggregate incremental cost to EMC determined on a per flight basis and includes the cost of fuel used, the hourly cost of aircraft maintenance, landing fees, trip-related hangar and parking costs, and crew-related costs. The incremental cost does not include “deadhead” flights (e.g., a return flight on which no passenger was on board); if included, the incremental cost would increase by $1,608 for Mr. Tucci. (Deadhead flights are categorized as business or personal based on the purpose of the immediately preceding or following flight leg, as appropriate).

[2]	Amounts represent a 6% matching contribution on eligible compensation paid each pay period, up to a maximum of $750 per quarter, made under the EMC 401(k) Savings Plan for 2012.

[3]	Amount represents the cost of an annual executive physical.

[4]	Amount represents the cost of spousal attendance at EMC events of $6,197 and the cost of an annual executive physical of $3,500.

[5]	Amount represents the cost of spousal attendance at EMC events of $9,182 and the cost of an annual executive physical of $3,639.

[6]	Amount represents the cost of spousal attendance at EMC events.

[7]	Amount represents the cost of relocation expenses paid by EMC of $1,876 and relocation expenses paid by VMware of $67,798.

[8]	Amount represents tax gross-ups associated with relocation expenses paid by EMC of $1,233 and tax gross-ups associated with relocation expenses paid by VMware of $31,006.

[9]
Amount represents matching contributions under VMware's Matching Gift Program, under which employees may contribute to qualified charitable organizations and VMware provides a matching contribution to the charity in an equal amount, up to $3,141.59 in the aggregate for each employee annually.

Compensation of Executive Officers (continued)

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan grants, equity incentive plan grants and all other stock awards and option awards granted to the Named Executive Officers in the fiscal year ended December 31, 2012. Our non-equity incentive plans consist of the bonus plans that are described on pages 54 to 58 of this Proxy Statement, our equity incentive plans consist of the performance stock unit and performance stock option awards that are described on pages 59 to 64 of this Proxy Statement and our other stock awards and option awards consist of the time-based stock unit and stock option awards that are described on page 62 of this Proxy Statement. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

Name	Type of Award[1]	Grant Date	Award Date[2]	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[6]($/Sh)	Closing Market Price on Grant Date[7] ($/Sh)	Grant Date Fair Value of Stock and Option Awards[8]
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph M. Tucci	CIP	N/A	N/A	576,000	1,152,000	2,304,000[3]	—	—	—	—	—	—	—	—
	MBO	N/A	N/A	—	288,000	288,000[4]	—	—	—	—	—	—	—	—
	PC-RSU	2/2/2012	8/3/2011	—	—	—	45,827	183,307	183,307[9]	—	—	—	—	4,767,815
	PC-SO	2/2/2012	8/3/2011	—	—	—	23,106	92,424	92,424[10]	—	—	25.04	26.01	789,264
	RSU	8/8/2012	N/A	—	—	—	—	—	—	112,264[11]	—	—	—	3,008,675
	SO	8/8/2012	N/A	—	—	—	—	—	—	—	60,034[12]	26.80	26.80	521,394
	LDPA	12/13/2012	9/5/2012	—	—	—	130,254	242,333	242,333[13]	—	—	—	—	4,921,178[14]
David I. Goulden	CIP	N/A	N/A	375,000	750,000	1,500,000[3]	—	—	—	—	—	—	—	—
	MBO	N/A	N/A	—	187,500	187,500[4]	—	—	—	—	—	—	—	—
	PC-RSU	2/2/2012	8/3/2011	—	—	—	15,276	61,103	61,103[9]	—	—	—	—	1,589,289
	PC-SO	2/2/2012	8/3/2011	—	—	—	7,702	30,808	30,808[10]	—	—	25.04	26.01	263,088
	LTIP 2011	2/2/2012	8/3/2011	—	—	—	119,809	239,617	239,617[15]	—	—	—	—	6,232,438
	RSU	8/8/2012	N/A	—	—	—	—	—	—	57,090[11]	—	—	—	1,530,012
	SO	8/8/2012	N/A	—	—	—	—	—	—	—	30,530[12]	26.80	26.80	265,152
Howard D. Elias	CIP	N/A	N/A	250,625	501,250	1,002,500[3]	—	—	—	—	—	—	—	—
	MBO	N/A	N/A	—	152,500	152,500[4]	—	—	—	—	—	—	—	—
	INF STOR	N/A	N/A	54,375	108,750	217,500[5]	—	—	—	—	—	—	—	—
	PC-RSU	2/2/2012	8/3/2011	—	—	—	15,276	61,103	61,103[9]	—	—	—	—	1,589,289
	PC-SO	2/2/2012	8/3/2011	—	—	—	7,702	30,808	30,808[10]	—	—	25.04	26.01	263,088
	LTIP 2011	2/2/2012	8/3/2011	—	—	—	119,809	239,617	239,617[15]	—	—	—	—	6,232,438
	RSU	8/8/2012	N/A	—	—	—	—	—	—	40,598[11]	—	—	—	1,088,026
	SO	8/8/2012	N/A	—	—	—	—	—	—	—	21,710[12]	26.80	26.80	188,551
William F. Scannell	CIP	N/A	N/A	163,750	327,500	655,000[3]	—	—	—	—	—	—	—	—
	MBO	N/A	N/A	—	145,000	145,000[4]	—	—	—	—	—	—	—	—
	INF STOR	N/A	N/A	126,250	252,500	505,000[5]	—	—	—	—	—	—	—	—
	PC-RSU	2/2/2012	8/3/2011	—	—	—	15,276	61,103	61,103[9]	—	—	—	—	1,589,289
	PC-SO	2/2/2012	8/3/2011	—	—	—	7,702	30,808	30,808[10]	—	—	25.04	26.01	263,088
	LTIP 2011	2/2/2012	8/3/2011	—	—	—	119,809	239,617	239,617[15]	—	—	—	—	6,232,438
	RSU	8/8/2012	N/A	—	—	—	—	—	—	40,598[11]	—	—	—	1,088,026
	SO	8/8/2012	N/A	—	—	—	—	—	—	—	21,710[12]	26.80	26.80	188,551

Compensation of Executive Officers (continued)

Name	Type of Award[1]	Grant Date	Award Date[2]	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[6]($/Sh)	Closing Market Price on Grant Date[7] ($/Sh)	Grant Date Fair Value of Stock and Option Awards[8]
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeremy Burton	CIP	N/A	N/A	240,000	480,000	960,000[3]	—	—	—	—	—	—	—	—
	MBO	N/A	N/A	—	120,000	120,000[4]	—	—	—	—	—	—	—	—
	PC-RSU	2/2/2012	8/3/2011	—	—	—	11,883	47,530	47,530[9]	—	—	—	—	1,236,255
	PC-SO	2/2/2012	8/3/2011	—	—	—	5,991	23,965	23,965[10]	—	—	25.04	26.01	204,651
	LTIP 2011	2/2/2012	8/3/2011	—	—	—	79,873	159,745	159,745[15]	—	—	—	—	4,154,967
	RSU	8/8/2012	N/A	—	—	—	—	—	—	32,986[11]	—	—	—	884,025
	SO	8/8/2012	N/A	—	—	—	—	—	—	—	17,640[12]	26.80	26.80	153,203
	LTIP 2012	12/13/2012	8/8/2012	—	—	—	37,314	74,627	74,627[16]	—	—	—	—	1,844,779
William J. Teuber, Jr.	CIP	N/A	N/A	232,500	465,000	930,000[3]	—	—	—	—	—	—	—	—
	MBO	N/A	N/A	—	142,500	142,500[4]	—	—	—	—	—	—	—	—
	INF STOR	N/A	N/A	52,500	105,000	210,000[5]	—	—	—	—	—	—	—	—
	PC-RSU	2/2/2012	8/3/2011	—	—	—	20,368	81,470	81,470[9]	—	—	—	—	2,119,035
	PC-SO	2/2/2012	8/3/2011	—	—	—	10,270	41,078	41,078[10]	—	—	25.04	26.01	350,790
	RSU	8/8/2012	N/A	—	—	—	—	—	—	44,403[11]	—	—	—	1,190,000
	SO	8/8/2012	N/A	—	—	—	—	—	—	—	23,745[12]	26.80	26.80	206,225
	LDPA	12/13/2012	9/5/2012	—	—	—	48,846	90,875	90,875[13]	—	—	—	—	1,845,443[17]
Patrick P. Gelsinger	CIP	N/A	N/A	121,875	243,750	487,500[3]	—	—	—	—	—	—	—	—
	MBO	N/A	N/A	—	97,500	97,500[4]	—	—	—	—	—	—	—	—
	INF STOR	N/A	N/A	73,125	146,250	292,500[5]	—	—	—	—	—	—	—	—
	PC-RSU	2/2/2012	8/3/2011	—	—	—	15,276	61,103	61,103[9]	—	—	—	—	1,589,289
	PC-SO	2/2/2012	8/3/2011	—	—	—	7,702	30,808	30,808[10]	—	—	25.04	26.01	263,088
	VMW H2 BONUS	N/A	N/A	230,635	384,392	768,783[18]	—	—	—	—	—	—	—	—
	VMW PC-RSU	9/14/2012[19]	N/A	—	—	—	22,026	44,052	88,104[20]	—	—	—	—	6,232,438[21]
	VMW RSU	9/14/2012	N/A	—	—	—	—	—	—	77,091[22]	—	—	—	7,884,097

[1]	Type of Award:
CIP = 2012 Corporate Incentive Plan
MBO = 2012 Executive Management by Objectives Plan
INF STOR = 2012 Information Storage Division Incentive Plan
PC-RSU = Performance Stock Units
PC-SO = Performance Stock Options
RSU = Time-Based Stock Units
SO = Time-Based Stock Options
LDPA = Leadership Development and Performance Awards
LTIP 2011 = 2011 Long-Term Incentive Plan
LTIP 2012 = 2012 Long-Term Incentive Plan
VMW H2 Bonus = 2012 VMware Executive Bonus Program for performance between July 1, 2012 and December 31, 2012
VMW PC-RSU = VMware Performance Stock Units
VMW RSU = VMware Time-Based Stock Units
For more information on all of these awards, except for the VMware awards made to Mr. Gelsinger, please see pages 54 to 64 of this Proxy Statement. For more information on the VMware awards made to Mr. Gelsinger, please see the Compensation Discussion and Analysis of VMware's Proxy Statement for its 2013 Annual Meeting of Stockholders.

[2]
This column has been added to reflect the date that the Compensation Committee approved all the material terms of each grant of performance stock units and performance stock options, other than the specific performance targets, which were approved at the later date reflected in the “Grant Date” column. From an accounting perspective, the grant date for these awards is the date contained in the “Grant Date” column, which is the date on which the performance targets were approved.

[3]
The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts, respectively, payable under the 2012 Corporate Incentive Plan. The threshold payment is 50% of the target payment and the maximum payment is 200% of the target payment.

Compensation of Executive Officers (continued)

[4]
The amounts shown in the target and maximum columns reflect the amounts that will be paid if all the performance goals under the MBO for the year are achieved and if the plan is fully funded for the year.

[5]
The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts, respectively, payable under the 2012 Information Storage Division Incentive Plan. The threshold payment is 50% of the target payment and the maximum payment is 200% of the target payment.

[6]
The exercise price of each stock option equals the closing price of our common stock on the date the Compensation Committee awarded the option, as reported in the “Award Date” column for performance stock options and the “Grant Date” column for time-based stock options.  Please see footnotes 2 and 7 for additional information.

[7]
This column reflects the closing market price on the grant date, as determined from an accounting perspective, and as reported in the “Grant Date” column for both performance stock options and time-based stock options.  See footnote 2 for additional information.

[8]
Represents the grant date fair value of each of these awards calculated in accordance with FASB ASC Topic 718. Amount assumes the target number of shares is issued. The target number of shares and the maximum number of shares issuable under the award are the same.

[9]
The amounts shown in the target and maximum columns reflect the number of performance stock units that are eligible to vest commencing in 2013 subject to the achievement of 2012 performance goals. The amount shown in the threshold column reflects the number of performance stock units that are eligible to vest commencing in 2013 if threshold targets are achieved. The threshold number of performance stock units is 25% of the target number of performance stock units. 95.8% of these performance stock units became eligible to vest in February 2013, and one-third vested on February 6, 2013 and one-half of the remaining units will vest on each of February 1, 2014 and 2015. The remaining 4.2% of these units were forfeited since the 2012 performance goals were not fully achieved.

[10]
The amounts shown in the target and maximum columns reflect the number of performance stock options that are eligible to vest commencing in 2013 subject to the achievement of 2012 performance goals. The amount shown in the threshold column reflects the number of performance stock options that are eligible to vest commencing in 2013 if threshold targets are achieved. The threshold number of performance stock options is 25% of the target number of performance stock options. 95.8% of these performance options became eligible to vest in February 2013, and one-fourth vested on February 6, 2013 and one-third of the remaining options will vest on each of February 1, 2014, 2015 and 2016. The remaining 4.2% of these options were forfeited since the 2012 performance goals were not fully achieved.

[11]	25% of these units will vest on each of August 8, 2013, 2014, 2015 and 2016.

[12]	20% of these options will vest on each of August 8, 2013, 2014, 2015, 2016 and 2017.

[13]
The amounts shown in the target and maximum columns reflect the number of performance stock units that are eligible to vest in 2015 subject to the achievement of 2013-2014 performance goals (the “Leadership Development and Performance Awards”). The amount shown in the threshold column reflects the number of performance stock units that are eligible to vest in 2015 if threshold targets are achieved. The threshold number of performance stock units is 53.75% of the target number of performance stock units. If any of these units become eligible to vest, they will vest in 2015. For more information on the Leadership Development and Performance Awards, please see pages 62 to 63 of this Proxy Statement.

[14]
With respect to 151,458 performance stock units (or 62.5% of the award), the grant date fair value was calculated using the Monte Carlo simulation model (as described in footnote 1 to the Summary Compensation Table). With respect to 90,875 performance stock units (or 37.5% of the award), the grant date fair value was calculated using the closing price of the common stock on December 13, 2012, the date on which the revenue target for this portion of the award was approved by the Compensation Committee.

[15]
The amounts shown in the target and maximum columns reflect the number of performance stock units that are eligible to vest commencing in 2015, subject to the achievement of 2012-2014 performance goals. The amount shown in the threshold column reflects the number of performance stock units that are eligible to vest commencing in 2015 if threshold targets are achieved. The threshold number of performance stock units is 50% of the target number of performance stock units. If any of these awards become eligible to vest, 50% of them will vest in each of 2015 and 2016.

[16]
The amounts shown in the target and maximum columns reflect the number of performance stock units that are eligible to vest commencing in 2016, subject to the achievement of 2013-2015 performance goals. The amount shown in the threshold column reflects the number of performance stock units that are eligible to vest commencing in 2016 if threshold targets are achieved. The threshold number of performance stock units is 50% of the target number of performance stock units. If any of these awards become eligible to vest, 50% of them will vest in each of 2016 and 2017.

[17]
With respect to 56,797 performance stock units (or 62.5% of the award), the grant date fair value was calculated using the Monte Carlo simulation model (as described in footnote 1 to the Summary Compensation Table). With respect to 34,078 performance stock units (or 37.5% of the award), the grant date fair value was calculated using the closing price of the common stock on December 13, 2012, the date on which the revenue target for this portion of the award was approved by the Compensation Committee.

[18]
The amounts shown are possible payouts for 2012 under VMware's 2012 Executive Bonus Program. These amounts were based on Mr. Gelsinger's 2012 base salary and position. The 2012 program included corporate and individual performance goals with 75% of Mr. Gelsinger's target amount tied to corporate performance goals. Threshold payments were set at 80% of the target amounts and were tied to achievement of VMware's corporate financial goals. Accordingly, threshold bonus amounts were 60% of the target amounts for Mr. Gelsinger. Maximum payments were set at 200% of the target amounts. For more information on VMware's 2012 Executive Bonus Program, please see the Compensation Discussion and Analysis of VMware's Proxy Statement for its 2013 Annual Meeting of Stockholders.

[19]
Represents performance stock units (“VMware PSUs”) granted in September 2012 under VMware's 2007 Equity and Incentive Plan. These VMware PSUs were granted in exchange for Mr. Gelsinger's agreement to cancel the Long-Term Incentive Plan award of 239,617 stock units granted to him by EMC on August 3, 2011 and valued on February 2, 2012.

[20]
The VMware PSU award will vest if VMware meets a designated revenue growth target over a three-year period commencing January 1, 2012. The award for 44,052 PSUs will convert into VMware's Class A common stock at a ratio ranging from 0.5 to 2.0 shares for each VMware PSU, depending upon the degree of performance. Vesting in the VMware PSU award will not occur, and no units will be issued, for performance below minimum thresholds specified in the award. For more information regarding VMware PSUs, please see the Compensation Discussion and Analysis of VMware's Proxy Statement for its 2013 Annual Meeting of Stockholders.

[21]
With respect to the VMware PSUs granted in exchange for Mr. Gelsinger's agreement to cancel his EMC Long-Term Incentive Plan award, the reported grant date fair value is equal to the grant date fair value of the original EMC Long-Term Incentive Plan award, which was determined at the time the performance goals for that award were established by EMC on February 2, 2012. The VMware PSUs granted to Mr. Gelsinger on September 14, 2012 had a grant date fair value of $5.2 million.

[22]
Represents VMware restricted stock units under VMware's 2007 Equity and Incentive Plan. 37.5% of the restricted stock units vest on March 1, 2014, and the remaining restricted stock units vest ratably every six months thereafter until fully vested on September 1, 2016, subject to Mr. Gelsinger's continued employment.

Compensation of Executive Officers (continued)

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by the Named Executive Officers as of December 31, 2012. Except for the VMware awards held by Mr. Gelsinger, the market and payout values for unvested stock awards are calculated based on a market value of $25.30 per share (the closing market price of EMC's common stock on December 31, 2012) multiplied by the number of shares subject to the award. For the VMware awards held by Mr. Gelsinger, the market and payout values for unvested stock awards are calculated based on a market value of $94.14 per share (the closing market price of VMware's Class A common stock on December 31, 2012) multiplied by the number of shares subject to the award.

Name	Option Awards[1]					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options[2] (#)	Option Exercise Price ($)	Option Expiration Date[3]	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph M. Tucci	—	—	90,051	26.80	8/8/2022	732,225[4]	18,525,293	471,312[5]	11,924,194
	—	60,034[6]	—	26.80	8/8/2022
	—	92,424[7]	—	25.04	8/3/2021
	12,323	49,293[8]	—	25.04	8/3/2021
	26,250	78,750[9]	—	20.47	8/3/2020
	28,000	42,000[10]	—	20.47	8/3/2020
	75,000	75,000[11]	—	15.31	8/4/2019
	60,000	40,000[12]	—	15.31	8/4/2019
	119,839	39,947[13]	—	15.18	8/20/2018
	96,000	24,000[14]	—	15.18	8/20/2018
	700,000	—	—	14.49	7/22/2015
	207,413	—	—	12.85	10/28/2014
David I. Goulden	—	—	45,794	26.80	8/8/2022	270,245[15]	6,837,199	325,252[16]	8,228,876
	—	30,530[6]	—	26.80	8/8/2022
	—	30,808[7]	—	25.04	8/3/2021
	4,107	16,432[8]	—	25.04	8/3/2021
	9,000	27,000[9]	—	20.47	8/3/2020
	9,600	14,400[10]	—	20.47	8/3/2020
	21,000	21,000[11]	—	15.31	8/4/2019
	16,800	11,200[12]	—	15.31	8/4/2019
	31,956	10,653[13]	—	15.18	8/20/2018
	25,600	6,400[14]	—	15.18	8/20/2018
	35,233	11,744[17]	—	19.11	11/28/2017
	32,000	—	—	19.11	11/28/2017
	400,000	—	—	14.49	7/22/2015
	215,000	—	—	12.85	10/28/2014
	31,790	—	—	13.18	10/23/2013

Compensation of Executive Officers (continued)

Name	Option Awards[1]					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options[2] (#)	Option Exercise Price ($)	Option Expiration Date[3]	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Howard D. Elias	—	—	32,565	26.80	8/8/2022	253,753[18]	6,419,951	300,513[19]	7,602,979
	—	21,710[6]	—	26.80	8/8/2022
	—	30,808[7]	—	25.04	8/3/2021
	4,107	16,432[8]	—	25.04	8/3/2021
	9,000	27,000[9]	—	20.47	8/3/2020
	9,600	14,400[10]	—	20.47	8/3/2020
	21,000	21,000[11]	—	15.31	8/4/2019
	16,800	11,200[12]	—	15.31	8/4/2019
	31,956	10,653[13]	—	15.18	8/20/2018
	25,600	6,400[14]	—	15.18	8/20/2018
	35,233	11,744[17]	—	19.11	11/28/2017
	32,000	—	—	19.11	11/28/2017
	300,000	—	—	14.49	7/22/2015
William F. Scannell	—	—	32,565	26.80	8/8/2022	242,730[20]	6,141,069	300,513[19]	7,602,979
	—	21,710[6]	—	26.80	8/8/2022
	—	30,808[7]	—	25.04	8/3/2021
	4,107	16,432[8]	—	25.04	8/3/2021
	8,254	24,760[9]	—	20.47	8/3/2020
	8,803	13,206[10]	—	20.47	8/3/2020
	9,750	19,500[11]	—	15.31	8/4/2019
	10,400	10,400[12]	—	15.31	8/4/2019
	9,321	9,321[13]	—	15.18	8/20/2018
	11,200	5,600[14]	—	15.18	8/20/2018
	10,276	10,276[17]	—	19.11	11/28/2017
	11,200	—	—	19.11	11/28/2017
Jeremy Burton	—	—	26,459	26.80	8/8/2022	240,282[21]	6,079,135	283,850[22]	7,181,405
	—	17,640[6]	—	26.80	8/8/2022
	—	23,965[7]	—	25.04	8/3/2021
	3,195	12,782[8]	—	25.04	8/3/2021
	—	13,500[9]	—	20.47	8/3/2020
	2,400	7,200[10]	—	20.47	8/3/2020
	—	60,000[23]	—	19.55	4/28/2020
William J. Teuber, Jr.	—	—	35,618	26.80	8/8/2022	288,109[24]	7,289,158	180,199[25]	4,559,035
	—	23,745[6]	—	26.80	8/8/2022
	—	41,078[7]	—	25.04	8/3/2021
	5,477	21,908[8]	—	25.04	8/3/2021
	9,000	27,000[9]	—	20.47	8/3/2020
	9,600	14,400[10]	—	20.47	8/3/2020
	21,000	21,000[11]	—	15.31	8/4/2019
	16,800	11,200[12]	—	15.31	8/4/2019
	41,943	13,982[13]	—	15.18	8/20/2018
	33,600	8,400[14]	—	15.18	8/20/2018
	46,244	15,414[17]	—	19.11	11/28/2017
	42,000	—	—	19.11	11/28/2017
	35,000	—	—	14.49	7/22/2015

Compensation of Executive Officers (continued)

Name	Option Awards[1]					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options[2] (#)	Option Exercise Price ($)	Option Expiration Date[3]	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick P. Gelsinger	—	30,808[7]	—	25.04	8/3/2021	440,746[26]	16,457,818[27]	44,052[28]	4,147,055[29]
	4,107	16,432[8]	—	25.04	8/3/2021
	9,000	27,000[9]	—	20.47	8/3/2020
	9,600	14,400[10]	—	20.47	8/3/2020
	300,000	200,000[30]	—	16.47	10/30/2019

[1]	Each stock option vests at the rate of 20% per year over five years, unless otherwise indicated.

[2]
The stock options reported in this column represent our performance stock options granted in August 2012 that are eligible to vest commencing in 2014 if the 2013 performance goals are achieved or exceeded. These options are distinguished from the other stock options in this table because they will vest only if performance goals are achieved and all or a portion of them will be forfeited if certain performance goals are not achieved. If any of these options become eligible to vest, one-fourth of such options will vest on or about February 1, 2014; provided, however, that this first vesting date may be delayed (a) until such time as the Compensation Committee determines that the applicable performance goals have been achieved, or (b) if vesting is determined based upon EMC's performance relative to its peer group; and thereafter, one-third of the remaining options will vest on each of February 1, 2015, 2016 and 2017. For more information on the performance stock options, please see pages 60 to 61 of this Proxy Statement. Due to applicable accounting rules, these performance stock options are not reflected in the Summary Compensation Table or the Grants of Plan-Based Awards Table of this Proxy Statement because the performance targets for such grants were not approved until February 2013.

[3]	The date the Compensation Committee awarded each stock option is ten years prior to its expiration date.

[4]
Mr. Tucci was granted 270,000 performance stock units on August 4, 2009; 100% of these units became eligible to vest in February 2011; one-third of these units vested on each of February 2, 2011, February 1, 2012 and 2013. Mr. Tucci was also granted 180,000 time-based stock units on August 4, 2009; 25% of these units vested on each of August 4, 2010, 2011 and 2012; and the remaining units will vest on August 4, 2013. In addition, Mr. Tucci was granted 210,000 performance stock units on August 3, 2010; 100% of these units became eligible to vest in February 2012; one-third of these units vested on each of February 2, 2012 and February 1, 2013; and the remaining units will vest on February 1, 2014. Mr. Tucci was also granted 140,000 time-based stock units on August 3, 2010; 25% of these units vested on each of August 3, 2011 and 2012; and one-half of the remaining units will vest on each of August 3, 2013 and 2014. In addition, Mr. Tucci was granted 183,307 performance stock units on August 3, 2011; 95.8% of these units became eligible to vest in February 2013; one-third of these units vested on February 6, 2013; one-half of the remaining units will vest on each of February 1, 2014 and 2015. The remaining 4.2% of these units were forfeited since the 2012 performance goals were not fully achieved. Mr. Tucci was also granted 122,205 time-based stock units on August 3, 2011; 25% of these units vested on August 3, 2012; and one-third of the remaining units will vest on each of August 3, 2013, 2014 and 2015. In addition, Mr. Tucci was granted 112,264 time-based stock units on August 8, 2012; 25% of these units will vest on each of August 8, 2013, 2014, 2015 and 2016.

[5]
These units are distinguished from the other stock awards in this table because they will vest only if performance goals are achieved and all or a portion of them will be forfeited if certain performance goals are not achieved. Mr. Tucci was granted 168,395 performance stock units on August 8, 2012 (the “2012 performance stock units”). If any of the 2012 performance stock units become eligible to vest, one-third of such units will vest on or about February 1, 2014; provided, however, that this first vesting date may be delayed (a) until such time as the Compensation Committee determines that the applicable performance goals have been achieved, or (b) if vesting is determined based upon EMC's performance relative to its peer group; and thereafter, one-half of the remaining units will vest on each of February 1, 2015 and 2016. For more information on the 2012 performance stock units, please see pages 60 to 61 of this Proxy Statement. Due to applicable accounting rules, the 2012 performance stock units are not reflected in the Summary Compensation Table or the Grants of Plan-Based Awards Table of this Proxy Statement because the performance targets for such grants were not approved until February 2013. Mr. Tucci was also granted 302,917 performance stock units on September 5, 2012 (the “Leadership Development and Performance Award”). If any of the Leadership Development and Performance Award units become eligible to vest, such units will vest on or about February 1, 2015; provided, however, that this vesting date may be delayed until such time as the Compensation Committee determines that the applicable performance goals have been achieved. For more information on the Leadership Development and Performance Awards, please see pages 62 to 63 of this Proxy Statement. Due to applicable accounting rules, the value of 60,584 Leadership Development and Performance Award units (or 20% of the award) is not reflected in the Summary Compensation Table or the Grants of Plan-Based Awards Table of this Proxy Statement because the performance goals for such units were not approved until February 2013.

[6]	20% of these options will vest on each of August 8, 2013, 2014, 2015, 2016 and 2017.

[7]
Represents the number of performance stock options granted in August 2011 that became eligible to vest based on the achievement of the 2012 performance goals. 95.8% of these options became eligible to vest in February 2013; 25% of these options vested on February 6, 2013; and one-third of the remaining options will vest on each of February 1, 2014, 2015 and 2016. The remaining 4.2% of these options were forfeited since the 2012 performance goals were not fully achieved. For more information on the performance stock options granted in August 2011, please see pages 60 to 61 of this Proxy Statement.

[8]	25% of these options will vest on each of August 3, 2013, 2014, 2015 and 2016.

[9]
Represents the number of performance stock options granted in August 2010 that became eligible to vest based on the achievement of the 2011 performance goals. 100% of these options became eligible to vest in February 2012; 25% of these options vested on each of February 2, 2012 and February 1, 2013; and one-half of the remaining options will vest on each of February 1, 2014 and 2015.

[10]	One-third of these options will vest on each of August 3, 2013, 2014 and 2015.

[11]
Represents the number of performance stock options granted in August 2009 that became eligible to vest based on the achievement of the 2010 performance goals. 100% of these options became eligible to vest in February 2011; 25% of these options vested on each of February 2, 2011, February 1, 2012 and 2013; and the remaining options will vest on February 1, 2014.

[12]	One-half of these options will vest on each of August 4, 2013 and 2014.

[13]
Represents 88.77% of the performance stock options granted in August 2008 that became eligible to vest in February 2010; 25% of these options vested on each of February 4, 2010, February 1, 2011, 2012 and 2013.

[14]	These options will vest on August 20, 2013.

[15]
Mr. Goulden was granted 99,000 performance stock units on August 4, 2009; 100% of these units became eligible to vest in February 2011; one-third of these units vested on each of February 2, 2011, February 1, 2012 and 2013. Mr. Goulden was also granted 66,000 time-based stock units on August 4, 2009; 25% of these units vested on each of August 4, 2010, 2011 and 2012; and the remaining units will vest on August 4, 2013. In addition, Mr. Goulden was granted 72,000 performance stock units on August 3, 2010; 100% of these units became eligible to vest in February 2012; one-third of

Compensation of Executive Officers (continued)

these units vested on each of February 2, 2012 and February 1, 2013; and the remaining units will vest on February 1, 2014. Mr. Goulden was also granted 48,000 time-based stock units on August 3, 2010; 25% of these units vested on each of August 3, 2011 and 2012; and one-half of the remaining units will vest on each of August 3, 2013 and 2014. In addition, Mr. Goulden was granted 61,103 performance stock units on August 3, 2011; 95.8% of these units became eligible to vest in February 2013; one-third of these units vested on February 6, 2013; one-half of the remaining units will vest on each of February 1, 2014 and 2015. The remaining 4.2% of these units were forfeited since the 2012 performance goals were not fully achieved. Mr. Goulden was also granted 40,735 time-based stock units on August 3, 2011; 25% of these units vested on August 3, 2012; and one-third of the remaining units will vest on each of August 3, 2013, 2014 and 2015. In addition, Mr. Goulden was granted 57,090 time-based stock units on August 8, 2012; 25% of these units will vest on each of August 8, 2013, 2014, 2015 and 2016.

[16]
These units are distinguished from the other stock awards in this table because they will vest only if performance goals are achieved and all or a portion of them will be forfeited if certain performance goals are not achieved. Mr. Goulden was granted 239,617 long-term performance stock units on August 3, 2011 (the “2011 LTIP stock units”). If any of the 2011 performance stock units become eligible to vest, one-half of such units will vest on or about February 1, 2015; provided, however, that this first vesting date may be delayed (a) until such time as the Compensation Committee determines that the applicable performance goals have been achieved, or (b) if vesting is determined based upon EMC's performance relative to its peer group; and thereafter, the remaining units will vest on February 1, 2016. For more information on the 2011 LTIP stock units, please see pages 63 to 64 of this Proxy Statement. Mr. Goulden was also granted 85,635 performance stock units on August 8, 2012 (the “2012 performance stock units”). If any of the 2012 performance stock units become eligible to vest, one-third of such units will vest on or about February 1, 2014; provided, however, that this first vesting date may be delayed (a) until such time as the Compensation Committee determines that the applicable performance goals have been achieved, or (b) if vesting is determined based upon EMC's performance relative to its peer group; and thereafter, one-half of the remaining units will vest on each of February 1, 2015 and 2016. For more information on the 2012 performance stock units, please see pages 60 to 61 of this Proxy Statement. Due to applicable accounting rules, the 2012 performance stock units are not reflected in the Summary Compensation Table or the Grants of Plan-Based Awards Table of this Proxy Statement because the performance targets for such grants were not approved until February 2013.

[17]	Represents 97.87% of the performance stock options granted in November 2007 that became eligible to vest in January 2009; 25% of these options vested on each of February 1, 2010, 2011, 2012 and 2013.

[18]
Mr. Elias was granted 99,000 performance stock units on August 4, 2009; 100% of these units became eligible to vest in February 2011; one-third of these units vested on each of February 2, 2011, February 1, 2012 and 2013. Mr. Elias was also granted 66,000 time-based stock units on August 4, 2009; 25% of these units vested on each of August 4, 2010, 2011 and 2012; and the remaining units will vest on August 4, 2013. In addition, Mr. Elias was granted 72,000 performance stock units on August 3, 2010; 100% of these units became eligible to vest in February 2012; one-third of these units vested on each of February 2, 2012 and February 1, 2013; and the remaining units will vest on February 1, 2014. Mr. Elias was also granted 48,000 time-based stock units on August 3, 2010; 25% of these units vested on each of August 3, 2011 and 2012; and one-half of the remaining units will vest on each of August 3, 2013 and 2014. In addition, Mr. Elias was granted 61,103 performance stock units on August 3, 2011; 95.8% of these units became eligible to vest in February 2013; one-third of these units vested on February 6, 2013; one-half of the remaining units will vest on each of February 1, 2014 and 2015. The remaining 4.2% of these units were forfeited since the 2012 performance goals were not fully achieved. Mr. Elias was also granted 40,735 time-based stock units on August 3, 2011; 25% of these units vested on August 3, 2012; and one-third of the remaining units will vest on each of August 3, 2013, 2014 and 2015. In addition, Mr. Elias was granted 40,598 time-based stock units on August 8, 2012; 25% of these units will vest on each of August 8, 2013, 2014, 2015 and 2016.

[19]
These units are distinguished from the other stock awards in this table because they will vest only if performance goals are achieved and all or a portion of them will be forfeited if certain performance goals are not achieved. Messrs. Elias and Scannell were each granted 239,617 long-term performance stock units on August 3, 2011 (the “2011 LTIP stock units”). If any of the 2011 LTIP stock units become eligible to vest, one-half of such units will vest on or about February 1, 2015; provided, however, that this first vesting date may be delayed (a) until such time as the Compensation Committee determines that the applicable performance goals have been achieved, or (b) if vesting is determined based upon EMC's performance relative to its peer group; and thereafter, the remaining units will vest on February 1, 2016. For more information on the 2011 LTIP stock units, please see pages 63 to 64 of this Proxy Statement. Messrs. Elias and Scannell were also each granted 60,896 performance stock units on August 8, 2012 (the “2012 performance stock units”). If any of the 2012 performance stock units become eligible to vest, one-third of such units will vest on or about February 1, 2014; provided, however, that this first vesting date may be delayed (a) until such time as the Compensation Committee determines that the applicable performance goals have been achieved, or (b) if vesting is determined based upon EMC's performance relative to its peer group; and thereafter, one-half of the remaining units will vest on each of February 1, 2015 and 2016. For more information on the 2012 performance stock units, please see pages 60 to 61 of this Proxy Statement. Due to applicable accounting rules, the 2012 performance stock units are not reflected in the Summary Compensation Table or the Grants of Plan-Based Awards Table of this Proxy Statement because the performance targets for such grants were not approved until February 2013.

[20]
Mr. Scannell was granted 90,000 performance stock units on August 4, 2009; 100% of these units became eligible to vest in February 2011; one-third of these units vested on each of February 2, 2011, February 1, 2012 and 2013. Mr. Scannell was also granted 60,000 time-based stock units on August 4, 2009; 25% of these units vested on each of August 4, 2010, 2011 and 2012; and the remaining units will vest on August 4, 2013. In addition, Mr. Scannell was granted 65,477 performance stock units on August 3, 2010; 100% of these units became eligible to vest in February 2012; one-third of these units vested on each of February 2, 2012 and February 1, 2013; and the remaining units will vest on February 1, 2014. Mr. Scannell was also granted 43,651 time-based stock units on August 3, 2010; 25% of these units vested on each of August 3, 2011 and 2012; and one-half of the remaining units will vest on each of August 3, 2013 and 2014. In addition, Mr. Scannell was granted 61,103 performance stock units on August 3, 2011; 95.8% of these units became eligible to vest in February 2013; one-third of these units vested on February 6, 2013; one-half of the remaining units will vest on each of February 1, 2014 and 2015. The remaining 4.2% of these units were forfeited since the 2012 performance goals were not fully achieved. Mr. Scannell was also granted 40,735 time-based stock units on August 3, 2011; 25% of these units vested on August 3, 2012; and one-third of the remaining units will vest on each of August 3, 2013, 2014 and 2015. In addition, Mr. Scannell was granted 40,598 time-based stock units on August 8, 2012; 25% of these units will vest on each of August 8, 2013, 2014, 2015 and 2016.

[21]
Mr. Burton was granted 200,000 time-based stock units on April 28, 2010; 25% of these units vested on each of April 28, 2011 and 2012; and one-half of the remaining units will vest on each of April 28, 2013 and 2014. Mr. Burton was also granted 36,000 performance stock units on August 3, 2010; 100% of these units became eligible to vest in February 2012; one-third of these units vested on each of February 2, 2012 and February 1, 2013; and the remaining units will vest on February 1, 2014. In addition, Mr. Burton was granted 24,000 time-based stock units on August 3, 2010; 25% of these units vested on each of August 3, 2011 and 2012; and one-half of the remaining units will vest on each of August 3, 2013 and 2014. Mr. Burton was also granted 47,530 performance stock units on August 3, 2011; 95.8% of these units became eligible to vest in February 2013; one-third of these units vested on February 6, 2013; one-half of the remaining units will vest on each of February 1, 2014 and 2015. The remaining 4.2% of these units were forfeited since the 2012 performance goals were not fully achieved. In addition, Mr. Burton was granted 31,687 time-based stock units on August 3, 2011; 25% of these units vested on August 3, 2012; and one-third of the remaining units will vest on each of August 3, 2013, 2014 and 2015. Mr. Burton was also granted 32,986 time-based stock units on August 8, 2012; 25% of these units will vest on each of August 8, 2013, 2014, 2015 and 2016.

[22]
These units are distinguished from the other stock awards in this table because they will vest only if performance goals are achieved and all or a portion of them will be forfeited if certain performance goals are not achieved. Mr. Burton was granted 159,745 long-term performance stock units on August 3, 2011 (the “2011 LTIP stock units”). If any of the 2011 LTIP stock units become eligible to vest, one-half of such units will vest on or about February 1, 2015; provided, however, that this first vesting date may be delayed (a) until such time as the Compensation Committee determines that the applicable performance goals have been achieved, or (b) if vesting is determined based upon EMC's performance relative to its peer group; and thereafter, the remaining units will vest on February 1, 2016. For more information on the 2011 LTIP stock units, please see pages 63 to 64 of this Proxy Statement. Mr. Burton was also granted 74,627 long-term performance stock units on August 8, 2012 (the “2012 LTIP stock units”). If any of the 2012 LTIP stock units become eligible to vest, one-half of such units will vest on or about February 1, 2016; provided, however, that this first vesting date may be delayed (a) until such time as the Compensation Committee determines that the applicable performance goals have been achieved, or (b) if vesting is determined based upon EMC's performance relative to its peer group; and thereafter, the remaining units will vest on February 1, 2017. For more information on the 2012 LTIP stock units, please see pages 63 to 64 of this Proxy Statement. In addition, Mr. Burton was granted 49,478 performance stock units on August 8, 2012 (the “2012 performance stock units”). If any of the 2012 performance stock units become eligible to

Compensation of Executive Officers (continued)

vest, one-third of such units will vest on or about February 1, 2014; provided, however, that this first vesting date may be delayed (a) until such time as the Compensation Committee determines that the applicable performance goals have been achieved, or (b) if vesting is determined based upon EMC's performance relative to its peer group; and thereafter, one-half of the remaining units will vest on each of February 1, 2015 and 2016. For more information on the 2012 performance stock units, please see pages 60 to 61 of this Proxy Statement. Due to applicable accounting rules, the 2012 performance stock units are not reflected in the Summary Compensation Table or the Grants of Plan-Based Awards Table of this Proxy Statement because the performance targets for such grants were not approved until February 2013.

[23]	One-third of these options will vest on each of April 28, 2013, 2014 and 2015.

[24]
Mr. Teuber was granted 99,000 performance stock units on August 4, 2009; 100% of these units became eligible to vest in February 2011; one-third of these units vested on each of February 2, 2011, February 1, 2012 and 2013. Mr. Teuber was also granted 66,000 time-based stock units on August 4, 2009; 25% of these units vested on each of August 4, 2010, 2011 and 2012; and the remaining units will vest on August 4, 2013. In addition, Mr. Teuber was granted 72,000 performance stock units on August 3, 2010; 100% of these units became eligible to vest in February 2012; one-third of these units vested on each of February 2, 2012 and February 1, 2013; and the remaining units will vest on February 1, 2014. Mr. Teuber was also granted 48,000 time-based stock units on August 3, 2010; 25% of these units vested on each of August 3, 2011 and 2012; and one-half of the remaining units will vest on each of August 3, 2013 and 2014. In addition, Mr. Teuber was granted 81,470 performance stock units on August 3, 2011; 95.8% of these units became eligible to vest in February 2013; one-third of these units vested on February 6, 2013; one-half of the remaining units will vest on each of February 1, 2014 and 2015. The remaining 4.2% of these units were forfeited since the 2012 performance goals were not fully achieved. Mr. Teuber was also granted 54,314 time-based stock units on August 3, 2011; 25% of these units vested on August 3, 2012; and one-third of the remaining units will vest on each of August 3, 2013, 2014 and 2015. In addition, Mr. Teuber was granted 44,403 time-based stock units on August 8, 2012; 25% of these units will vest on each of August 8, 2013, 2014, 2015 and 2016.

[25]
These units are distinguished from the other stock awards in this table because they will vest only if performance goals are achieved and all or a portion of them will be forfeited if certain performance goals are not achieved. Mr. Teuber was granted 66,605 performance stock units on August 8, 2012 (the “2012 performance stock units”). If any of the 2012 performance stock units become eligible to vest, one-third of such units will vest on or about February 1, 2014; provided, however, that this first vesting date may be delayed (a) until such time as the Compensation Committee determines that the applicable performance goals have been achieved, or (b) if vesting is determined based upon EMC's performance relative to its peer group; and thereafter, one-half of the remaining units will vest on each of February 1, 2015 and 2016. For more information on the 2012 performance stock units, please see pages 60 to 61 of this Proxy Statement. Due to applicable accounting rules, the 2012 performance stock units are not reflected in the Summary Compensation Table or the Grants of Plan-Based Awards Table of this Proxy Statement because the performance targets for such grants were not approved until February 2013. Mr. Teuber was also granted 113,594 performance stock units on September 5, 2012 (the “Leadership Development and Performance Award”). If any of the Leadership Development and Performance Award units become eligible to vest, such units will vest on or about February 1, 2015; provided, however, that this vesting date may be delayed until such time as the Compensation Committee determines that the applicable performance goals have been achieved. For more information on the Leadership Development and Performance Awards, please see pages 62 to 63 of this Proxy Statement. Due to applicable accounting rules, the value of 22,719 Leadership Development and Performance Award units (or 20% of the award) is not reflected in the Summary Compensation Table or the Grants of Plan-Based Awards Table of this Proxy Statement because the performance goals for such units were not approved until February 2013.

[26]
Except as otherwise noted below, all stock awards are granted by EMC. Mr. Gelsinger was granted 500,000 time-based stock units on October 30, 2009; 25% of these units vested on each of October 30, 2010, 2011 and 2012; and the remaining units will vest on October 30, 2013. Mr. Gelsinger was also granted 72,000 performance stock units on August 3, 2010; 100% of these units became eligible to vest in February 2012; one-third of these units vested on each of February 2, 2012 and February 1, 2013; and the remaining units will vest on February 1, 2014. In addition, Mr. Gelsinger was granted 48,000 time-based stock units on August 3, 2010; 25% of these units vested on each of August 3, 2011 and 2012; and one-half of the remaining units will vest on each of August 3, 2013 and 2014. Mr. Gelsinger was also granted 100,000 time-based stock units on February 2, 2011; 25% of these units vested on each of February 2, 2012 and 2013; and one-half of the remaining units will vest on each of February 2, 2014 and 2015. In addition, Mr. Gelsinger was granted 61,103 performance stock units on August 3, 2011; 95.8% of these units became eligible to vest in February 2013; one-third of these units vested on February 6, 2013; one-half of the remaining units will vest on each of February 1, 2014 and 2015. The remaining 4.2% of these units were forfeited since the 2012 performance goals were not fully achieved. Mr. Gelsinger was also granted 40,735 time-based stock units on August 3, 2011; 25% of these units vested on August 3, 2012; and one-third of the remaining units will vest on each of August 3, 2013, 2014 and 2015. In addition, Mr. Gelsinger was granted 77,091 restricted stock units from VMware on September 14, 2012; 37.5% of the restricted stock units will vest on March 1, 2014, and the remaining restricted stock units vest ratably every six months until fully vested on September 1, 2016, subject to Mr. Gelsinger's continued employment.

[27]
The market value for the EMC unvested stock awards described in footnote 26 is calculated based on a market value of $25.30 (the closing market price of EMC's common stock on December 31, 2012) multiplied by the aggregate number of shares subject to the EMC awards. The market value for the VMware unvested stock awards described in footnote 26 is calculated based on a market value of $94.14 (the closing market price of VMware's Class A common stock on December 31, 2012) multiplied by the aggregate number of shares subject to the VMware awards.

[28]
Award indicated is for VMware PSUs representing the number of units that may be released at the end of the three-year performance period commencing January 1, 2012 and ending December 31, 2014 assuming achievement of the target financial performance established at the beginning of 2012 for the three-year period, subject to Mr. Gelsinger's continued employment. Results for the VMware PSUs cannot be determined at this time. Results as of December 31, 2012 indicate achievement at the target level, which is reflected in this column. Vesting in the VMware PSU award will not occur, and no units will be issued, for performance below minimum thresholds specified in the award. For more information regarding VMware PSUs, please see the Compensation Discussion and Analysis of VMware's Proxy Statement for its 2013 Annual Meeting of Stockholders.

[29]
The market value for the unvested VMware PSU award is calculated based on a market value of $94.14 (the closing market price of VMware's Class A common stock on December 31, 2012) multiplied by the aggregate number of shares subject to this award.

[30]	One-half of these options will vest on each of October 30, 2013 and 2014.

Compensation of Executive Officers (continued)

Option Exercises and Stock Vested

The following table provides information regarding options exercised, and stock awards vested, for the Named Executive Officers during the fiscal year ended December 31, 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Joseph M. Tucci	300,000	4,261,223	409,321	10,702,331
David I. Goulden	350,555	4,432,033	171,408	4,468,141
Howard D. Elias	230,000	2,899,261	171,408	4,468,141
William F. Scannell	—	—	154,181	4,033,611
Jeremy Burton	46,900	218,087	75,921	2,095,703
William J. Teuber, Jr.	340,000	3,643,153	184,268	4,804,287
Patrick P. Gelsinger	—	—	196,183[3]	4,857,744[3]

[1]	Represents the difference between the exercise price and the fair market value of EMC common stock on the date of exercise for each option.

[2]	Represents the fair market value of EMC common stock on the applicable vesting date, multiplied by the number of shares of stock that vested on that date.

[3]	Represents vesting of EMC stock awards only. None of Mr. Gelsinger's VMware stock awards vested as of December 31, 2012.

Pension Benefits

EMC does not provide pension benefits to the Named Executive Officers.

Nonqualified Deferred Compensation

Under EMC's Deferred Compensation Retirement Plan (the “Deferred Compensation Plan”), designated managerial or highly compensated employees, including the Named Executive Officers, may defer up to 25% of their base salary earned from EMC and from 10% to 95% of the compensation they receive under any of EMC's cash bonus and commission plans. EMC does not make any contributions to the accounts of participants under the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are generally paid in a lump sum upon a participant's death, disability, retirement or termination of employment, provided that, in the event of retirement, participants can elect to receive distributions in 5-, 10- or 15-year installments. Distributions can occur earlier in the case of severe financial hardship or if the participant elected to receive his or her deferral on a fixed date or schedule prior to his or her termination or retirement, and such distributions may be payable in a lump sum or in 5-, 10- or 15-year installments at the participant's election. Participants may also elect to receive distributions in a lump sum upon a change in control.

All investment gains and losses attributable to a participant's account under the Deferred Compensation Plan are entirely measured upon the performance of the investment selections made by the participant. The investment options available under the Deferred Compensation Plan are substantially similar to the investment options available under EMC's 401(k) Savings Plan. These investment options, which are selected by EMC's Retirement Plans Committee, provide participants with an opportunity to invest in a wide variety of mutual funds, bond funds, money market funds and blended funds, including an EMC stock fund. Participants may change their investment options daily through the plan administrator's online system.

Compensation of Executive Officers (continued)

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers in the Deferred Compensation Plan as of December 31, 2012.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Joseph M. Tucci	—	—	972,691	—	10,363,143[1]
David I. Goulden	317,985[2]	—	453,107	—	3,800,568[3]
Howard D. Elias	—	—	—	—	—
William F. Scannell	—	—	48	—	26,232
Jeremy Burton	—	—	—	—	—
William J. Teuber, Jr.	—	—	—	—	—
Patrick P. Gelsinger	127,389[4]	—	43,842	—	385,309[5]

[1]	$5,754,070 of this amount was previously reported in the Summary Compensation Table of previously filed proxy statements.

[2]	$92,925 of this amount is reported in the Summary Compensation Table for Mr. Goulden under the Non-Equity Incentive Plan Compensation column.

[3]	$2,510,225 of this amount was previously reported in the Summary Compensation Table of previously filed proxy statements.

[4]
$41,154 of this amount is reported in the Summary Compensation Table for Mr. Gelsinger under the Salary column. $31,737 of this amount is reported in the Summary Compensation Table for Mr. Gelsinger under the Non-Equity Incentive Plan Compensation column.

[5]	$274,489 of this amount was previously reported in the Summary Compensation Table of previously filed proxy statements.

Potential Payments upon Termination or Change in Control

Employees, including the Named Executive Officers, are entitled to receive earned and unpaid compensation upon any termination of employment. Accordingly, upon any termination of employment, the Named Executive Officers will receive accrued but unused vacation pay, earned but unpaid bonuses and their account balances under the Deferred Compensation Plan. For a description of our Deferred Compensation Plan and the account balances of the Named Executive Officers as of December 31, 2012, please see above.

The payments due upon any termination of employment will generally be made in a lump sum payment within 30 days after termination of employment or when administratively practicable, unless otherwise delayed by application of the requirements under Section 409A of the Internal Revenue Code. In addition, except as noted below, (i) all restricted stock awards and unvested stock options, as well as the vested portion of “incentive stock options,” will terminate upon termination of employment and (ii) all vested but unexercised stock options that are not incentive stock options will terminate three months following termination of employment, provided that vested options will terminate immediately if the termination was for cause.

In addition to the compensation and benefits discussed above, each of the Current Named Executive Officers may become entitled to severance benefits upon termination of employment under the circumstances discussed below. For a description of the compensation and benefits to which Mr. Gelsinger may be entitled upon a termination of employment from VMware, please see the Compensation Discussion and Analysis and the accompanying compensation tables of VMware's Proxy Statement for its 2013 Annual Meeting of Stockholders.

Termination of Employment without Cause

Under the employment arrangement with Mr. Tucci, if his employment is involuntarily terminated without cause, other than in connection with a change in control, he will receive a lump sum amount equal to the sum of his annual base salary and target annual bonus. In addition, over the remaining term of the arrangement (which currently expires in February 2015) or an eighteen-month period, whichever is longer, Mr. Tucci will continue to receive benefits and any outstanding equity awards he holds at the time of termination will continue to vest as if his employment had not been terminated. In addition, if Mr. Tucci voluntarily terminates his employment with EMC, he will be entitled to a pro rata bonus for the year of termination, based on target performance for the year.

Under Mr. Goulden's offer letter, if his employment is involuntarily terminated without cause, other than in connection with a change in control, he is entitled to severance. In this event, contingent upon Mr. Goulden's execution of a general release of claims in EMC's favor and his compliance with EMC's standard Key Employee Agreement, which contains confidentiality, non-competition and non-solicitation covenants, EMC will pay Mr. Goulden in a lump sum an amount equal to the sum of his base salary and annual target bonus opportunity, and continue his participation in EMC benefit programs for one year.

Compensation of Executive Officers (continued)

Under Mr. Scannell's July 2012 letter agreement, if his employment is involuntarily terminated without cause at any time, other than in connection with a change in control, or if Mr. Scannell voluntarily terminates his employment with EMC on or after February 12, 2017, subject to his compliance with EMC's standard Key Employee Agreement, which contains confidentiality, non-competition and non-solicitation covenants, any outstanding equity awards Mr. Scannell holds at the time of termination will continue to vest as if his employment had not been terminated.

Qualifying Termination of Employment in connection with a Change in Control

As discussed on page 65 of this Proxy Statement, EMC has change in control agreements with the Current Named Executive Officers that provide severance benefits if there is both (i) a change in control (or potential change in control) of EMC and (ii) the executive's employment is terminated by EMC (or any successor) without “cause” or if the executive terminates his or her employment for “good reason,” in each case within 24 months following a change in control (or during a potential change in control period). In the case of such a change in control (or potential change in control) and a qualifying termination, the Current Named Executive Officer would receive:

•	a lump sum cash severance payment equal to 2.99 times the sum of the executive's annual base salary and target annual bonus;

•	a lump sum cash severance payment equal to the executive's prorated annual bonus for the year of termination assuming target performance;

•	accelerated vesting of all outstanding equity awards, other than certain performance awards under the circumstances described below; and

•	the continuation of life, disability, accident and health insurance benefits for the executive and his dependents for up to 36 months following such termination.

Upon a change in control, the vesting of all performance shares, performance stock units and performance stock options will no longer be subject to the achievement of performance goals, but will remain subject to continued employment. The Compensation Committee determined that these awards should not be subject to the achievement of the performance goals following a change in control because our executives will likely no longer be in a position to influence the achievement of the goals and also because of the likely difficulty of measuring their achievement after a change in control has occurred. In the event of a potential change in control and a qualifying termination, there will be no accelerated vesting on performance shares or performance stock units which are intended to constitute qualified performance-contingent compensation for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee determined that this limitation on accelerated vesting of qualified performance-contingent awards was appropriate in the context of a potential change in control in order to preserve the tax deductibility of qualified performance-contingent equity grants. For an illustration of the impact of this limitation, please see the footnotes to the table beginning on page 85 of this Proxy Statement.

In the event that any of the Current Named Executive Officers terminates his employment for “good reason” following a change in control (or during a potential change in control period) due to an adverse change in his position, there will be no accelerated vesting on his Leadership Development and Performance Awards, 2011 LTIP stock units or 2012 LTIP stock units, as applicable. The Compensation Committee determined that this limitation on accelerated vesting for these awards was appropriate since the awards are specifically designed to secure a multi-year commitment from the Current Named Executive Officers during a period of leadership transition, without regard to a change in control (or potential change in control). For a description of the Leadership Development and Performance Awards, the 2011 LTIP stock units or the 2012 LTIP stock units, please see “EMC's Executive Compensation Program - Equity Incentives” beginning on page 59 of this Proxy Statement.

A “change in control” will generally be triggered under the change in control agreements upon:

•	the acquisition by a person or entity of 25% or more of either the then outstanding shares of EMC or the combined voting power of EMC's then outstanding securities;

•	a change in the composition of the majority of the Board without the approval of the existing Board;

•	a merger of EMC (other than a merger following which EMC securities represent at least 50% of the combined voting power of the securities of the surviving entity); or

•	the approval of EMC shareholders of a plan of complete liquidation or dissolution of EMC or the sale by EMC of all or substantially all of its assets.

Compensation of Executive Officers (continued)

A “potential change in control” will generally occur under the change in control agreements upon:

•	EMC's entry into an agreement which would result in a change in control;

•	a public announcement by EMC or any other person or entity of an intention to take actions which would result in a change in control;

•	the acquisition by a person or entity of 15% or more of EMC's then outstanding shares or the combined voting power of EMC's then outstanding securities; or

•	a resolution by the Board that a potential change in control has occurred.

EMC will generally have “cause” under the change in control agreements upon:

•	the willful and continued failure by the executive to perform substantially the duties and responsibilities of the executive's position;

•	the conviction of the executive for a felony; or

•	the willful engagement of the executive in fraud or dishonesty which is demonstrably and materially injurious to EMC or its reputation, monetarily or otherwise.

Under the change in control agreements, “good reason” includes:

•	an adverse change in the executive's position;

•	a reduction in the executive's base salary;

•	the failure by EMC to continue to provide certain compensation and benefits; and

•
a requirement that the executive's principal place of employment be located greater than 50 miles from where the executive's principal place of employment was located immediately prior to the change in control.

The agreements provide that any good faith claim by an executive that good reason exists shall be presumed to be correct unless EMC (or a successor) establishes by clear and convincing evidence that good reason does not exist. To claim good reason, the executive must give notice of the good reason event within 90 days after its occurrence and must provide EMC (or a successor) with a 30-day period in which to cure the good reason event.

Each change in control agreement will continue in effect until January 1, 2014, and will be automatically extended for one-year terms thereafter unless notice is given of EMC's or the executive's intention not to extend the term of the agreement on or before the preceding April 1st; provided, however, that the agreements continue in effect for twenty-four months following a change in control that occurs during the term of the agreements. This feature allows EMC to periodically reassess the appropriateness of the change in control agreements.

Death and Disability

Under the 2003 Stock Plan, unvested stock options and stock awards will immediately vest and all options held by the employee prior to his or her death or termination for disability will remain exercisable for three years. In addition, upon the death of an EMC employee, including any of the Current Named Executive Officers, the employee's survivors will continue to receive the employee's base salary for six months and EMC will make a $10,000 contribution to a tax-qualified education fund for each of the deceased employee's minor children. We believe these benefits are appropriate and reflect common market practice.

Retirement

EMC does not provide any retirement benefits to the Named Executive Officers, other than benefits provided under the 401(k) plan and certain continued vesting and exercisability provisions applicable to equity awards held by employees who meet the definition of retirement under the 2003 Stock Plan.

Currently, if a Named Executive Officer meets the definition of retirement under the 2003 Stock Plan, then unvested time-based and performance-based stock options held at the time of retirement will continue to vest and remain exercisable for the remainder of the applicable option term; provided the applicable performance targets have been achieved and the executive has completed at least 30 months of service after the grant date of the option.

Compensation of Executive Officers (continued)

For grants made prior to December 9, 2009 under the 2003 Stock Plan, employees will meet the definition of retirement if they voluntarily terminate employment after 20 years of service or after they have attained age 55 with five years of service and provided they give six months' advance notice. For grants made on or after December 9, 2009 under the 2003 Stock Plan, employees will meet the definition of retirement if they voluntarily terminate employment after they have attained age 60 with ten years of service and provided they give six months' advance notice.

For purposes of certain grants made under the 2003 Stock Plan, Messrs. Tucci, Elias, Scannell and Teuber have met the definition of retirement. Messrs. Goulden and Burton do not currently meet the definition of retirement for purposes of the 2003 Stock Plan.

The table below reflects the compensation and benefits due to each of the Current Named Executive Officers in the event of a termination of employment, whether or not in connection with the occurrence of a change in control. As noted above, none of the Current Named Executive Officers would be entitled to additional compensation upon the occurrence of a change in control without a termination of employment. The amounts shown assume that each termination of employment (and change in control, if applicable) was effective as of December 31, 2012, and are calculated based on the fair market value of $25.30 per share (the closing price of our common stock on that date). The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. The actual amounts to be paid can only be determined at the time of an actual termination of employment.

Name	Type of Payment	Voluntary Termination ($)	Involuntary Termination Without Cause ($)	Change in Control: Qualifying Termination ($)	Death ($)	Disability ($)	Retirement ($)
Joseph M. Tucci	Cash Severance	1,440,000	2,440,000	8,735,600	500,000	—	—
	Benefits[1]	—	27,664	38,403	—	—	—
	Equity Incentives[2]	2,416,063	29,252,312	32,865,549[3,4]	32,865,549	32,865,549	2,416,063
	Total	3,856,063	31,719,977	41,639,552	33,365,549	32,865,549	2,416,063
David I. Goulden	Cash Severance	—	2,000,000	7,130,000	425,000	—	—
	Benefits[1]	—	17,061	51,184	—	—	—
	Equity Incentives[2]	—	—	15,845,268[3,4]	15,845,268	15,845,268	—
	Total	—	2,017,061	23,026,452	16,270,268	15,845,268	—
Howard D. Elias	Cash Severance	—	—	5,434,500	375,000	—	—
	Benefits[1]	—	—	40,714	—	—	—
	Equity Incentives[2]	566,950	—	14,802,124[3,4]	14,802,124	14,802,124	566,950
	Total	566,950	—	20,277,338	15,177,124	14,802,124	566,950
William F. Scannell	Cash Severance	—	—	5,085,500	350,000	—	—
	Benefits[1]	—	—	59,066	—	—	—
	Equity Incentives[2]	513,310	14,453,016	14,453,016[3,4]	14,453,016	14,453,016	513,310
	Tax-Qualified Educational Fund	—	—	—	20,000	—	—
	Total	513,310	14,453,016	19,597,582	14,823,016	14,453,016	513,310
Jeremy Burton	Cash Severance	—	—	4,711,500	337,500	—	—
	Benefits[1]	—	—	51,184	—	—	—
	Equity Incentives[2]	—	—	13,715,075[3,4]	13,715,075	13,715,075	—
	Tax-Qualified Educational Fund	—	—	—	40,000	—	—
	Total	—	—	18,477,759	14,092,575	13,715,075	—
William J. Teuber, Jr.	Cash Severance	—	—	5,060,500	362,500	—	—
	Benefits[1]	—	—	44,234	—	—	—
	Equity Incentives[2]	859,935	—	12,708,127[3,4]	12,708,127	12,708,127	859,935
	Total	859,935	—	17,812,861	13,070,627	12,708,127	859,935

[1]	The amounts reflect the value of health and welfare benefits continuation for each of the Current Named Executive Officers

[2]
The amounts reflect the value of any and all accelerated stock options and stock awards, as well as the value of any and all stock options and stock awards subject to continued vesting. For purposes of valuing performance-based equity awards where satisfaction of the applicable performance goals has not been determined as of December 31, 2012, it is assumed that the applicable performance goals are achieved at 100% of target. In addition to values reflected for each of our Current Named Executive Officers in the table

Compensation of Executive Officers (continued)

above, our Current Named Executive Officers would also have been entitled to exercise previously vested in-the-money stock options upon a termination of employment, other than termination for cause. As of December 31, 2012, these previously vested in-the-money stock options had a value as follows:

Name	Value ($)
Joseph M. Tucci	13,947,464
David I. Goulden	8,853,212
Howard D. Elias	4,710,167
William F. Scannell	625,361
Jeremy Burton	12,423
William J. Teuber, Jr.	2,157,960

[3]
In the event a qualifying termination occurs in connection with a “potential change in control,” the amount shown would be reduced by the value of any qualified performance-based equity awards (other than stock options or stock appreciation rights) that would be forfeited. As of December 31, 2012, these awards had a value as follows:

Name	Value ($)
Joseph M. Tucci	11,924,194
David I. Goulden	8,228,876
Howard D. Elias	7,602,979
William F. Scannell	7,602,979
Jeremy Burton	7,181,405
William J. Teuber, Jr.	4,559,035

[4]
In the event a qualifying termination occurs for “good reason” following a change in control (or during a “potential change in control” period) due to an adverse change in position, the amount shown would be reduced by the value of the Leadership Development and Performance Awards, 2011 LTIP stock units and/or 2012 LTIP stock units, as applicable, that would be forfeited. As of December 31, 2012, these awards had a value as follows:

Name	Value ($)
Joseph M. Tucci	7,663,800
David I. Goulden	6,062,310
Howard D. Elias	6,062,310
William F. Scannell	6,062,310
Jeremy Burton	5,929,612
William J. Teuber, Jr.	2,873,928

In August 2012, Mr. Gelsinger resigned from his position at EMC to become the CEO of VMware. Mr. Gelsinger did not receive any severance or other termination payments or benefits from EMC, except for his earned but unpaid compensation as of the date of his resignation. For information on the compensation and benefits to which Mr. Gelsinger may be entitled upon a termination of employment from VMware, please see the Compensation Discussion and Analysis and the accompanying compensation tables of VMware's Proxy Statement for its 2013 Annual Meeting of Stockholders.

DIRECTOR COMPENSATION

The Leadership and Compensation Committee evaluates the compensation for non-employee directors at least annually and recommends changes to the Board when appropriate. Non-employee directors receive cash fees and equity awards for their service.

As with our executive compensation program, the director compensation program emphasizes equity incentives. This reflects our belief that equity awards serve to align the interests of our directors with those of our shareholders. Accordingly, the majority of our non-employee directors' compensation is comprised of equity awards. Set forth below is a summary of the relative weights given to each component of the 2012 compensation opportunity for the non-employee directors.
__________

*	Reflects average cash compensation.

For purposes of determining the percentages shown above for the annual compensation opportunities for the non-employee directors, it is assumed that restricted stock units have a value equal to the underlying value of the stock on the date the grant was approved.

Cash Compensation

In 2012, non-employee directors received a $30,000 annual Board retainer, $3,000 for each in-person Board meeting and $1,500 for each telephonic Board meeting; and $1,000 for each in-person committee meeting and $750 for each telephonic committee meeting. Additional annual retainers of $55,000, $20,000 and $10,000 are paid to the Lead Director, the chair of the Audit Committee and each other committee chair, respectively. In February 2013, the Board of Directors approved an increase in the annual Board retainer to $50,000.

A non-employee director who joins the Board or becomes the chair of a committee during the year will receive a prorated portion of the annual board or committee chair retainer, as applicable.

In 2012, the number of meetings held by the Board of Directors and each standing committee was as follows:

•	10 Board meetings;

•	11 Audit Committee meetings;

•	9 Corporate Governance and Nominating Committee meetings;

•	6 Finance Committee meetings;

•	12 Leadership and Compensation Committee meetings; and

•	12 Mergers and Acquisitions Committee meetings.

Director Compensation (continued)

The Board has also formed special committees to oversee and monitor EMC's equity interest in VMware and consider other matters as delegated by the Board. The non-employee directors serving on the special committees receive the same fees for each in-person and telephonic meeting as for the other committee meetings. The chairs of the special committees receive an additional annual retainer of $10,000.

The table below summarizes the cash fees paid by EMC to each non-employee director for the fiscal year ended December 31, 2012.

Name	Board and Committee Retainers ($)	Board Meeting Fees ($)	Audit Committee Fees ($)	Corporate Governance and Nominating Committee Fees ($)	Finance Committee Fees ($)	Leadership and Compensation Committee Fees ($)	Mergers and Acquisitions Committee Fees ($)	Special Committee Fees ($)	Total Fees Paid ($)
Michael W. Brown	40,000	19,500	9,500	—	5,000	9,500	8,250	—	91,750
Randolph L. Cowen	30,000	22,500	—	—	—	9,500	9,750	—	71,750
Gail Deegan	50,000	22,500	9,500	7,500	—	—	—	—	89,500
James S. DiStasio	30,000	22,500	9,500	—	—	—	—	—	62,000
John R. Egan	40,000	22,500	—	—	4,250	—	9,000	—	75,750
Edmund F. Kelly	40,000	16,500	—	—	4,000	—	—	—	60,500
Jami Miscik	22,500	9,000	—	—	—	—	—	—	31,500
Windle B. Priem	40,000	22,500	9,500	7,500	—	10,250	—	—	89,750
Paul Sagan	30,000	22,500	—	—	—	—	9,000	—	61,500
David N. Strohm	95,000	22,500	—	7,500	—	10,250	9,750	—	145,000

Equity Compensation

We grant equity awards under the 2003 Stock Plan to our non-employee directors on an annual basis in connection with each annual meeting of shareholders. In 2012, we granted non-employee directors restricted stock units with an economic value of approximately $240,000 on the date of grant. The awards will vest on the first anniversary of the date of grant.

A non-employee director who joins the Board after an annual meeting will receive a prorated portion of the annual director equity award following his or her appointment to the Board. In addition, in limited circumstances and where deemed appropriate, non-employee directors may be granted additional equity awards under the 2003 Stock Plan.

Non-employee directors are subject to EMC's stock ownership guidelines and are expected to own shares of our stock with a value equal to five times their annual Board retainer within five years after becoming subject to the guidelines. As of March 1, 2013, all of our non-employee directors are in compliance with these guidelines.

Other Compensation

EMC pays or reimburses non-employee directors for travel expenses incurred in connection with attending Board, committee and shareholder meetings.

Director Compensation (continued)

The table below summarizes the total compensation paid by EMC to each non-employee director for the fiscal year ended December 31, 2012.

Name	Fees Paid in Cash ($)	Stock Awards[1,2] ($)	Option Awards[3] ($)	All Other Compensation ($)	Total ($)
Michael W. Brown[4]	91,750	237,961	—	—	329,711
Randolph L. Cowen	71,750	237,961	—	—	309,711
Gail Deegan	89,500	237,961	—	—	327,461
James S. DiStasio	62,000	237,961	—	—	299,961
John R. Egan[4]	75,750	237,961	—	—	313,711
Edmund F. Kelly	60,500	237,961	—	—	298,461
Jami Miscik	31,500	150,458	—	—	181,958
Windle B. Priem	89,750	237,961	—	—	327,711
Paul Sagan	61,500	237,961	—	—	299,461
David N. Strohm[4]	145,000	237,961	—	—	382,961

1
The amounts represent the grant date fair value for stock awards in 2012, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts for awards in 2012 are included in Note P to EMC's audited financial statements for the fiscal year ended December 31, 2012 included in EMC's Annual Report on Form 10‑K filed with the SEC on February 27, 2013.

2
The non-employee directors had the following outstanding stock awards at fiscal year end: Mr. Brown: 8,300; Mr. Cowen: 8,300; Ms. Deegan: 8,300; Mr. DiStasio: 8,300; Mr. Egan: 8,300; Mr. Kelly: 8,300; Ms. Miscik: 6,225; Mr. Priem: 8,300; Mr. Sagan: 8,300; and Mr. Strohm: 8,300.

3
The non-employee directors had the following outstanding stock option awards at fiscal year end: Mr. Brown: 50,000; Mr. Cowen: 20,000; Ms. Deegan: 70,000; Mr. DiStasio: 10,000; Mr. Egan: 40,000; Mr. Kelly: 30,000; Mr. Priem: 10,000; Mr. Sagan: 30,000; and Mr. Strohm: 90,000.

4	Messrs. Brown, Egan and Strohm also serve on the Board of Directors of VMware and receive the same compensation as the other non-employee directors of VMware.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Audit Committee has adopted a written policy and procedures for the review, approval and ratification of transactions involving EMC and “related persons” (directors and executive officers or their immediate family members, or shareholders beneficially owning more than 5% of our common stock). The policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which EMC or any of its subsidiaries was, is or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

All related person transactions are reviewed and, as appropriate, may be approved or ratified by the Audit Committee, or if time is of the essence, the Chair of the Audit Committee. If a director is involved in the transaction, he or she may not participate in any review, approval or ratification of such transaction. Related person transactions are approved by the Audit Committee only if, based on all of the facts and circumstances, they are in, or not inconsistent with, the best interests of EMC and our shareholders, as the Audit Committee determines in good faith. The Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction. The Audit Committee may also impose such conditions as it deems necessary and appropriate on the Company or the related person in connection with the transaction.

In the case of a transaction presented to the Audit Committee for ratification, the Audit Committee may ratify the transaction or determine whether rescission of the transaction is appropriate.

CERTAIN TRANSACTIONS

In 2012, EMC leased certain real estate from Carruth Management LLC (“Carruth”), for which payments aggregated approximately $4.8 million. EMC initially assumed the lease in connection with its acquisition of Data General Corporation in 1999 and renewed it in 2003 for a ten-year term. EMC is currently in the process of vacating the facility and does not intend to renew the lease upon its expiration. John R. Egan, a director of EMC, and his siblings are the beneficial owners of Carruth. EMC believes that the terms of this arrangement were fair and no less favorable to EMC than could have been obtained from unaffiliated parties.

As a global employer of approximately 60,000 employees, EMC employs persons who are immediate family members of certain of our executive officers. A brother of William F. Scannell, President, Global Sales and Customer Operations of EMC, is a Vice President, Mid-Market Division of EMC. He earned approximately $1,140,000 during 2012 and was granted 22,389 restricted stock units. A brother-in-law of Mr. Scannell is a Manager, Business Operations of EMC. He earned approximately $209,000 during 2012 and was granted 374 restricted stock units. Another brother-in-law of Mr. Scannell is a Director, Global Financial Services of EMC. He earned approximately $309,000 during 2012 and was granted 1,306 restricted stock units.

The compensation paid to each immediate family member is in accordance with such family member's established compensation plan for the year, which plan includes performance-based compensation aligned to the attainment of defined goals, such as quota objectives for individuals involved in sales. Each employee's compensation plan is reviewed annually by his or her manager, and the earnings opportunity and performance objectives for each employee is consistent with the compensation plans of other EMC employees functioning in comparable roles. None of the executive officers who has an immediate family member employed by EMC has the authority to set such employee's compensation plan. EMC believes that the annual compensation paid to each of these employees is appropriate and comparable with the compensation paid for similar positions by other leading employers.
____________________

In accordance with its written policy and procedures relating to related person transactions, the Audit Committee has approved each of the above transactions.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in overseeing the integrity of EMC's financial statements, EMC's compliance with legal requirements, the qualifications and independence of EMC's independent auditors, and the performance of EMC's internal and independent auditors. EMC's management has primary responsibility for the Company's financial statements as well as maintaining and monitoring a system of appropriate internal controls. The Audit Committee has four members, each of whom is an independent director under the NYSE's director independence standards and EMC's Categorical Standards of Independence and meets the independence criteria applicable to audit committee members under SEC and NYSE rules.

During 2012, senior members of EMC's financial and legal management participated in each of the Audit Committee's regularly scheduled meetings. The Audit Committee discussed with EMC's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee also met on a regular basis without members of management or its independent auditors and had separate executive sessions with EMC's General Counsel (who is also our chief compliance officer), independent auditors and internal auditors.

The Audit Committee has met, reviewed and discussed EMC's financial statements for the three years ended December 31, 2012 and each quarter in this period with EMC's management and EMC's independent auditors. The meetings included a discussion of the quality and not just the acceptability of the accounting principles applied, the reasonableness of the significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.

The Audit Committee has discussed with EMC's independent auditors the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from EMC's independent auditors required by the PCAOB regarding the auditors' communications with the Audit Committee concerning independence, and has discussed with EMC's independent auditors their independence. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to EMC is compatible with the auditors' independence.

In 2012, the Audit Committee reviewed and discussed the requirements of, and EMC's compliance with, Section 404 of the Sarbanes-Oxley Act of 2002, including the PCAOB's Auditing Standard No. 5 regarding the audit of internal control over financial accounting.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews EMC's quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of EMC's management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, and for preparing the financial statements, and of the independent auditors who are engaged to audit and report on the consolidated financial statements of EMC and the effectiveness of EMC's internal control over financial reporting.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in EMC's Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

AUDIT COMMITTEE

Gail Deegan, Chair
Michael W. Brown
James S. DiStasio
Windle B. Priem

RULE 14a-8 SHAREHOLDER PROPOSALS FOR EMC’S 2014 PROXY STATEMENT

To be eligible for inclusion in EMC's Proxy Statement for the 2014 Annual Meeting of Shareholders, shareholder proposals submitted under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) must be received at EMC's principal executive offices no later than November 21, 2013. Shareholder proposals should be addressed to: EMC Corporation, 176 South Street, Hopkinton, MA 01748, Attn:  Paul T. Dacier, Executive Vice President, General Counsel and Assistant Secretary, facsimile number: (508) 497‑8079.

BUSINESS AND NOMINATIONS FOR EMC'S 2014 ANNUAL MEETING

Under our Bylaws, nominations for a director may be made only by the Board of Directors, a nominating committee of the Board of Directors, a person appointed by the Board of Directors or by a shareholder entitled to vote who has delivered notice to the principal executive offices of EMC (containing certain information specified in the Bylaws) (i) not less than 95 days nor more than 125 days prior to the anniversary date of the preceding year's annual meeting, or (ii) for a special meeting or an annual meeting called for a date not within thirty days before or after such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier.

The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors, the presiding officer or by a shareholder entitled to vote at such annual meeting who has delivered notice to the principal executive offices of EMC (containing certain information specified in the Bylaws) (i) not less than 95 days nor more than 125 days prior to the anniversary date of the preceding year's annual meeting, or (ii) for a special meeting or an annual meeting called for a date not within thirty days before or after such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier.

As a result, director nominations and other business submitted pursuant to these provisions of our Bylaws must be received no later than January 26, 2014 and no earlier than December 27, 2013.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary or Assistant Secretary of EMC at 176 South Street, Hopkinton, MA 01748.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires EMC's executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish EMC with all copies of Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, EMC believes that during the fiscal year ended December 31, 2012, all filing requirements were complied with in a timely fashion, except that Mr. Egan filed a Form 4 on August 15, 2012 reporting a distribution of shares on August 1, 2012.
HOUSEHOLDING

If you and other residents with the same last name at your mailing address are beneficial owners of shares, your bank or brokerage firm may have sent you a notice that your household will receive only one annual report, Notice of Internet Availability of Proxy Materials or proxy statement, as applicable, for each company in which you hold stock through that bank or brokerage firm. This practice of sending only one copy of proxy materials to each address is known as “householding.” If you received a householding communication, your bank or brokerage firm will send one copy of EMC's 2013 Proxy Statement, Annual Report on Form 10-K for 2012 or Notice of Internet Availability of Proxy Materials, as applicable, to your address unless contrary instructions were given by any shareholder at that address. At the present time, EMC does not “household” for our shareholders of record.

If you and others in your household who are beneficial owners of shares received more than one copy of the EMC proxy materials this year and you wish to receive a single copy of the proxy materials mailed to you in the future, please mark the designated box on your voting instruction form, follow the instructions provided when you vote over the Internet, or contact your bank or brokerage firm to request that only a single copy of the proxy materials be mailed to the shareholders at your

Householding (continued)

address. If you and others sharing a single address hold your shares through multiple banks or brokerage firms, you will continue to receive at least one set of proxy materials from each bank or brokerage firm.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. The revocation of your consent to householding will be effective 30 days following its receipt. Alternatively, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will promptly send a copy to you if you go to www.emc.com/corporate/investor-relations/index.htm and request a copy or if you address your written request to EMC Corporation, Investor Relations, 176 South Street, Hopkinton, MA 01748 or contact EMC Investor Relations at (866) 362-6973.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are making these proxy materials available to you on or about March 21, 2013 on the Internet or by delivering printed versions of these materials to you by mail, in connection with the 2013 Annual Meeting of Shareholders of EMC Corporation, a Massachusetts corporation. The matters to be voted on at the Annual Meeting are set forth in the Notice of the Annual Meeting of Shareholders.

You are invited to attend the Annual Meeting on Wednesday, May 1, 2013, beginning at 10:00 a.m., E.D.T., at EMC's facility at 176 South Street, Hopkinton, Massachusetts. A map with directions to the meeting is on the last page of this Proxy Statement.

What is included in these proxy materials?

The following documents are included in these proxy materials and are available on our website at www.emc.com/corporate/investor-relations/index.htm:

•	Our Notice of Annual Meeting;

•	Our Proxy Statement; and

•	Our Annual Report on Form 10-K for 2012.

If you received printed versions of these materials by mail, these materials also include a proxy card or voting instruction form.

How can I access the proxy materials and vote my shares?

The instructions for accessing proxy materials and voting can be found in the information you received either by mail or e-mail. Depending on how you received the proxy materials, you may vote by Internet, telephone or mail. We encourage you to vote by Internet.

For shareholders who received a notice by mail about the Internet availability of the proxy materials: You may access the proxy materials and voting instructions over the Internet via the web address provided in the notice. In order to access this material and vote, you will need the control number provided on the notice you received in the mail. You may vote by following the instructions on the notice or on the website.

For shareholders who received a notice by e-mail: You may access the proxy materials and voting instructions over the Internet via the web address provided in the e-mail. In order to vote, you will need the control number provided in the e-mail. You may vote by following the instructions in the e-mail or on the website.

For shareholders who received the proxy materials by mail: You may vote your shares by following the instructions provided on the proxy card or voting instruction form. If you vote by Internet or telephone, you will need the control number provided on the proxy card or voting instruction form. If you vote by mail, please complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.

What is the deadline for voting my shares if I do not vote in person at the Annual Meeting?

If you are a shareholder of record and do not vote in person at the Annual Meeting, you may vote by Internet or by telephone until 11:59 p.m., E.D.T., on April 30, 2013.

If you are a beneficial owner of shares held through a bank or brokerage firm, please follow the voting instructions provided by your bank or brokerage firm.

If you hold shares of EMC through your participation in the EMC Corporation 401(k) Savings Plan, the EMC Corporation Deferred Compensation Retirement Plan or the VMware Inc. 401(k) Savings Plan, your voting instructions must be received by the plan trustee by 11:59 p.m., E.D.T., on April 26, 2013, for the trustee to vote your shares. You may not vote these shares in person at the Annual Meeting.

Questions & Answers (continued)

How do I elect to receive future proxy materials electronically?

If you received a paper copy of the proxy materials or the notice about the Internet availability of the proxy materials, you may elect to receive future proxy materials electronically by following the instructions on your proxy card, voting instruction form, or www.proxyvote.com. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

If you owned EMC common stock at the close of business on March 1, 2013 (the “Record Date”), then you may vote at the Annual Meeting. At the close of business on the Record Date, we had 2,100,550,587 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote for each director nominee and each other matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC (formerly BNY Mellon Shareowner Services LLC), you are considered the shareholder of record of those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The bank or brokerage firm holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or brokerage firm how to vote the shares held in your account. Under NYSE rules, your broker will not be able to vote your shares on proposals 1, 3, 4, 5, 6 or 7 unless they receive specific instructions from you. Therefore, you MUST give your broker instructions in order for your vote to be counted on proposals 1 and 3-7. We strongly encourage you to vote.

How can I vote my shares in person at the Annual Meeting?

If you are a shareholder of record, you will receive a ballot when you arrive at the Annual Meeting. If you are a beneficial owner of shares and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the bank or brokerage firm that holds your shares. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the Annual Meeting without a legal proxy and a signed ballot. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote after I have voted?

Yes. You have the right to revoke your proxy at any time before it is voted at the Annual Meeting, subject to the proxy voting deadlines described above. You may vote again on a later date by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or file a written instrument with the Secretary or Assistant Secretary of EMC requesting that your prior proxy be revoked.

What happens if I do not give specific voting instructions when I deliver my proxy?

Shareholder of Record. If you are a shareholder of record and you:

•	Indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	If you sign and return a proxy card without giving specific voting instructions,

Questions & Answers (continued)

then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

Beneficial Owner of Shares Held in Street Name. If you are a beneficial owner of shares and your bank or brokerage firm does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. For proposal 2 (the ratification of auditors), the bank or brokerage firm that holds your shares may vote your shares in its discretion. This is known as “broker discretionary voting.” For all other proposals, the bank or brokerage firm may not vote your shares at all. This is called a “broker non-vote.”

What is the “quorum” requirement for the Annual Meeting?

In order to conduct any business at the Annual Meeting, a majority of EMC's outstanding shares on the Record Date entitled to vote at the meeting must be present in person or represented by valid proxies. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, abstained, or broker non-votes, if you:

•	Are present and vote in person at the meeting; or

•	Have voted by Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be considered votes properly cast at the Annual Meeting. Because the approval of proposals 1 through 5 and 7 are based on the votes properly cast at the Annual Meeting, abstentions and broker non-votes will not be included in the calculation of the shareholder vote on these proposals. For proposal 6, abstentions and broker non-votes will have the effect of a vote against the amendments to EMC's Articles of Organization but will not be included in the calculation of the shareholder vote on the amendments to EMC's Bylaws. Therefore, in order for your voice to be heard, it is important that you vote. We strongly encourage you to vote - every vote is important.

Assuming there is a proper quorum of shares represented at the Annual Meeting, how many shares are required to approve the proposals being voted upon at the Annual Meeting?

The voting requirements for approval of the proposals at the Annual Meeting are as follow:

Proposal	Vote required	Broker discretionary voting allowed?
Election of directors	Majority of votes cast	No
Ratification of selection of independent auditors	Majority of votes cast	Yes
Advisory approval of our executive compensation	Majority of votes cast	No
Approval of EMC Corporation Amended and Restated 2003 Stock Plan	Majority of votes cast	No
Approval of EMC Corporation Amended and Restated 1989 Employee Stock Purchase Plan	Majority of votes cast	No
Approval of amendments to EMC's Articles of Organization and Bylaws to allow shareholders to act by written consent by less than unanimous approval	Majority of outstanding shares (Articles); majority of votes cast (Bylaws)	No
Shareholder proposal	Majority of votes cast	No

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, EMC has no knowledge of any business other than that described in the Notice of the Annual Meeting of Shareholders that will be presented for consideration at the Annual Meeting. The deadline under EMC's Bylaws for shareholders to notify EMC of any proposals or director nominations to be presented at the Annual Meeting has passed. If any other business should properly come before the Annual Meeting as directed by the Board of Directors, the proxy holders shall have discretionary authority to vote all such proxies as they shall decide.

Questions & Answers (continued)

I want to attend the Annual Meeting. What procedures must I follow?

•
Registration to attend the meeting is being conducted electronically. If you plan to attend the meeting, you must register online at www.emc.com/annualmeeting2013 and complete the registration form. The deadline for registration is April 24, 2013.

•	All shareholders who attend the meeting will be required to present valid government-issued picture identification, such as a driver's license or passport.

•
Shareholders who come to the Annual Meeting, but have not registered electronically, will also be required to present verification of ownership of shares of our common stock, such as a bank or brokerage firm account statement, to attend the meeting.

EMC reserves the right to inspect all persons and their property and to refuse admittance to any person. Check-in will begin at 9:00 a.m., E.D.T.

Who counts the votes cast at the Annual Meeting?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast at the Annual Meeting and act as inspectors of election.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting and posted on our website.

Who is paying for the cost of this proxy solicitation?

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the Board will be borne by EMC. In addition to the solicitation of proxies by Internet or by mail, EMC may use the services of certain of its officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from brokerage houses and other shareholders. Also, EMC has retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to aid in the distribution and solicitation of proxies. Morrow will receive a fee of $13,000 as well as reimbursement for certain expenses incurred by them in connection with their services, all of which will be paid by EMC.

Where are EMC's principal executive offices located, and what is EMC's main telephone number?

EMC's principal executive offices are located at 176 South Street, Hopkinton, MA 01748. EMC's main telephone number is (508) 435-1000.

Exhibit A

EMC CORPORATION

Amended and Restated 2003 Stock Plan
(as amended and restated as of May 1, 2013)

1.	Definitions.

As used herein, the following words or terms have the meanings set forth below.

1.1    “Amended and Restated Plan Effective Date” has the meaning set forth in Section 10.

1.2    “Award” means Options, Restricted Stock, Restricted Stock Units or Stock Appreciation Rights, or any combination thereof.

1.3    “Board of Directors” means the Board of Directors of the Company.

1.4    “Cause” means the occurrence of any of the following, as determined by the Company's management in its sole discretion: (a) serious misconduct by the Participant in the performance of his or her employment duties; (b) the Participant's conviction of, or entering a guilty plea with respect to a felony or a misdemeanor involving moral turpitude; (c) the Participant's commission of an act involving personal dishonesty that results in financial, reputational, or other harm to the Company or its affiliates or subsidiaries; (d) the Participant's failure to comply with any applicable term set forth in the Company's Key Employee Agreement or other similar agreement protecting confidential information; or (e) the Participant's material violation of any rule, policy, procedure or guideline of the Company or its affiliates or subsidiaries, including but not limited to the Company's Business Conduct Guidelines.

1.5    “Code” means the U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

1.6    “Committee” means the Committee appointed by the Board of Directors to administer the Plan or the Board of Directors as a whole if no appointment is made; provided that, if any member of the Committee does not qualify as both an outside director for purposes of Section 162(m) of the Code and a non-employee director for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the remaining members of the Committee (but not less than two members) shall be constituted as a subcommittee of the Committee to act as the Committee for purposes of granting or approving the payment of any Awards.

1.7    “Common Stock” means the common stock, par value $.01 per share, of the Company.

1.8    “Company” means EMC Corporation, a corporation established under the laws of The Commonwealth of Massachusetts.

1.9    “Eligible Directors” means members of the Board of Directors (a) who are not employees of the Company or its Subsidiaries and (b) who are not holders of more than 5% of the outstanding shares of Common Stock or persons in control of such holder(s).

1.10    “Fair Market Value” in the case of a share of Common Stock on a particular date, means the fair market value as determined from time to time by the Board of Directors or, where appropriate, by the Committee, taking into account all information which the Board of Directors, or the Committee, considers relevant. Fair Market Value shall be determined in a manner consistent with the requirements of Sections 422 and 409A of the Code.

1.11    “Incentive Stock Option” means an Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

1.12    “Option” means a stock option entitling the holder to acquire shares of Common Stock upon payment of the exercise price.

1.13    “Participant” means a person who is granted an Award under the Plan.

Exhibit A - 2003 Stock Plan (continued)

1.14    “Performance Award” means an Award granted by the Committee pursuant to Section 6.11.

1.15    “Performance Criteria” means any or any combination of the following areas of performance (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, geographical, project, product or individual basis or in combinations thereof and measured on an absolute basis or relative to a pre-established target, to previous periods' results or to a designated comparison group): sales; revenues; assets; expenses; income; profit margins; earnings before or after any deductions and whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory; organizational realignments; infrastructure changes; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of products or services; customer acquisition or retentions; acquisitions or divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split ups and the like; reorganizations; strategic investments or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. Performance Criteria and any Performance Goals with respect thereto need not be based upon any increase, a positive or improved result or avoidance of loss.

1.16    “Performance Goal” means an objectively determinable performance goal established by the Committee with respect to a given Performance Award that relates to one or more Performance Criteria.

1.17    “Performance Period” means a time period (which may be subdivided into performance cycles of no less than three months) during which the Performance Goals established in connection with Performance Awards must be met. Performance Periods shall, in all cases, exceed three (3) months in length.

1.18    “Prior Plans” means the EMC Corporation 1985 Stock Option Plan, the EMC Corporation 1992 Stock Option Plan for Directors, the EMC Corporation 1993 Stock Option Plan, and the EMC Corporation 2001 Stock Option Plan, collectively.

1.19    “Plan” means the EMC Corporation Amended and Restated 2003 Stock Plan, as from time to time amended and in effect.

1.20    “Restricted Stock” means Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of specified conditions.

1.21    “Restricted Stock Unit” means a right to receive Common Stock in the future, with the right to future delivery of the Common Stock subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of specified conditions.

1.22    “Service Relationship” means (a) for an employee of the Company or its Subsidiaries, such person's employment relationship with the Company or its Subsidiaries, (b) for a consultant or advisor of the Company or its Subsidiaries, such person's consulting or advisory relationship with the Company or its Subsidiaries, and (c) for an Eligible Director, such person's membership on the Board of Directors.

1.23    “Stock Appreciation Right” means a right entitling the holder upon exercise to receive shares of Common Stock having a value equal to the excess of (a) the then value of the number of shares with respect to which the right is being exercised over (b) the exercise price applicable to such shares.

1.24    “Stock Award” means an Award of Restricted Stock or Restricted Stock Units, or any combination thereof.

1.25     “Subsidiary” means any business entity (including but not limited to a corporation, a limited liability company and/or a partnership) in which the Company (a) owns, directly or indirectly, fifty percent (50%) or more of the total outstanding equity interests in such entity or (b) owns, directly or indirectly, equity interests representing fifty percent (50%) or more of the total combined voting power of all classes of equity interests in such entity.

1.26    “Ten Percent Shareholder” means any person who, at the time an Award is granted, owns or is deemed to own stock (as determined in accordance with Sections 422 and 424 of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

Exhibit A - 2003 Stock Plan (continued)

2.	Purpose.

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of incentive Awards.

3.	Administration.

3.1    The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board of Directors, except to the extent such exercise would cause any Award intended to satisfy the conditions for the “performance-based exception” under Section 162(m) of the Code to fail to qualify as such. To the extent that any permitted action taken by the Board of Directors conflicts with any action taken by the Committee, the Board of Directors' action shall control.

3.2    A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

3.3    Subject to the provisions set forth herein, the Committee shall have full authority to determine and amend the provisions of Awards to be granted under the Plan. Subject to the provisions set forth herein, the Committee shall have full authority to interpret the terms of the Plan and of Awards granted under the Plan, to adopt, amend and rescind rules and guidelines for the administration of the Plan and for its own acts and proceedings and to decide all questions and settle all controversies and disputes which may arise in connection with the Plan.

3.4    The decision of the Committee or the Board of Directors, as applicable, on any matter as to which the Committee or the Board of Directors, as applicable, is given authority under the Plan shall be final and binding on all persons concerned.

3.5    Nothing in the Plan shall be deemed to give any officer or employee, or his legal representatives or assigns, any right to participate in the Plan, except to such extent, if any, as the Committee or the Board of Directors, as applicable, may have determined or approved pursuant to the provisions of the Plan.

4.	Shares Subject to the Plan; Limitations.

4.1    Number of Shares. The maximum number of shares of Common Stock that may be delivered in satisfaction of Awards granted under the Plan shall be the sum of (a) 420,000,000, (b) the number of shares available for grant under the Prior Plans as of the day immediately preceding May 3, 2007 (the “2007 Effective Date”), and (c) the number of shares subject to outstanding awards under the Prior Plans as of the day immediately preceding the 2007 Effective Date to the extent such awards are canceled, expired, forfeited or otherwise not issued on or after the 2007 Effective Date without the delivery of shares (such shares may hereinafter be referred to as the “Authorized Shares”).

4.2    Fungible Share Plan. Each share of Common Stock subject to or issued in respect of an Option or a Stock Appreciation Right shall be counted against the Authorized Shares as one (1) share. Each share of Common Stock subject to or issued in respect of a Stock Award shall be counted against the Authorized Shares as two (2) shares.

4.3    Reacquired Shares. If any Award granted under the Plan expires, is terminated or is canceled (including an Award which terminates by agreement between the Company and the Participant), or if shares of Common Stock are reacquired by the Company upon the rescission of an Award or the rescission of the exercise of an Award, the number of shares of Common Stock subject to the Award immediately prior to such expiration, termination or cancellation or the number of shares of Common Stock that have been reacquired upon any rescission, shall be available for future grant. Notwithstanding the foregoing, the following shares shall not be available for future grant: (a) shares tendered or withheld in payment of the exercise price of an Option (or any option award under a Prior Plan) and (b) shares withheld by the Company or otherwise received by the Company to satisfy tax withholding obligations in connection with an Award (or an award under a Prior Plan). In addition, the Authorized Shares shall not be increased by any shares of Common Stock repurchased by the Company with Option proceeds and all shares of Common Stock covered by a Stock Appreciation Right shall be counted against the Authorized Shares. Any shares of Common Stock that again become available for grant pursuant to this Section 4.3 shall be added back as one (1) share of Common Stock if such shares were subject to Options or Stock Appreciation Rights granted under the Plan (or options granted under a Prior Plan) and two (2) shares of Common Stock if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

Exhibit A - 2003 Stock Plan (continued)

4.4    Type of Shares. Common Stock delivered by the Company under the Plan may be authorized but unissued Common Stock or previously issued Common Stock acquired by the Company. No fractional shares of Common Stock will be delivered under the Plan.

4.5    Limit on Shares for Awards. Awards may be granted, in the aggregate, to any one Participant with respect to a maximum of 2,000,000 shares of Common Stock during a single fiscal year, which number shall be calculated and adjusted pursuant to Section 7 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The maximum number of shares under an Award that may be granted to any Participant for a Performance Period longer than one fiscal year shall not exceed the foregoing annual maximum multiplied by the number of full fiscal years in the Performance Period. From and after the Amended and Restated Plan Effective Date, the aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall not exceed 10,000,000, which number shall be calculated and adjusted pursuant to Section 7 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

5.	Eligibility and Participation.

The Committee will select Participants from among those key employees of, and consultants and advisors to, the Company or its Subsidiaries who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company and its Subsidiaries. Eligible Directors may be granted Awards by either the Committee or the Board of Directors. If Eligible Directors are granted Awards by the Board of Directors, the Board of Directors may exercise all the powers of the Committee under the Plan with respect to such Awards. Eligibility for Incentive Stock Options is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	Awards.

6.1    General. The Plan provides for the grant of Awards, which may be in the form of Options, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights. The Committee will determine the terms and conditions of all Awards, subject to the limitations provided herein. The Plan also provides for the grant of Performance Awards under Section 6.11. Notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, grant Awards under the Plan containing performance-related goals that do not constitute Performance Awards, do not comply with Section 6.11, and are not granted or administered to comply with the requirements of Section 162(m) of the Code.

6.2    Participants. From time to time while the Plan is in effect, the Committee may, in its absolute discretion, select from among the persons eligible to receive Awards (including persons to whom Awards were previously granted) those Participants to whom Awards are to be granted.

6.3    Award Agreements. Each Award granted under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve. Award agreements shall comply with the terms and conditions of the Plan and may contain such other provisions not inconsistent with the terms and conditions of the Plan as the Committee shall deem advisable. In the case of an Incentive Stock Option, the Award agreement shall contain such provisions relating to exercise and other matters as are required of “incentive stock options” under the Code. Award agreements may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the Participant through the Company's normal process for communicating electronically with its employees. As a condition to receiving an Award, the Committee may require the proposed Participant to affirmatively accept the Award and agree to the terms and conditions set forth in the Award agreement by physically and/or electronically executing the Award agreement or by otherwise physically and/or electronically acknowledging such acceptance and agreement. With or without such affirmative acceptance, however, the Committee may prescribe conditions (including the exercise or attempted exercise of any benefit conferred by the Award) under which the proposed Participant may be deemed to have accepted the Award and agreed to the terms and conditions set forth in the Award agreement.

6.4    Non-Transferability of Awards. No Award may be transferred by the Participant otherwise than by will or by the laws of descent and distribution, and during the Participant's lifetime the Award may be exercised only by him or her; provided, however, that the Committee, in its discretion, may allow for transferability of Awards by the Participant to “Immediate Family Members.” “Immediate Family Members” means children, grandchildren, spouse or common law spouse, siblings or parents of the Participant or to bona fide trusts, partnerships or other entities controlled by and of which the beneficiaries are Immediate Family Members of the Participant. Any Awards that are transferable are further conditioned on the Participant and Immediate Family Members agreeing to abide by the Company's then current Award transfer guidelines.

Exhibit A - 2003 Stock Plan (continued)

6.5    Exercise; Vesting; Lapse of Restrictions. The Committee may determine the time or times at which (a) an Award will become exercisable, (b) an Award will vest or (c) the restrictions to which an Award is subject will lapse. In the case of an Award that becomes exercisable, vests or has restrictions which lapse in installments, the Committee may later determine to accelerate the time at which one or more of such installments may become exercisable or vest or at which one or more restrictions may lapse. Notwithstanding the foregoing, the Committee may not accelerate the vesting or lapse of one or more restrictions with respect to a Stock Award if such action would cause such Stock Award to fully vest in a period of time that is less than the applicable minimum period set forth in Section 6.10.3.

6.5.1    Determination of the Exercise Price. The Committee will determine the exercise price, if any, of each Award requiring exercise. Notwithstanding the foregoing, the exercise price per share of Common Stock for an Option or Stock Appreciation Right shall be not less than 100% (110% in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) of the Fair Market Value per share on the date the Option or Stock Appreciation Right is granted.

6.5.2    Additional Conditions. The Committee may at the time of grant condition the exercise of an Award upon agreement by the Participant to subject the Common Stock to any restrictions on transfer or repurchase rights in effect on the date of exercise, upon representations regarding the continuation of a Service Relationship and upon other terms not inconsistent with this Plan. Any such conditions shall be set forth in the Award agreement or other document evidencing the Award.

6.5.3    Manner of Exercise. Any exercise of an Award shall be in writing signed by the proper person and delivered or mailed to the office of Stock Administration of the Company, accompanied by an appropriate exercise notice and payment in full for the number of shares in respect to which the Award is exercised, or in such other manner as may be from time to time prescribed by the Committee, including, without limitation, pursuant to electronic, telephonic or other instructions to a third party administrating the Plan. In the event an Award is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Award has been transferred by the Participant's will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver stock thereunder until the Company is satisfied that the person or persons exercising the Award is or are the duly appointed executor or administrator of the deceased Participant or the person or persons to whom the Award has been transferred by the Participant's will or by the applicable laws of descent and distribution.

6.5.4    Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Committee may determine the required or permitted forms of payment, subject to the following: all payments will be by cash or check acceptable to the Committee, or, if so permitted by the Committee, (a) through the delivery of shares of Common Stock that have been outstanding for at least six months (unless the Committee approves a shorter period) and that have a fair market value equal to the exercise price, (b) for Options, other than Incentive Stock Options, by a “net exercise” under which the Company reduces the number of shares of Common Stock issued upon exercise by the number of shares with a fair market value that equals the aggregate exercise price, (c) through a broker-assisted exercise program acceptable to the Committee, or (d) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (a) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Committee may prescribe.

6.5.5    Period of Awards. An Option and/or Stock Appreciation Right shall be exercisable during such period of time as the Committee may specify, but not after the expiration of ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) from the date the Option and/or Stock Appreciation Right is granted.

6.6    Termination of Awards. Unless the Award by its terms or the Committee or Board of Directors by resolution shall expressly provide otherwise:

6.6.1    Termination of a Participant's Service Relationship by Reason of Death. If a Participant's Service Relationship terminates by reason of death, (a) all Options and Stock Appreciation Rights held by the Participant shall vest fully on the date that the Participant's Service Relationship terminates by reason of death without regard to whether any applicable vesting requirements have been fulfilled, and (b) all Stock Awards held by the Participant shall vest fully on the date that the Participant's Service Relationship terminates by reason of death without regard to whether any applicable vesting requirements have been fulfilled and/or all restrictions shall fully lapse as of such date without regard to whether any applicable requirements have been fulfilled. All Awards may be exercised by the

Exhibit A - 2003 Stock Plan (continued)

Participant's executor or administrator or the person or persons to whom the Awards are transferred by will or the applicable laws of descent and distribution at any time or times within three years after the date of the Participant's death. Unexercised Options and Stock Appreciation Rights shall expire automatically at the end of such three-year period.

6.6.2    Termination of a Participant's Service Relationship by Reason of Disability. If a Participant's Service Relationship terminates by reason of “Disability” (as defined below), (a) all Options and Stock Appreciation Rights held by the Participant shall vest fully on the date that the Participant's Service Relationship terminates by reason of Disability (the “Disability Date”) without regard to whether any applicable vesting requirements have been fulfilled, and (b) all Stock Awards held by the Participant shall vest fully on the Disability Date without regard to whether any applicable vesting requirements have been fulfilled and/or all restrictions shall fully lapse as of such date without regard to whether any applicable requirements have been fulfilled. All such Options and Stock Appreciation Rights may be exercised by the Participant at any time or times within three years after the Disability Date. Unexercised Options and Stock Appreciation Rights shall expire automatically at the end of such three-year period. Notwithstanding the foregoing, in the event the Participant fails to exercise an Incentive Stock Option within twelve months after the Disability Date, such Option shall remain exercisable at any time or times within three years after the Disability Date but will be treated as an Option that does not qualify as an Incentive Stock Option. “Disability” means the disability of the Participant within the meaning of the Company's long-term disability plan, as in effect on the date of the disability determination.

6.6.3    Termination of a Participant's Service Relationship by Reason of Retirement. If a Participant's Service Relationship terminates by reason of “Retirement” (as defined below), (a) Options and Stock Appreciation Rights held by the Participant shall continue to vest and be exercisable in accordance with the terms and conditions thereof as if the Participant's Service Relationship had not terminated; and (b) Stock Awards held by the Participant that were granted to the Participant (i) prior to December 19, 2007, shall continue to vest and/or be subject to applicable restrictions and the requirements for the lapse thereof in accordance with the terms and conditions of the Stock Awards as if the Participant's Service Relationship had not terminated, and (ii) on or after December 19, 2007, shall thereupon expire at 5:00 p.m. United States eastern time on the date that the Participant's Service Relationship terminates by reason of Retirement (the “Retirement Date”). Notwithstanding the foregoing, if (a) an Option or Stock Appreciation Right provides for vesting or exercisability upon the fulfillment or satisfaction of certain specified goals or conditions (other than time-based vesting or restrictions), or (b) a Stock Award that continues to vest pursuant to clause (b)(i) of the prior sentence provides for vesting or the lapse of restrictions upon the fulfillment or satisfaction of certain specified goals or conditions (other than time-based vesting or restrictions), then subsequent to the Retirement Date, the unvested or restricted portion of an Award shall no longer be subject to such vesting or lapse of restrictions based upon such specified goals or conditions and instead shall be subject only to the time-based vesting or restrictions set forth in the Award. All Awards may be exercised by the Participant at any time or times in accordance with the terms and conditions thereof (including any applicable vesting schedule or restrictions). Notwithstanding the foregoing, in the event the Participant fails to exercise an Incentive Stock Option within three months after the Retirement Date, such Option shall remain exercisable but will be treated as an Option that does not qualify as an Incentive Stock Option. “Retirement” means for an employee, consultant or advisor of the Company or any of its Subsidiaries, the voluntary retirement by the Participant from service as an employee, consultant or advisor of the Company or any of its Subsidiaries, (a) with respect to Awards granted to the Participant prior to December 9, 2009 (i) after the Participant has attained at least fifty-five years of age and at least five years of continuous service as an employee, consultant or advisor of the Company or any of its Subsidiaries or (ii) after the Participant has attained at least twenty years of continuous service as an employee, consultant or advisor of the Company or any of its Subsidiaries, and (b) with respect to Awards granted to the Participant on or after December 9, 2009, after the Participant has attained at least sixty years of age and at least ten years of continuous service as an employee, consultant or advisor of the Company or any of its Subsidiaries. In any event, the Retirement provisions of any Award shall be governed by the terms and conditions of the Plan in effect on the date of grant of each such Award.

6.6.4    Termination of a Participant's Service Relationship for any Other Reason. If a Participant's Service Relationship terminates for any reason other than death, Disability or Retirement, all (a) vested Options that do not qualify as Incentive Stock Options and vested Stock Appreciation Rights held by the Participant shall remain exercisable and shall not expire until 5:00 p.m. United States eastern time on the earlier to occur of (i) the date that is three months after the date of termination or (ii) the date upon which the term of the Award expires; provided, however, that all Awards held by a Participant shall immediately expire if the Participant's Service Relationship terminates for Cause or if the Participant engages in “Detrimental Activity” (as defined in Section 6.7), and (b) unvested Options, vested Incentive Stock Options, unvested Stock Appreciation Rights and all Stock Awards held by the Participant shall thereupon expire at 5:00 p.m. United States eastern time on the date of termination unless the

Exhibit A - 2003 Stock Plan (continued)

Award by its terms, or the Committee or the Board of Directors by resolution, shall expressly allow the Participant to exercise any or all of the Awards held by the Participant after termination; provided, however, that notwithstanding any such express allowance, any such Award which is an Incentive Stock Option and remains exercisable after termination shall be treated as an Option that does not qualify as an Incentive Stock Option after three months following such termination. The Company shall have the sole discretion to set the date of termination for purposes of the Plan, without regard to any notice period or other obligation under the applicable laws of the jurisdiction where the Participant is employed or engaged. An approved leave of absence, whether taken under applicable law or as approved in the Company's sole discretion, shall not be considered a termination of a Service Relationship for the purpose of this Section 6.6.4. The Committee shall also determine all matters relating to whether a Service Relationship is continuous, including, for example and without limitation, in the event the Service Relationship changes from an employment relationship to a consulting or advisory relationship.

6.6.5    The provisions of Sections 6.6.1, 6.6.2 and 6.6.3 shall not apply to Awards held by a Participant who engages or has engaged in Detrimental Activity (as defined in Section 6.7).

6.6.6    Notwithstanding anything in this Section 6.6 to the contrary, (a) no Award granted under the Plan may be exercised beyond the date on which such Award would otherwise expire pursuant to the terms thereof, and (b) no Incentive Stock Option granted under the Plan may be exercised after the expiration of ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) from the date the Incentive Stock Option was granted.

6.7    Cancellation and Rescission of Awards. The following provisions of this Section 6.7 shall apply to Awards granted to (a) Participants who are classified by the Company or a Subsidiary as an executive officer, senior officer, or officer (collectively, “Officers”) of the Company or a Subsidiary, (b) Participants who are Eligible Directors, and (c) certain other Participants designated by the Committee or the Board of Directors to be subject to the terms of this Section 6.7 (such designated Participants together with Officers and Eligible Directors referred to collectively as “Senior Participants”). The Committee or the Board of Directors may cancel, rescind, suspend or otherwise limit or restrict any unexpired Award at any time if the Senior Participant engages in “Detrimental Activity” (as defined below). Furthermore, in the event a Senior Participant engages in Detrimental Activity at any time prior to or during the six months after any exercise of an Award, lapse of a restriction under an Award or delivery of Common Stock pursuant to an Award, such exercise, lapse or delivery may be rescinded until the later of (i) two years after such exercise, lapse or delivery or (ii) two years after such Detrimental Activity. Upon such rescission, the Company at its sole option may require the Senior Participant to (A) deliver and transfer to the Company the shares of Common Stock received by the Senior Participant upon such exercise, lapse or delivery, (B) pay to the Company an amount equal to any realized gain received by the Senior Participant from such exercise, lapse or delivery, or (C) pay to the Company an amount equal to the market price (as of the exercise, lapse or delivery date) of the Common Stock acquired upon such exercise, lapse or delivery minus the respective price paid upon exercise, lapse or delivery, if applicable. The Company shall be entitled to set-off any such amount owed to the Company against any amount owed to the Senior Participant by the Company. Further, if the Company commences an action against such Senior Participant (by way of claim or counterclaim and including declaratory claims), in which it is preliminarily or finally determined that such Senior Participant engaged in Detrimental Activity or otherwise violated this Section 6.7, the Senior Participant shall reimburse the Company for all costs and fees incurred in such action, including but not limited to, the Company's reasonable attorneys' fees. As used in this Section 6.7, “Detrimental Activity” shall include: (I) the failure to comply with the terms of the Plan or certificate or agreement evidencing the Award; (II) the failure to comply with any term set forth in the Company's Key Employee Agreement (irrespective of whether the Senior Participant is a party to the Key Employee Agreement); (III) any activity that results in termination of the Senior Participant's Service Relationship for Cause; (IV) a violation of any rule, policy, procedure or guideline of the Company; or (V) the Senior Participant being convicted of, or entering a guilty plea with respect to a crime whether or not connected with the Company.

6.8    Tax Withholding.

6.8.1    In the case of an Award that is not an Incentive Stock Option, the Committee shall have the right to require the individual exercising the Award to remit to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements (or to make other arrangements satisfactory to the Company with regard to such taxes) prior to the delivery of any Common Stock pursuant to the exercise of the Award; provided, however, if so permitted by the Committee, the individual exercising an Award that is not an Incentive Stock Option may satisfy such withholding requirements by having withheld from such Award that number of shares of Common Stock whose fair market value equals the amount of withholding taxes due. In the case of an Incentive Stock Option, if at the time the Incentive Stock Option is exercised the Committee determines that under applicable law and regulations the Company could be liable for the withholding of any federal or state tax with respect to a disposition of the Common Stock

Exhibit A - 2003 Stock Plan (continued)

received upon exercise, the Committee may require as a condition of exercise that the individual exercising the Incentive Stock Option agree (a) to inform the Company promptly of any disposition (within the meaning of Section 422(a)(1) of the Code and the regulations thereunder) of Common Stock received upon exercise, and (b) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding of tax, and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

6.8.2    In the case of an Award that is exercised by an individual that is subject to taxation in a foreign jurisdiction, the Committee shall have the right to require the individual exercising the Award to remit to the Company an amount sufficient to satisfy any tax or withholding requirement of that foreign jurisdiction (or to make other arrangements satisfactory to the Company with regard to such taxes prior to the delivery of any Common Stock pursuant to the exercise of the Award); provided, however, if so permitted by the Committee, the individual exercising an Award that is not an Incentive Stock Option may satisfy such withholding requirements by having withheld from such Award that number of shares of Common Stock whose fair market value equals the amount of withholding taxes due.

6.9    Options.

6.9.1    No Incentive Stock Option may be granted under the Plan after May 1, 2023, but Incentive Stock Options previously granted may extend beyond that date.

6.9.2    Each eligible Participant may be granted Incentive Stock Options only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any related corporation, such Incentive Stock Options do not become exercisable for the first time by such Participant during any calendar year in a manner which would entitle the Participant to purchase more than $100,000 in Fair Market Value (determined at the time the Incentive Stock Options were granted) of Common Stock in that year. Any Options granted to an employee in excess of such amount will be granted as non-qualified Options.

6.10    Stock Awards.

6.10.1    Rights as a Shareholder. Subject to any restrictions applicable to the Award, the Participant holding Restricted Stock, whether vested or unvested, shall be entitled to enjoy all shareholder rights with respect to such Restricted Stock, including the right to vote the shares; provided, however, that any dividends payable on Restricted Stock shall be subject to the same restrictions as such Restricted Stock. Participants shall have no voting or other shareholder rights with respect to shares underlying Restricted Stock Units unless and until such shares are issued upon settlement of the Award. Notwithstanding the preceding sentence, an Award of Restricted Stock Units may provide that the applicable Participant shall be entitled to receive dividends paid with respect to the shares underlying the Award; provided, however, that any dividends so payable shall be subject to the same restrictions as such Restricted Stock Units.

6.10.2    Stock Certificates; Legends. Certificates representing shares of Restricted Stock shall bear an appropriate legend referring to the restrictions to which they are subject, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. The certificates representing shares of Restricted Stock may be held by the Company until the restrictions to which they are subject are satisfied.

6.10.3     Minimum Vesting Periods. Subject to Sections 6.6.1, 6.6.2, and 7.2, Stock Awards granted to Participants other than Eligible Directors shall not vest fully in less than two (2) years after the date of grant; provided, however, Stock Awards that vest upon the achievement of performance goals, and Stock Awards that are granted upon over-achievement of such performance goals, shall not vest fully in less than one (1) year after the date of grant.

6.11    Performance Awards.

6.11.1    Recipients of Performance Awards.    The Committee may grant Performance Awards to any Participant. Each Performance Award shall contain the Performance Goals for the Award, including the Performance Criteria, the target and maximum amounts payable, and such other terms and conditions of the Performance Award as the Committee in its discretion establishes. In the case of Performance Awards to any Participant whom the Committee determines is or may become a “covered employee” within the meaning of Section 162(m) of the Code during the Performance Period or before payment of the Performance Award, each such Performance Award may, in the Committee's sole discretion, be granted and administered to comply with the requirements of Section 162(m) of

Exhibit A - 2003 Stock Plan (continued)

the Code. Each such Performance Award to a covered employee shall be confirmed by, and be subject to, a Performance Award agreement.

6.11.2    Establishment of Performance Goals. The Committee shall establish the Performance Goals for Performance Awards. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Awards. The Committee may increase, but not decrease, any Performance Goal during a Performance Period for any “covered employee” within the meaning of Section 162(m) of the Code. The Performance Goals for any Performance Award for any such “covered employee” shall be made not later than 90 days after the start of the Performance Period to which the Performance Award relates and (for Performance Periods shorter than one year) prior to the completion of 25 percent (25%) of such period.

6.11.3    No Discretion to Increase Performance Awards. The Committee shall establish for each Performance Award the amount of Common Stock payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. The Committee shall make all determinations regarding the achievement of any Performance Goals. The Committee may not increase the Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals, but may reduce or eliminate the payments, except as provided in the terms of the Performance Award.

6.11.4    Certification of Achievement of Performance Goals. The actual payments of Common Stock to a Participant under a Performance Award will be calculated by applying the achievement of Performance Criteria to the Performance Goal. In the case of any Performance Award to a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall make all calculations of actual payments of Common Stock and shall certify in writing prior to the payment of the Performance Award the extent, if any, to which the Performance Goals have been met; provided, however, that the Committee shall not be required to certify the extent to which the Performance Goals have been met if the payments under the Performance Award are attributable solely to the increase in the price of the Common Stock.

6.11.5    Timing of Payment of Performance Awards. Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The Committee may permit the Participants to elect to defer, or the Committee may require the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate.

6.11.6    Interpretation. With respect to any Award that is intended to satisfy the conditions for the “performance-based exception” under Section 162(m) of the Code: (a) the Committee shall interpret the Plan in light of Section 162(m) of the Code and the regulations thereunder; (b) the Committee shall have no discretion to amend the Award in any way that would adversely affect the treatment of the Award under Section 162(m) of the Code and the regulations thereunder; and (c) to the extent required to satisfy the conditions for the “performance-based exception” under Section 162(m) of the Code, such Award shall not be paid until the Committee shall first have certified that the Performance Criteria have been satisfied.

6.12    Authority of the Committee. Subject to the provisions of Section 9, the Committee shall have the authority, either generally or in any particular instance, to waive compliance by a Participant with any obligation to be performed by him or her under an Award and to waive any condition or provision of an Award, except that the Committee may not (a) increase the total number of shares covered by any Incentive Stock Option (except in accordance with Section 7), (b) reduce the exercise price per share of any Incentive Stock Option (except in accordance with Section 7) or (c) extend the term of any Incentive Stock Option to more than ten years. Any such waiver by the Committee in any particular instance shall not be construed as a bar, waiver or other limit of any other right with respect to any other instance.

6.13    Listing of Common Stock, Withholding and Other Legal Requirements. The Company shall not be obligated to deliver any Common Stock until all federal, state and international laws and regulations which the Company may deem applicable have been complied with, nor, in the event the outstanding Common Stock is at the time listed upon any stock exchange, until the stock to be delivered has been listed or authorized to be added to the list upon official notice of issuance to such exchange. In addition, if the shares of Common Stock subject to any Award have not been registered in accordance with the Securities Act of 1933, as amended, the Company may require the person or persons who wishes or wish to exercise such Award to make such representation or agreement with respect to the sale of Common Stock acquired on exercise of the Award as will be sufficient, in the opinion of the Company's counsel, to avoid violation of said Act, and may also require that the certificates evidencing said Common Stock bear an appropriate restrictive legend.

Exhibit A - 2003 Stock Plan (continued)

6.14     Deferred Payments. Subject to the terms and conditions of the Plan, the Committee may determine that the settlement of all or a portion of any Award to a Participant shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion. Notwithstanding the foregoing, deferral of Option or Stock Appreciation Rights' gains shall not be permitted under the Plan, and in no event will any deferral of the delivery of shares of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant.

7.	Effect of Certain Transactions.

7.1    Changes to Common Stock. In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock that becomes effective after the adoption of the Plan by the Board of Directors, the Committee shall make appropriate adjustments in (a) the number and kind of shares of stock for which Awards may thereafter be granted hereunder, (b) the number and kind of shares of stock remaining subject to each Award outstanding at the time of such change and (c) the exercise price of each Award, if applicable. The Committee's determination shall be binding on all persons concerned. References in the Plan to shares of Common Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.1.

7.2    Merger or Consolidation. Subject to any required action by the shareholders, if the Company shall be the surviving corporation in any merger or consolidation (other than a merger or consolidation in which the Company survives but in which a majority of its outstanding shares are converted into securities of another corporation or are exchanged for other consideration), any Award granted hereunder shall pertain and apply to the securities which a holder of the number of shares of stock of the Company then subject to the Award is entitled to receive, but a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation or in which a majority of its outstanding shares are so converted or exchanged shall cause every Award hereunder to terminate; provided that if any such dissolution, liquidation, merger or consolidation is contemplated, the Company shall either (a) arrange for any corporation succeeding to the business and assets of the Company to issue to the Participants replacement Awards (which, in the case of Incentive Stock Options, satisfy, in the determination of the Committee, the requirements of Section 424 of the Code) on such corporation's stock which will to the extent possible preserve the value of the outstanding Awards or (b) shall, contingent upon the consummation of such transaction, make the outstanding Awards fully exercisable or cause all of the applicable restrictions to which outstanding Stock Awards are subject to lapse, in each case, on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Committee, following the exercise of the Award or the issuance of shares of Common Stock, as the case may be, to participate as a shareholder in any such dissolution, liquidation, merger or consolidation and the Award will terminate upon consummation of any such transaction. The existence of the Plan shall not prevent any such change or other transaction and no Participant hereunder shall have any right except as expressly set forth herein. Notwithstanding the foregoing provisions of this Section 7.2, Awards subject to and intended to satisfy the requirements of Section 409A of the Code shall be construed and administered consistent with such intent.

8.	Rights to a Service Relationship.

Neither the adoption of the Plan nor any grant of Awards confers upon any employee, consultant or advisor of the Company or a Subsidiary, or any member of the Board of Directors, any right to the continuation of a Service Relationship with the Company or a Subsidiary, as the case may be, nor does it interfere in any way with the right of the Company or a Subsidiary to terminate the Service Relationship of any of those persons at any time.

9.	Discontinuance, Cancellation, Amendment and Termination.

The Committee or the Board of Directors may at any time discontinue granting Awards under the Plan and, with the consent of the Participant, may at any time cancel an existing Award in whole or in part and grant another Award to the Participant for such number of shares as the Committee or the Board of Directors specifies. The Committee or the Board of Directors may at any time or times amend the Plan for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law or may at any time terminate the Plan as to any further grants of Awards; provided, however, that no such amendment shall without the approval of the shareholders of the Company (a) materially amend the Plan, (b) increase the Authorized Shares available under the Plan, (c) change the group of persons eligible to receive Awards under the Plan, (d) reprice any outstanding Options or Stock Appreciation Rights or reduce the price at which Options or Stock Appreciation Rights may be granted (including any tandem cancellation and regrant or any other amendment or action that would have substantially the same effect as reducing the exercise price of outstanding

Exhibit A - 2003 Stock Plan (continued)

Options or Stock Appreciation Rights), (e) extend the time within which Awards may be granted, (f) alter the Plan in such a way that Incentive Stock Options granted or to be granted hereunder would not be considered “incentive stock options” under Section 422 of the Code, or (g) amend the provisions of this Section 9, and no such amendment shall adversely affect the rights of any Participant (without his consent) under any Award previously granted.

10.	Effective Date and Term.

The Plan initially became effective upon its approval by the shareholders of the Company at the Annual Meeting on May 7, 2003. This amended and restated Plan shall take effect upon its approval by the shareholders of the Company at the Annual Meeting on May 1, 2013 (the “Amended and Restated Plan Effective Date”), and, unless the Plan is sooner terminated by the Board of Directors or the Committee, will remain in effect until the tenth anniversary of the Amended and Restated Plan Effective Date (the “Termination Date”). After the Termination Date, no Awards will be granted under the Plan, provided that Awards granted prior to the Termination Date may extend beyond that date. Any amendment and/or restatement of the Plan made subsequent to the Amended and Restated Plan Effective Date shall become effective on the date of its adoption by the Committee or the Board of Directors, unless the Committee or the Board of Directors provide for such amendment or restatement to be effective as of a different date.

11.	Liability of the Company.

By accepting any benefits under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated acceptance and ratification to, and consented to, any action taken or made under the Plan by the Company, including, without limitation, the Board of Directors and the Committee. No Participant or any person claiming under or through a Participant shall have any right or interest, whether vested or otherwise, in the Plan or any Award hereunder, contingent or otherwise, unless and until such Participant shall have complied with all of the terms, conditions and provisions of the Plan and any Award agreement related thereto. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or agents shall be liable to any Participant or any other person (a) if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Incentive Stock Option granted hereunder does not qualify for tax treatment as an “incentive stock option” under Section 422 of the Code or (b) by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 409A of the Code or by reason of Section 4999 of the Code.

12.	Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards, any such accounts will be used merely as an administrative convenience. Except for the holding of Restricted Stock in escrow, the Company shall not be required to segregate any assets that may at any time be represented by Awards, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board of Directors or the Committee be deemed to be a trustee of Common Stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations that may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

13.	Jurisdiction and Governing Law.

The parties submit to the exclusive jurisdiction and venue of the federal or state courts of The Commonwealth of Massachusetts to resolve issues that may arise out of or relate to the Plan or the same subject matter. The Plan shall be governed by the laws of The Commonwealth of Massachusetts, excluding its conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

14.	Foreign Jurisdictions.

To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as

Exhibit A - 2003 Stock Plan (continued)

then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders. The Committee shall also have the authority and discretion to delegate the foregoing powers to appropriate officers of the Company.

Exhibit B
EMC CORPORATION

Amended and Restated 1989 Employee Stock Purchase Plan
(as amended and restated effective July 1, 2013)

Section 1. Purpose of Plan
The EMC Corporation Amended and Restated 1989 Employee Stock Purchase Plan, as amended and restated effective July 1, 2013 (including the EMC Corporation Employee Stock Purchase Sub-Plan set forth in Exhibit I (the “Sub-Plan”), the “Plan”), is intended to provide a method by which eligible employees of EMC Corporation and its subsidiaries (collectively, the “Company”) may use voluntary, systematic payroll deductions to purchase the Company's common stock, $.01 par value (“stock”), and thereby acquire an interest in the future of the Company. For purposes of the Plan, a subsidiary is any corporation (as determined under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder) in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock. Employees of all corporate subsidiaries of the Company shall be eligible to participate in the Plan unless the Committee (as defined below in Section 17) determines that employees of a particular subsidiary (including any Foreign Subsidiary, as defined in the Sub-Plan) shall not be eligible to participate in the Plan.
Section 2. Options to Purchase Stock
Under the Plan, no more than 183,000,000 shares are available for purchase (subject to adjustment as provided in Section 16) pursuant to the exercise of options (“options”) granted under the Plan to employees of the Company (“employees”). The stock to be delivered upon exercise of options under the Plan may be either shares of the Company's authorized but unissued stock, or shares of reacquired stock, as the Committee shall determine.
Section 3. Eligible Employees
Except as otherwise provided in Section 21, each employee who has completed three months or more of continuous service in the employ of the Company shall be eligible to participate in the Plan.
Section 4. Method of Participation
Stock shall be offered for purchase under the Plan through a series of successive option periods until such time as (a) the maximum number of shares of stock available for issuance under the Plan shall have been purchased or (b) the Plan is terminated in accordance with Section 19. The option periods shall be as established by the Committee prior to the commencement of an option period. No option period shall exceed twenty-four (24) months. The Committee will establish the date each option period will commence and the duration of that option period in advance of the first day of such option period. Each person who will be an eligible employee on the first day of any option period may elect to participate in the Plan by executing and delivering, at least one business day prior to such day, a payroll deduction authorization in accordance with Section 5. Such employee shall thereby become a participant (“participant”) on the first day of such option period and shall remain a participant until his or her participation is terminated as provided in the Plan. Notwithstanding anything in the Plan to the contrary, if the Company acquires a subsidiary after the commencement of an option period, the Committee may permit the eligible employees of such subsidiary to participate in the remainder of the option period in which such subsidiary was acquired. Any such participation shall be effected by providing a special option period, solely for otherwise eligible employees of the subsidiary, with such special option period to commence on a date following the completion of the acquisition and to end on the last day of the then-current ordinary purchase period.
Section 5. Payroll Deductions
The payroll deduction authorization shall request withholding, at a rate of not less than 1% nor more than 15% from the participant's compensation, by means of payroll deductions over the option period; provided, however, that in the event any amount remaining in a participant's withholding account at the end of an option period (which would be equal to a fractional share) is rolled over to the opening balance in a participant's withholding account for the next option period pursuant to Section 8 below (a “rollover”), such amount will be applied to the last payroll deduction for the next option period, thereby reducing the amount of that payroll deduction. For purposes of the Plan, “compensation” shall mean all taxable compensation, including differential wage payments, paid to the participant by the Company plus any amounts which would have been paid to the

Exhibit B - 1989 Employee Stock Purchase Plan

participant but for a salary reduction agreement in connection with participation in a Code section 125, 401(k) or 132(f)(4) plan sponsored by the Company and includes items such as salary, wages, overtime, and incentive compensation. Compensation excludes car allowances, transit payments, escheat payments, legal settlements, FICA earnings in respect of deceased employees, life insurance related payments, relocation assistance, reimbursements (such as travel expenses, financial planning, tuition assistance, adoption assistance and similar reimbursements and advances), imputed income, cost-of-living allowances, tax gross-ups, nonqualified deferred compensation plan payments, severance or termination pay, third party sick pay, income relating to equity or equity-related compensation, special cash awards or bonuses (such as patent awards, platinum, gold, silver and bronze awards and other recognition awards, referral bonuses, contests pay, President's Club awards and other similar awards), and other irregular and special payments that are non-recurring. A participant may elect to change the withholding rate of his or her payroll deduction authorization by written notice delivered to the Company at least one business day prior to the first day of the option period as to which the change is to be effective. Following delivery to the Company of any payroll deduction authorization or any election to change the withholding rate of a payroll deduction authorization, appropriate payroll deductions or changes thereto shall commence as soon as reasonably practicable. All amounts withheld in accordance with a participant's payroll deduction authorization shall be credited to a withholding account for such participant.
Section 6. Grant of Options
Each person who is a participant on the first day of an option period shall as of such day be granted an option for such period. Such option shall be for the number of shares of stock to be determined by dividing (a) the balance in the participant's withholding account on the last day of the option period by (b) the purchase price per share of the stock determined under Section 7, and eliminating any fractional share from the quotient. In the event that the number of shares then available under the Plan is otherwise insufficient, the Company shall reduce on a substantially proportionate basis the number of shares of stock receivable by each participant upon exercise of his or her option for an option period and shall return the balance in a participant's withholding account to such participant. Notwithstanding the foregoing, in no event may a participant purchase more than 1,000 shares of stock in any one option period under the Plan.
Section 7. Purchase Price
The purchase price per share of stock shall be 85% of the fair market value per share of stock on the date the option is exercised. The fair market value per share of stock under the Plan shall be the closing price per share on the relevant date, or, if there are no sales of stock on such day, the preceding day on which there were sales of stock, as officially quoted on the New York Stock Exchange (or any other principal exchange on which the stock is at the time traded).
Section 8. Exercise of Options
If an employee is a participant in the Plan on the last business day of an option period, he or she shall be deemed to have exercised the option granted to him or her for that period. Upon such exercise, the Company shall apply the balance of the participant's withholding account to the purchase of the number of whole shares of stock determined under Section 6, and as soon as practicable thereafter shall issue and deliver said shares to the participant. No fractional shares shall be issued hereunder. Any remaining balance in a participant's withholding account following the exercise of an option that is less than the per share purchase price for such option period shall be retained in such account for any subsequent option period, subject to early withdrawal by the participant pursuant to Section 10. Any remaining balance in a participant's withholding account following the exercise of an option that equals or is greater than the per share purchase price for such option period shall be promptly returned to the participant or his or her beneficiary (as applicable) in cash.
Notwithstanding anything herein to the contrary, the Company shall not be obligated to deliver any shares unless and until (a) in the opinion of the Company's counsel, all requirements of applicable federal and state laws and regulations (including any requirements as to legends) have been complied with, (b) if the outstanding stock is at the time listed on any securities exchange, the shares to be delivered have been listed (or authorized to be added to the list upon official notice of issuance) upon such exchange, and (c) all other legal matters in connection with the issuance and delivery of shares have been approved by the Company's counsel.
Section 9. Interest
No interest will be payable on withholding accounts.

Exhibit B - 1989 Employee Stock Purchase Plan

Section 10. Cancellation and Withdrawal
On or prior to the 15th day prior to the end of any option period (such date, the “withdrawal deadline”), a participant who holds an option under the Plan may cancel all (but not less than all) of his or her option by written notice delivered to the Company, in such form as the Company may prescribe. Any participant who delivers such written notice shall be deemed to have canceled his or her option, terminated his or her payroll deduction authorization with respect to the Plan and terminated his or her participation in the Plan, in each case, as of the date of such written notice. In the event that any withdrawal deadline for an applicable option period shall be a Saturday, Sunday or day on which banks in the Commonwealth of Massachusetts are required or permitted to close, a participant may cancel his or her option by written notice given on or prior to the last business day immediately preceding such date. Following delivery of any such notice, any balance in the participant's withholding account will be returned to such participant as soon as reasonably practicable. Any participant who has delivered such notice may elect to participate in the Plan in any future option period in accordance with the provisions of Section 4.
Section 11. Termination of Employment
Except as otherwise provided in Section 12, upon the termination of a participant's employment with the Company for any reason whatsoever, he or she shall cease to be a participant, and any option held by him or her under the Plan shall be deemed cancelled, the balance of his or her withholding account shall be returned to him or her, and he or she shall have no further rights under the Plan. For purposes of this Section 11, a participant's employment will not be considered terminated in the case of a transfer to the employment of an eligible subsidiary or to the employment of the Company and an individual's employment relationship will continue while such individual is on sick leave or other leave of absence approved by the Company or an eligible subsidiary; provided, however, that if such leave of absence exceeds 90 days, and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to be terminated on the 91st day of such leave.
Section 12. Death of Participant
In the event a participant holds any option hereunder at the time his or her employment with the Company is terminated by his or her death, whenever occurring, then his or her legal representative, may, by a writing delivered to the Company on or before the date such option is exercisable, elect either (a) to cancel any such option and receive in cash the balance in his or her withholding account, or (b) to have the balance in his or her withholding account applied as of the last day of the option period to the exercise of his or her option pursuant to Section 8, and have the balance, if any, in such account in excess of the total purchase price of the whole shares so issued returned in cash. In the event such legal representative does not file a written election as provided above, any outstanding option shall be treated as if an election had been filed pursuant to subparagraph 12(a) above.
Section 13. Participant's Rights Not Transferable, etc.
Except as may otherwise be provided under the Sub-Plan, all participants granted options under the Plan shall have the same rights and privileges. Each participant's rights and privileges under any option granted under the Plan shall be exercisable during his or her lifetime only by him or her, and shall not be sold, pledged, assigned, or otherwise transferred in any manner whatsoever except by will or the laws of descent and distribution. In the event any participant violates the terms of this Section 13, any options held by him or her may be terminated by the Company and, upon return to the participant of the balance of his or her withholding account, all his or her rights under the Plan shall terminate.
Section 14. Employment Rights
Neither the adoption of the Plan nor any of the provisions of the Plan shall confer upon any participant any right to continued employment with the Company or affect in any way the right of the Company to terminate the employment of such participant at any time.
Section 15. Rights as a Shareholder
A participant shall have the rights of a shareholder only as to stock actually acquired by him or her under the Plan.

Exhibit B - 1989 Employee Stock Purchase Plan

Section 16. Change in Capitalization
In the event of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation or other change in the Company's capital stock, the number and kind of shares of stock or securities of the Company to be subject to the Plan and to options then outstanding or to be granted hereunder, the maximum number of shares or securities which may be delivered under the Plan, the option price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. In the event of a consolidation or merger in which the Company is not the surviving corporation or in the event of the sale or transfer of substantially all the Company's assets (other than by the grant of a mortgage or security interest), all outstanding options shall thereupon terminate, provided that prior to the effective date of any such merger, consolidation or sale of assets, the Committee shall either (a) return the balance in all withholding accounts and cancel all outstanding options, or (b) accelerate the exercise date provided for in Section 8, or (c) if there is a surviving or acquiring corporation, arrange to have that corporation or an affiliate of that corporation grant to the participants replacement options having equivalent terms and conditions as determined by the Committee.
Section 17. Administration of Plan
The Plan will be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) or the Board as a whole if no appointment is made. The Committee will have authority, not inconsistent with the express provisions of the Plan, to take all action necessary or appropriate hereunder, to interpret its provisions, and to decide all questions and resolve all disputes which may arise in connection therewith. Such determinations of the Committee shall be conclusive and shall bind all parties. The Committee may establish such rules and delegate such authority, in its discretion, as are reasonably necessary and/or appropriate to carry out the administration of the Plan. Any power of the Committee may also be exercised by the Board. To the extent that any permitted action taken by the Board conflicts with any action taken by the Committee, the Board's action shall control.
Section 18. Tax, Withholding and Other Required Deductions
At the time a participant's purchase right or the shares of stock acquired pursuant to such purchase right is subject to tax or any other mandatory deduction, the participant shall make adequate provision for all applicable tax obligations, withholding obligations or other mandatory deductions, if any, of the participant, the Company and/or subsidiary. The Company and/or the subsidiary may, but shall not be obligated to, withhold from the participant's compensation or any other payments due the participant the amount necessary to meet such tax obligations, withholding obligations or mandatory deductions or, if necessary, withhold from the proceeds of the sale of shares of stock or any other method of withholding the Company and/or the subsidiary deems appropriate. The Company and/or the subsidiary shall have the right to take such other action as may be necessary in the opinion of the Company and/or the subsidiary to satisfy such tax obligations, withholding obligations or mandatory deductions.
Section 19. Amendment and Termination of Plan
The Committee or the Board may at any time or times amend the Plan or amend any outstanding option or options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that (except to the extent explicitly required or permitted herein) no such amendment will, without the approval of the shareholders of the Company, (a) increase the maximum number of shares available under the Plan, (b) reduce the option price of outstanding options or reduce the price at which options may be granted below 85% of the fair market value per share, or (c) amend the provisions of this Section 19 of the Plan, and no such amendment will adversely affect the rights of any participant (without his or her consent) under any option theretofore granted.
The Plan may be terminated at any time by the Committee or the Board, but no such termination shall adversely affect the rights and privileges of holders of the outstanding options.
Section 20. Approval of Shareholders
The Plan shall be subject to the approval of the shareholders of the Company, which approval shall be secured within twelve months after the date the Plan is adopted by the Committee or the Board. Notwithstanding any other provisions of the Plan, no option shall be exercised prior to the date of such approval.

Exhibit B - 1989 Employee Stock Purchase Plan

Section 21. Limitations
Notwithstanding any other provision of the Plan:
(a) An employee shall not be eligible to receive an option pursuant to the Plan if, immediately after the grant of such option to him or her, he or she would (in accordance with the provisions of Sections 423 and 424(d) of the Code) own or be deemed to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or a subsidiary corporation, as defined in Section 424 of the Code.
(b) No employee shall be granted an option under this Plan that would permit his or her rights to purchase shares of stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any parent or subsidiary corporation to accrue at a rate which exceeds $25,000 in fair market value of such stock (determined at the time the option is granted) for each calendar year during which any such option granted to such employee is outstanding at any time, as provided in Section 423 of the Code.
(c) No employee whose customary employment is 20 hours or less per week shall be eligible to participate in the Plan; provided, however, that employees whose customary employment is 20 hours or less per week may be eligible to the extent required by local law.
(d) No independent contractor or similarly classified individual shall be eligible to participate in the Plan unless and until such person is deemed to be a “common law employee” by a regulatory agency, including without limitation, the Internal Revenue Service or the Department of Labor or any state counterpart of either.
Section 22. Jurisdiction and Governing Law
The Company and each participant in the Plan submit to the exclusive jurisdiction and venue of the federal or state courts of the Commonwealth of Massachusetts to resolve issues that may arise out of or relate to the Plan or the same subject matter. The Plan shall be governed by the laws of the Commonwealth of Massachusetts, excluding its conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

Exhibit B - 1989 Employee Stock Purchase Plan

Exhibit I
EMC Corporation Employee Stock Purchase Sub-Plan
Section 1. Purpose of the Sub-Plan
The EMC Corporation Employee Stock Purchase Sub-Plan (the “Sub-Plan”), a sub-plan of the EMC Corporation Amended and Restated 1989 Employee Stock Purchase Plan (the “U.S. Plan”) is intended to provide eligible employees of the Company's non-U.S. subsidiaries (“Foreign Subsidiaries” and each, a “Foreign Subsidiary”) with the opportunity to acquire Company stock at periodic intervals with their accumulated payroll deductions or other approved contributions. All provisions of this Sub-Plan shall be governed by the U.S. Plan, except as otherwise specifically provided herein. Terms not otherwise defined in this Sub-Plan are as defined in the U.S. Plan.
Section 2. Administration
The Sub-Plan shall be administered in accordance with the provisions of Section 17 of the U.S. Plan.
Section 3. Option Periods, Eligibility and Participation
Option periods shall be established in accordance with Section 4 of the Plan. Eligibility shall be determined in accordance with the Plan, except that the Committee shall be permitted, in its discretion, to exclude any employee of a Foreign Subsidiary for which participation is contrary to local law or is otherwise not advisable or practicable for the Company. Each eligible employee of a Foreign Subsidiary on the commencement date of any option period under the Sub-Plan shall be eligible to participate in the Sub-Plan for that option period, in accordance with the terms of the U.S. Plan and the Sub-Plan. Enrollment shall be in accordance with the terms of the U.S. Plan.
Section 4. Stock Subject to the Sub-Plan
The stock purchasable under the Sub-Plan shall be made available from shares reserved under the U.S. Plan and any shares issued under the Sub-Plan will reduce, on a share-for-share basis, the number of shares of stock available for issuance under the U.S. Plan.
Section 5. General Provisions
The Committee reserves the right to modify existing terms or establish new terms under this Sub-Plan that apply to any single Foreign Subsidiary, which may be different from terms that apply to other Foreign Subsidiaries and different from the terms set forth herein or in the U.S. Plan, if, in the Committee's discretion, compliance with the terms set forth herein or in the U.S. Plan would be contrary to local law or otherwise would not be advisable or practicable for the Company.

Exhibit C

Proposed Amendments to Articles of Organization and Bylaws
of EMC Corporation to Allow Shareholders to Act by
Written Consent by Less Than Unanimous Approval

Articles of Organization

Article VI of the Restated Articles of Organization of the Corporation shall be amended to add the following at the end thereof:

(m) Any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting if, in accordance with these articles of organization and the corporation's bylaws (i) shareholders who own in the aggregate at least twenty-five percent (25%) of the outstanding shares of stock of the corporation, as determined in accordance with these articles of organization, shall by written notice to the secretary request that the board of directors fix a record date for the proposed action by shareholders including the information required by the corporation's bylaws, (ii) the shareholders proposing to take such action shall solicit written consents from all shareholders, and (iii) such action shall be evidenced by a consent or consents in writing, setting forth the action so taken, which shall be signed and delivered to the secretary and not revoked by shareholders having the requisite votes; provided, however, that any such action shall be taken in accordance with, and subject to, the provisions of this Article VI, the corporation's bylaws, and applicable law.

For purposes of determining whether shareholders own in the aggregate at least twenty-five percent (25%) of the outstanding shares of stock of the corporation, a shareholder shall be deemed to “own” only those outstanding shares of stock of the corporation as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (1) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (3) subject to any Derivative Position (as defined in the corporation's bylaws) entered into by such shareholder or any of its affiliates, whether any such Derivative Position is to be settled with shares or with cash based on the notional amount or value of shares of outstanding stock of the corporation, in any such case which Derivative Position has, or is intended to have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such shareholder's or affiliates' full right to vote or direct the voting of any such shares, and/or hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate. A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of stock of the corporation are “owned” for these purposes shall be decided by the board of directors in its reasonable determination.

Notwithstanding anything in these articles of organization or the corporation's bylaws to the contrary (i) shareholders may act without a meeting by unanimous written consent, and none of the foregoing provisions shall apply to such action, and (ii) where written consents are solicited by or at the direction of the board of directors, shareholders may act without a meeting if the action is taken by shareholders having not less than the minimum number of votes necessary to take that action at a meeting at which all shareholders entitled to vote on the action are present and voting, and none of the foregoing provisions shall apply to such action. Any action by written consent must be a proper subject for shareholder action by written consent under applicable law.

Exhibit C - Proposed Amendments to Articles of Organization and Bylaws (continued)

Bylaws

Section 2.8 of the Amended and Restated Bylaws of the Corporation shall be replaced in its entirety with the following:

2.8    Action by Writing.

(a)    Votes Required for Action. Any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting, in accordance with the articles of organization and this Section 2.8. Such action shall be evidenced by a consent or consents in writing, setting forth the action so taken, which shall be (i) signed and delivered to the secretary and not revoked by shareholders having the requisite votes, and (ii) filed with the records of the meetings of shareholders. Such consents shall be treated for all purposes as a vote at a meeting.

(b)    Request for Record Date. Shareholders may act by written consent if shareholders who own in the aggregate at least twenty-five percent (25%) of the outstanding shares of stock of the corporation, as determined in accordance with the articles of organization, shall (i) by written notice to the secretary request that the board of directors fix a record date (a “Written Request”) prior to soliciting any written consents in respect of such action, (ii) solicit consents to take such action from all shareholders, and (iii) continuously own (as determined in accordance with the articles of organization) not less than twenty-five percent (25%) of the outstanding shares of stock of the corporation through the date of delivery of written consents signed by shareholders having the requisite votes to take such action. Delivery of such Written Request shall be by hand, by registered U.S. mail, or by courier service to the attention of the secretary at the principal executive offices of the corporation. A shareholder may revoke a Written Request with respect to such shareholder's shares at any time by written revocation delivered to the secretary. In addition, any disposition of shares of the corporation's stock made at any time prior to the delivery of the first written consent with respect to the action for which the Written Request is submitted shall constitute a revocation, with respect to such disposed shares, of any such Written Request.

(c)    Contents of Written Request. A Written Request shall be signed and dated by each shareholder, or duly authorized agent of such shareholder, submitting the Written Request and shall be accompanied by (i) the information required by Sections 2.4 or 3.2 of these bylaws, as applicable, and (ii) an acknowledgment that any disposition of shares described in Section 2.8(b) of these bylaws constitutes a revocation of the Written Request with respect to such disposed shares. In addition, the shareholders shall promptly provide any other information reasonably requested by the corporation.

(d)    Record Date. The board of directors shall promptly, but in all events within ten (10) business days after the date on which a Written Request complying with these bylaws (including Section 2.8(e)) is received by the secretary, adopt a resolution fixing the record date for determining shareholders entitled to take action by written consent. If no record date has been fixed by the board of directors within ten (10) business days after the date on which a Written Request complying with these bylaws is received by the secretary, and the Written Request involves a matter that is a proper subject for action by written consent under Section 2.8(e) of these bylaws, the record date shall be the date on which the first shareholder signs the written consent setting forth the action taken or proposed to be taken in accordance with this Section 2.8.

(e)    Actions Which May Be Taken by Written Consent. Notwithstanding the foregoing, the board of directors shall not be obligated to set a record date for an action by written consent if (i) such action is not a proper subject for shareholder action, either by written consent or otherwise, under applicable law, (ii) the board of directors has called or calls for an annual or special meeting of shareholders to be held within ninety (90) days after the secretary receives the Written Request and the board of directors determines in good faith that the business of such annual or special meeting is to include (among any other matters properly to be brought before the annual or special meeting) the business specified in the Written Request, or (iii) an annual or special meeting that included the business specified in the Written Request (as determined in good faith by the board of directors) was held not more than ninety (90) days before the Written Request was received by the secretary, or (iv) the Written Request or any solicitation of consents to such action by written consent was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law.

(f)    Inspectors of Election. In the event of the delivery, in the manner provided by this Section 2.8 and applicable law, to the corporation of the requisite written consent or consents to take action and any related revocation or revocations, the corporation shall engage independent inspectors of election for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until such date as the independent inspectors certify to the corporation that the consents delivered to the corporation in accordance with this Section 2.8 represent not less than the minimum number of

Exhibit C - Proposed Amendments to Articles of Organization and Bylaws (continued)

votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting. If after such review the independent inspectors shall determine that the written consent or consents are valid and that the action specified therein has been validly authorized, that fact shall be certified in the records of the meetings of shareholders, and the written consent or consents shall be filed with such records. Nothing contained in this Section 2.8 shall in any way be construed to suggest or imply that the board of directors or any shareholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action with respect thereto.

(g)    Date of Written Consent; Notice to Shareholders. Every written consent shall bear the date of signature of each shareholder who signs the consent, and no written consent shall be effective to take the action set forth therein unless, within sixty (60) days of the earliest dated consent delivered in accordance with this Section 2.8, a written consent or consents signed by shareholders having the requisite votes to take such action are delivered to the secretary in the manner prescribed in this Section 2.8. The action by written consent will take effect as of the date and time of the certification of the written consents in accordance with Section 2.8(f) of these bylaws, unless otherwise provided by law.

(h)    Effectiveness of Written Consent. Notwithstanding anything in these bylaws to the contrary, no action may be taken by the shareholders by less than unanimous written consent except in accordance with the articles of organization and these bylaws. If the board of directors shall determine that any request to fix a record date or to take shareholder action by written consent was not properly made in accordance with the articles of organization and these bylaws, or the shareholder or shareholders seeking to take such action do not otherwise comply with the articles of organization and these bylaws, then the board of directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. In addition to the requirements of the articles of organization and these bylaws with respect to shareholders seeking to take an action by written consent, any shareholder seeking to have the shareholders authorize or take corporate action by written consent shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to such action. Notwithstanding anything in the articles of organization or these bylaws to the contrary (i) shareholders may act without a meeting by unanimous written consent, and none of the foregoing provisions shall apply to such action, and (ii) where written consents are solicited by or at the direction of the board of directors, shareholders may act without a meeting if the action is taken by shareholders having not less than the minimum number of votes necessary to take that action at a meeting at which all shareholders entitled to vote on the action are present and voting, and none of the foregoing provisions shall apply to such action. Any action by written consent must be a proper subject for shareholder action by written consent under applicable law.

Exhibit D

Categorical Standards of Independence

In order for a Director to qualify as “independent”, the Board of Directors of EMC Corporation shall affirmatively determine that the Director does not have any material relationship with EMC (directly or as a partner, stockholder or officer of an organization that has a relationship with EMC). This determination shall be disclosed in EMC's proxy statement for each annual meeting of EMC. In this regard, the Board shall broadly consider all relevant facts and circumstances and has adopted the following categorical standards to assist it in making determinations of independence. In order to be considered independent:

1.	The Director must be independent pursuant to the corporate governance listing requirements of the New York Stock Exchange, as in effect from time to time.

2.	Furthermore, a Director should meet the following additional standards:

(a)
If a Director or any immediate family member is an executive officer, general partner or significant equity holder (in excess of 10%) of another company that makes payments to, or receives payments from, EMC for property or services, the amount of such payments, during the last fiscal year, does not exceed the greater of $1 million or 2% of the other company's consolidated gross revenues;

(b)
If a Director or any immediate family member is an executive officer, general partner or significant equity holder (in excess of 10%) of another company which is indebted to EMC, or to which EMC is indebted, the total amount of either company's indebtedness to the other during the last fiscal year does not exceed 1% of the total consolidated assets of the other company; and

(c)
If a Director is an executive officer of any tax exempt organization, EMC's contributions to the organization during the last fiscal year do not exceed the greater of $1 million or 2% of such charitable organization's consolidated gross receipts.

An “immediate family member” includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

The Board may determine that a Director who has, or whose immediate family member has, a relationship that does not meet the standards set forth in paragraph 2 is nonetheless independent. Any such determination and the basis for it will be disclosed in EMC's next proxy statement.

D-1

Exhibit E
Reconciliation of GAAP to Non-GAAP

Earnings per share (“EPS”) was calculated on a non-GAAP basis.  The impact of restructuring and acquisition-related charges, stock-based compensation expense, intangible asset amortization, amortization of VMware's capitalized software from prior periods, an RSA special charge (release), a loss on interest rate swaps, a gain on strategic investment and special tax charges, where applicable, were excluded for purposes of calculating non-GAAP EPS.  In addition, the benefit of the R&D tax credit for 2012 was included in the calculation of non-GAAP results for the full year 2012.

Reconciliation of Earnings Per Share to Non-GAAP Earnings Per Share (Per Weighted Average Share, Diluted)
	Twelve Months Ended
	December 31, 2012	December 31, 2011
EPS	$1.234	$1.098
Restructuring and acquisition-related charges	0.040	0.036
Stock-based compensation expense	0.282	0.263
Intangible asset amortization	0.108	0.100
Amortization of VMware's capitalized software from prior periods	0.015	—
RSA special charge (release)	(0.008)	0.025
Loss on interest rate swaps	0.011	—
Gain on strategic investment	(0.014)	(0.013)
Special tax charges	0.005	—
R&D tax credit	0.027	—
Non-GAAP EPS	$1.700	$1.510

Reconciliation of Earnings Per Share Compound Annual Growth Rate (“CAGR”) to Non-GAAP Earnings Per Share CAGR (Per Weighted Average Share, Diluted)
	2007	2012	CAGR
EPS	$0.739	$1.234	10.8%
Restructuring and acquisition-related charges	0.015	0.040
Stock-based compensation expense	0.127	0.282
Intangible asset amortization	0.061	0.108
Amortization of VMware's capitalized software from prior periods	—	0.015
RSA special charge (release)	—	(0.008)
Loss on interest rate swaps	—	0.011
Gain on strategic investment	(0.053)	(0.014)
Special tax charges (benefits)	(0.009)	0.005
R&D tax credit	—	0.027
Non-GAAP EPS	$0.879	$1.700	14.1%

E-1

Exhibit E - Reconciliation of GAAP to Non-GAAP (continued)

Free cash flow was calculated on a non-GAAP basis. Free cash flow is defined as net cash provided by operating activities less additions to property, plant and equipment and capitalized software development costs.

Reconciliation of Cash Flow From Operations to Free Cash Flow (in thousands)
	Twelve Months Ended
	December 31, 2012	December 31, 2011
Cash flow from operations	$6,262,419	$5,668,815
Capitalized expenditures	(819,159)	(801,375)
Capitalized software development costs	(419,079)	(442,341)
Free cash flow	$5,024,181	$4,425,099

Information Storage Cash EBIT was calculated on a non-GAAP basis. Cash EBIT is defined as operating income of our Information Storage division, excluding restructuring and acquisition-related charges, stock-based compensation expense, intangible asset amortization and the net impact of capitalized software development costs and related amortization.

Reconciliation of Information Storage Operating Income to Cash EBIT For the year ended December 31, 2012 (in billions)
Information Storage operating income	$3.995
Restructuring and acquisition-related charges	0.055
Stock-based compensation expense	0.314
Intangible asset amortization	0.176
Net impact of capitalized software development costs and related amortization	(0.084)
Cash EBIT	$4.415

Note: Schedules above may not add due to rounding

For information on EMC's use of non-GAAP financial measures, the R&D tax credit and the RSA special charge (release), please see pages 39 to 41, 81 and 88, respectively, of EMC's Annual Report on Form 10-K filed with the SEC on February 27, 2013.

E-2

EMC²

EMC CORPORATION
176 SOUTH STREET
HOPKINTON, MA 01748-0368

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EMC CORPORATION

The Board of Directors of EMC Corporation unanimously recommends a vote "FOR" all the nominees listed below and "FOR" items 2, 3, 4, 5 and 6.

		For	Against	Abstain
1.	Election of the eleven nominees listed below to the Board of Directors.			
1a.	Michael W. Brown	☐	☐	☐
1b.	Randolph L. Cowen	☐	☐	☐
1c.	Gail Deegan	☐	☐	☐
1d.	James S. DiStasio	☐	☐	☐
1e.	John R. Egan	☐	☐	☐
1f.	Edmund F. Kelly	☐	☐	☐
1g.	Jami Miscik	☐	☐	☐
1h.	Windle B. Priem	☐	☐	☐
1i.	Paul Sagan	☐	☐	☐
1j.	David N. Strohm	☐	☐	☐
1k.	Joseph M. Tucci	☐	☐	☐
2.	Ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as EMC's independent auditors for the fiscal year ending December 31, 2013, as described in EMC's Proxy Statement.	☐	☐	☐
3.	Advisory approval of our executive compensation, as described in EMC's Proxy Statement.	☐	☐	☐
4.	Approval of the EMC Corporation Amended and Restated 2003 Stock Plan, as described in EMC's Proxy Statement.	☐	☐	☐
5.	Approval of the EMC Corporation Amended and Restated 1989 Employee Stock Purchase Plan, as described in EMC's Proxy Statement.	☐	☐	☐
6.	Approval of amendments to EMC's Articles of Organization and Bylaws to allow shareholders to act by written consent by less than unanimous approval, as described in EMC's Proxy Statement.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

The Board of Directors recommends you vote "AGAINST" the following proposal:

		For	Against	Abstain
7.	To act upon a shareholder proposal relating to political contributions, as described in EMC's Proxy Statement.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date